UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant   ☐
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material under §240.14a-12

Ribbon Communications Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒
No fee required.

☐
Fee paid previously with preliminary materials.

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

2025 Notice of Annual Meeting of Stockholders and Proxy Statement

ribbon

2025 ribbon rbbn.com

Dear Fellow Stockholders,
As we enter 2025, I believe Ribbon Communications Inc. (“Ribbon”) is in the strongest position we have been in over the last five years. Our customer base has expanded and diversified, we have deepened our relationship with current customers, we have strengthened our balance sheet, and we have improved visibility on the year ahead. We finished the final quarter of 2024 with strong momentum across almost all areas of our business, and achieved the highest levels of revenue and Adjusted EBITDA in the history of Ribbon!
I would like to thank you for your continued support and investment over this last year. Our stockholders are instrumental in our journey of growth and success, and I remain dedicated to enhancing stockholder value.
Key Accomplishments
The biggest highlight of the year was the return to growth in our Cloud & Edge business with sales increasing 6% and profitability improving 16% year-over-year. Our Cloud & Edge business with U.S. Tier One Service Providers doubled compared to 2023 and was underpinned by a new multi-year contract with our largest customer, Verizon, to support modernizing their telecom voice infrastructure. The initial phase of the project is a three-year program, and we expect considerable activity for the years following. Additionally, we have a number of incremental projects in both the U.S. and Europe that we expect will maintain a solid growth trajectory with our Service Provider customers in 2025 and beyond.
The other key area of growth for us in 2024 was with our Enterprise customers, including a growing business with different agencies of the U.S. federal government. Sales into this combined market segment increased more than 60% in 2024 compared to 2023 and provide important customer diversification for the company.
Sales in our IP Optical Networks segment missed our growth goal in 2024, but that was primarily a result of the suspension of shipments to Eastern Europe starting in the second quarter of 2024 as the war in the Ukraine continued and U.S. and global sanctions increased.
Despite the lower IP Optical Networks revenue, margins in the business were strong and our continued focus on cost containment resulted in Adjusted EBITDA growth of 30% compared to 2023 for the company, coming in at the high end of our original guidance for the year.
The continued improvement in the business over the last 24 months enabled us to re-finance our credit facility last year, putting in place a new five year term credit facility.We ended 2024 with a strong balance sheet and cash of $90 million, creating a great foundation for continued profitable growth in 2025. The industry focus on network modernization to reduce operating costs, and the investment being made to expand the reach and capacity of fiber networks are the main catalysts for growth in our business, and are helping to drive an overall improving market and investment cycle that we will work to capitalize on in 2025.
Strategy in 2025
I expect many of these trends to continue this year as we target approximately 5% revenue growth and greater than 10% growth in Adjusted EBITDA. We will continue to focus on cross-selling our entire portfolio to our broad base of customers, with a particular emphasis on further expanding our market share in North America.
Innovation remains a top priority as we continue to enhance all aspects of our portfolio. This includes significant enhancements to our IP Routing solutions, new variants of our Optical Transport platforms, additional Information Security features, and adaptation of our voice products to cloud-native implementations. Our customers are excited to embrace AI to further automate their networks and accelerate the deployment of new features, and we continue to see very strong interest in our advanced analytics platform to support these initiatives by reducing cycle times and lowering network implementation costs.
We also plan to invest more in our Professional Services capabilities and practices, where we believe we have a unique employee talent pool that has knowledge across multiple generations of voice and data networking that is in very high demand and an important differentiator for us.
From a macro perspective, there is more optimism across the industry as supply chain and inventory challenges continue to abate, inflation slowly reverses, and interest rates normalize over time. There is also the promise of resolution of global conflicts in regions such as Israel and the Ukraine that we expect would be a significant tail wind for our business.
The Future Looks Bright
Ultimately, the success of our business is tied to our people and the common focus we have on our mission to become a recognized global technology leader. I cannot thank the Ribbon team enough for their dedication and perseverance, adapting and overcoming all obstacles.
We believe that transparency and systematic engagement with our stockholders is key to strong corporate governance. In the last 12 months we have spoken regularly with stockholders that represent more than 60% of our outstanding shares, and discussed a variety of topics including our strategy, the financial performance of the company, broader industry dynamics, and regulatory changes. This dialogue is a fundamental part of the operating cadence of the company.
Your participation in the stockholder’s meeting is invaluable, and we encourage you to exercise your voting rights by promptly voting your proxy. Your input and feedback are essential as we strive to build a stronger, more resilient Ribbon in 2025.
Sincerely,
Bruce McClelland President and CEO April 14, 2025
Bruce McClelland, President and CEO

NOTICE OF 2025 ANNUAL MEETING
OF STOCKHOLDERS
2025 Annual Meeting
Date and Time
May 28, 2025 10:00 a.m. Eastern Time
Virtual Meeting URL
www.virtualshareholdermeeting.com/RBBN2025
Record Date
You can vote electronically at, and are entitled to notice of, the 2025 Annual Meeting if you were a stockholder of record on April 4, 2025.
Voting
Internet
www.proxyvote.com, 24/7
Telephone
Toll-free 1 (800) 690-6903
Mail
Mark, sign and date your proxy card or voting instruction form and return it in the postage- paid envelope
During the Annual Meeting
Enter the 16-digit control number you received with your proxy or voting instructions and attend the webcast of the meeting via the internet: www.virtualshareholdermeeting.com/ RBBN2025
Agenda
1	Election of eight directors named in the Proxy Statement
2	Ratification of the appointment of Deloitte & Touche LLP as Ribbon Communications’ independent registered public accounting firm for 2025
3	Approval, on a non-binding advisory basis, of the compensation of our named executive officers
4	Approval of amendment to Ribbon Communications’ Restated Certificate of Incorporation to increase its authorized shares of common stock to 390 million shares
5	Adoption of the Ribbon Communications Inc. 2025 Incentive Award Plan
6	Transaction of other business, if any, as may properly come before the meeting or any adjournment, continuation or postponement thereof
A complete list of our stockholders as of the Record Date will be available for examination by any stockholder during the ten days prior to the 2025 Annual Meeting for a purpose germane to the 2025 Annual Meeting by sending an email to ir@rbbn.com, stating the purpose of the request and providing proof of ownership of Company stock. The list of stockholders will also be available during the virtual meeting after you enter the virtual meeting using the 16-digit control number you received with the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions for the 2025 Annual Meeting. For additional information, see “How can I attend the meeting?” in the section entitled “Information about the Annual Meeting” in the Proxy Statement.

Whether or not you expect to attend the 2025 Annual Meeting, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the 2025 Annual Meeting. If you send in your proxy card, you may still decide to attend the 2025 Annual Meeting and vote your shares electronically. Your proxy is revocable in accordance with the procedures set forth in the accompanying proxy statement.
April 14, 2025	By Order of the Board of Directors, Patrick W. Macken Executive Vice President, Chief Legal Officer and Corporate Secretary
This Proxy Statement, form of proxy and the 2024 Annual Report are first being made available to stockholders on or about April 14, 2025.

1	SUMMARY INFORMATION
7	CORPORATE GOVERNANCE AND BOARD MATTERS
7	PROPOSAL 1 — Election of Directors
9	Director Nominees
15	Corporate Governance
15	Oversight of Risk Management
16	Board Composition and Stockholders Agreement
17	Director Experience and Tenure
18	Director Independence
19	Meeting Attendance
19	Board Committees
24	Director Nomination Process
24	Stockholder Nominations and Recommendations of Director Candidates
25	Board Leadership Structure
25	Executive Sessions of the Board
25	Additional Governance Matters
26	Transactions with Related Persons
27	Director Compensation
30	AUDIT MATTERS
30	PROPOSAL 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm
30	Deloitte Fees
31	Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services
32	Audit Committee Report
33	EXECUTIVE OFFICERS
35	EXECUTIVE COMPENSATION
35	PROPOSAL 3 — Approval, on a Non-Binding Advisory Basis, of the Compensation of our Named Executive Officers
36	Compensation Discussion and Analysis
51	Compensation Committee Report
52	Executive Compensation Tables
52	2024 Summary Compensation Table
53	Grants of Plan-Based Awards in 2024
55	Outstanding Equity Awards at Fiscal Year-End
57	2024 Stock Vested
58	Severance and Change of Control Benefits
61	Potential Payments Upon Termination or Upon Change in Control
61	CEO Pay Ratio
63	Pay Versus Performance Disclosures
67	Proposal 4 — Approval of an Amendment to Our Restated Certificate of Incorporation to Increase the Number of Authorized Shares of our Common Stock from 240 Million to 390 Million
68	Purpose of the Proposed Amendment
68	Effects of the Proposed Amendment
69	Dissenters’ Right of Appraisal
70	Proposal 5 — Adoption of the Ribbon Communications Inc. 2025 Incentive Award Plan
71	Highlights of the New Plan
71	Analysis of Share Reserve
73	Equity Compensation Plan Information
73	Summary of the New Plan
80	New Plan Benefits / Interest of Certain Persons
81	Federal Income Tax Consequences
83	STOCK INFORMATION
83	Beneficial Ownership of Our Common Stock
86	ADDITIONAL INFORMATION
86	Information about the Annual Meeting
91	Stockholder Proposals for Inclusion in 2025 Proxy Statement
91	Stockholder Nominations and Proposals for Presentation at 2025 Annual Meeting
92	Stockholders Sharing the Same Address
93	Form 10-K
93	Other Matters
A-1	APPENDICES
A-1	APPENDIX A — Reconciliation of Non- GAAP Financial Measures
B-1	APPENDIX B — Certificate of Amendment
C-1	Appendix C — Ribbon Communications Inc. 2025 Incentive Award Plan

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 28, 2025
This Proxy Statement and the 2024 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxyvote.com.
Ribbon Communications Inc. 2025 Proxy Statement | i

Cautionary Note Regarding Forward-Looking Statements
This proxy statement (this “Proxy Statement”) contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which are subject to a number of risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement, including without limitation statements regarding projected financial results, customer engagement and momentum, and plans for future product development and manufacturing, are forward-looking statements. Without limiting the foregoing, the words “believes,” “estimates,” “expects,” “expectations,” “intends,” “may,” “plans,” “projects” and other similar language, are intended to identify forward-looking statements.
Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are unknown and/or difficult to predict and that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, but are not limited to, unpredictable fluctuations in quarterly revenue and operating results; the impact of restructuring and cost-containment activities; increases in tariffs, trade restrictions or taxes on our products; supply chain disruptions resulting from component availability and/or geopolitical instabilities and disputes (including those related to the wars in Israel and Ukraine); the closure, on a temporary basis, of our offices or those of our contract manufacturer in Israel as a result of the war and the impact of military call-ups of our employees in Israel; material litigation; the impact of fluctuations in interest rates; material cybersecurity and data intrusion incidents, including any security breaches resulting in the theft, transfer, or unauthorized disclosure of customer, employee, or company information; our ability to comply with applicable domestic and foreign information security and privacy laws, regulations and technology platform rules or other obligations related to data privacy and security; failure to compete successfully against telecommunications equipment and networking companies; failure to grow our customer base or generate recurring business from our existing customers; credit risks; the timing of customer purchasing decisions and our recognition of revenues; macroeconomic conditions, including inflation; our ability to adapt to rapid technological and market changes; our ability to generate positive returns on our research and development; our ability to protect our intellectual property rights and obtain necessary licenses; our ability to maintain partner, reseller, distribution and vendor support and supply relationships; the potential for defects in our products; risks related to the terms of our credit agreement; higher risks in international operations and markets; currency fluctuations; unanticipated adverse changes in legal, regulatory or tax laws; future accounting pronouncements or changes in our accounting policies; and/or failure or circumvention of our controls and procedures.
These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect our business and results from operations. Additional information regarding these and other factors can be found in our reports filed with the Securities and Exchange Commission (the “SEC”), including, without limitation, our Form 10-K for the year ended December 31, 2024 (the “2024 Annual Report”). In providing forward-looking statements, we expressly disclaim any obligation to update these statements publicly or otherwise, whether as a result of new information, future events or otherwise, except as required by law.

ii | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
SUMMARY INFORMATION
To assist you in reviewing the proposals to be acted upon at our 2025 annual meeting of stockholders (the “2025 Annual Meeting”), we would like to call your attention to the following summary information about Ribbon, our 2024 business and financial highlights and corporate governance highlights. It does not include all information necessary to make a voting decision, and you should read this Proxy Statement in its entirety before casting your vote.
Unless the content otherwise requires, references in this Proxy Statement to “Ribbon,” “Ribbon Communications,” “Company,” “we,” “us” and “our” refer to Ribbon Communications Inc. and its subsidiaries on a consolidated basis.
Overview
$833.9M 2024 Total Revenue 1,000+ Customers 140+ Countries We Serve 1,000+ Patents (Granted and Applications) ~3,000 Global Employees
Ribbon Communications (Nasdaq: RBBN) is a global provider of real-time communications software and IP Optical networking solutions to service providers, enterprises and critical infrastructure sectors.
We engage deeply with our customers, helping them modernize their networks for improved competitive positioning and business outcomes in today’s smart, always-on and data-hungry world.
Our innovative, end-to-end solutions portfolio delivers unparalleled scale, performance and agility, including core to edge software-centric solutions, cloud-native platforms, leading-edge security and analytics tools, along with IP and optical networking solutions for broadband and mobile networks.
To learn more about Ribbon visit rbbn.com.

Ribbon Communications Inc. 2025 Proxy Statement | 1

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
2024 Business Highlights(1)
(1)
Please see Appendix A to the Proxy Statement for a discussion and reconciliation of all non-GAAP financial measures

Ribbon’s Strategic Pillars
2 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Executive Compensation
The philosophy behind our executive compensation program is to promote alignment of the interests of our executive officers with the interests of our stockholders. The key factors considered in the creation of our compensation programs include:
We believe that our executive compensation program supports our business strategies and talent management objectives and is consistent with sound governance practices that are intended to best serve our stockholders’ long-term interests. The targeted components of the named executive officers’ (“NEOs”) compensation are:
In making its compensation decisions for 2024, the Compensation Committee considered, among other things:
■
our financial and operational results for the year,

■
the result of the say-on-pay vote at our 2024 annual meeting of stockholders, and

■
the achievement of the compensation objectives set by the Compensation Committee.

Ribbon Communications Inc. 2025 Proxy Statement | 3

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Corporate Governance
Ribbon is committed to operating ethically, efficiently and inclusively. It has always been paramount to our way of doing business to act with the utmost integrity, honesty and transparency. Our commitment to ethical business practices guides us in our compliance with national and international laws and regulations and we believe strong corporate governance is critical to our long-term success. Highlights of our corporate governance include:
Best Practices

Five of eight current directors are independent

Majority voting for director elections

No staggered Board

Separate Chairman and CEO roles

Lead independent director

Independent directors meet regularly without management present

Board review (through its standing committees)
of sustainability and governance, activities, policies and communications

Annual review of CEO and other executive succession plans

Code of Conduct applicable to Board

Annual Board and committee self-assessments

Share ownership guidelines for directors and Section 16 officers

Standing Audit, Compensation and Nominating, Sustainability and Corporate Governance Committees comprised solely of independent directors

Robust oversight of risk management

4 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Current Board of Directors and Committees
Name and Principal Occupation	Age	Director Since	Independent	Other Public Company Boards	Current Committee Membership
					Audit	Compensation	Nominating, Sustainability & Corporate Governance	Technology & Innovation
R. Stewart Ewing, Jr. Chief Financial Officer, InterMountain Management	73	March 2020		0
Bruns H. Grayson Managing Partner, ABS Ventures	77	October 2017		0
Beatriz V. Infante Chief Executive Officer, Business Excelleration LLC	71	October 2017		2
Bruce W. McClelland President and Chief Executive Officer, Ribbon Communications Inc.	58	March 2020		0
Scott Mair Former President, AT&T Network Engineering & Operations	64	September 2022		0
Shaul Shani Founder and Chairman, Swarth Group	70	June 2020		0
Richard W. Smith Chairman of Private Capital, JPMorgan Chase & Co.	72	October 2017		0
Tanya Tamone Chief Executive Officer, Sogerco S.A.	63	June 2020		0
Committee Chair	Committee Member	Chairman	Lead Independent Director	Audit Committee Financial expert
Ribbon Communications Inc. 2025 Proxy Statement | 5

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Annual Meeting Proposals
Proposal		Board Recommendation	Page Reference
1	Election of eight directors as named in this Proxy Statement	FOR each of the nominees	7
2	Ratification of the appointment of auditors	FOR	30
3	Approval, on a non-binding advisory basis, of the compensation of our named executive officers	FOR	35
4	Approval of amendment to increase our authorized shares of common stock to 390 million shares	FOR	67
5	Approval of the Ribbon Communications Inc. 2025 Incentive Award Plan	FOR	70
6 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
CORPORATE GOVERNANCE AND BOARD MATTERS
1	Proposal 1 — Election of Directors
The Board of Directors (the “Board”) has nominated the following eight director nominees for election to the Board to hold office until the 2026 annual meeting of stockholders (the “2026 Annual Meeting”) and until his or her respective successor is duly elected and qualified:
Nominee	Designated By
R. Stewart Ewing, Jr.	JPM Stockholders (as defined below)
Richard W. Smith	JPM Stockholders
Scott Mair	JPM Stockholders
Shaul Shani	Swarth (as defined below)
Tanya Tamone	Swarth
Bruns H. Grayson	Nominating, Sustainability and Corporate Governance Committee
Beatriz V. Infante	Nominating, Sustainability and Corporate Governance Committee
Bruce W. McClelland	Nominating, Sustainability and Corporate Governance Committee
All of the nominees are currently directors. Each nominee agreed to be named in this Proxy Statement and to serve if elected. All nominees are expected to attend the 2025 Annual Meeting.
Designation Rights
On March 3, 2020, we entered into a First Amended and Restated Stockholders Agreement (the “Stockholders Agreement”) with JPMC Heritage Parent LLC (“JPMC”), Heritage PE (OEP) III, L.P. (together with JPMC, entities affiliated with the Company’s largest stockholder, JPMorgan Chase & Co. (collectively with any successor entities, the “JPM Stockholders”)), and ECI Holding (Hungary) Kft (“Swarth”). Pursuant to the Stockholders Agreement, unless otherwise agreed, the Board is required to consist of:
(i)
three individuals designated by the JPM Stockholders,

(ii)
three individuals designated by Swarth,

(iii)
our Chief Executive Officer, and

(iv)
a number of other individuals designated by the Nominating and Corporate Governance Committee sufficient to ensure that there are no vacancies on the Board.

The directors designated for election by each of the JPM Stockholders and Swarth under the Stockholders Agreement are noted in the table above. The JPM Stockholders and Swarth owned approximately 30% and 16%, respectively, of Ribbon’s common stock as of April 4, 2025.
The Board has set the size of the Board of Directors at eight members and Swarth has temporarily waived its right to designate three directors as described above. If Swarth decides to designate a third director after the 2025 Annual Meeting, it is expected that the Board will take further action to increase the size of the Board to nine members with the additional director position being filled by the third Swarth designee.
The Company has agreed to take all necessary actions within its control to include both the JPM Stockholders’ and Swarths’ designees in the slate of nominees recommended by the Board for election of directors and to cause the stockholders of the Company to elect the designees. For so long as the JPM Stockholders or Swarth has the right to designate a director under the Stockholders
Ribbon Communications Inc. 2025 Proxy Statement | 7

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Agreement, with respect to any proposal or resolution relating to the election of directors, each of the JPM Stockholders and Swarth, respectively, has agreed to take all necessary actions within their control to vote their shares (A) affirmatively in favor of the election of the other’s designees and (B) with respect to each person nominated to serve as a director by the Nominating, Sustainability and Corporate Governance Committee, either affirmatively in favor of such nominee, or in the same proportion to all shares voted by other stockholders of the Company.
Independence of Director Nominees
Except for Bruce W. McClelland, our President and CEO, Shaul Shani and Richard W. Smith, each of our nominees is independent according to the director independence standards set forth in our Corporate Governance Guidelines, which meet the director independence standards of the Nasdaq Stock Market (“Nasdaq”). For more information, see “Corporate Governance and Board Matters —
Director Independence.” We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable to serve, or for good cause will not serve as a director, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors. In the event any director designated by either the JPM Stockholders or Swarth is unable to serve, the JPM Stockholders or Swarth, as the case may be, are entitled to designate a replacement director, subject to the conditions set forth in the Stockholders Agreement.
PROPOSAL 1	The Board recommends that stockholders vote FOR the election of each of the nominees listed above.
8 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Director Nominees
The biographies below describe the skills, qualities, attributes and experience of the director nominees that led the Board and its Nominating, Sustainability and Corporate Governance Committee to determine that it is appropriate to nominate these individuals as directors.
AGE 73 COMMITTEES ■ Audit (Chair and Audit Committee Financial Expert) ■ Nominating, Sustainability and Corporate Governance
R. STEWART EWING, JR.	Independent Director Director since March 2020

BACKGROUND
InterMountain Management, a privately- owned hotel management company
■
Chief Financial Officer (April 2020 to present)

CenturyLink, Inc. (“CenturyLink,” now Lumen Technologies), a global technology company offering communications, network services, security, cloud solutions and voice and managed services
■
Executive Vice President and Chief Financial Officer (1989 to November 2017)

■
Vice President and Controller (1984 to 1989)

■
Vice President of Finance (1983 to 1984)

KPMG
■
Accountant (1973 to 1982)

BOARD SERVICE
■
Louisiana Endowment for the Humanities (2019 to present)

■
Progressive Bank, Chairman of the Audit Committee (2002 to present)

EDUCATION
■
B.S., Northwestern State University

SKILLS AND EXPERTISE
We believe Mr. Ewing brings to the Board executive leadership experience gained at CenturyLink, along with extensive financial expertise. We believe Mr. Ewing is qualified to serve on the Board because of his experience as chief financial officer at CenturyLink and his experience leading the integration of acquired companies into CenturyLink’s corporate structure and philosophy.

Ribbon Communications Inc. 2025 Proxy Statement | 9

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
AGE 77 COMMITTEES ■ Compensation ■ Nominating, Sustainability and Corporate Governance (Chair)
BRUNS H. GRAYSON	Lead Independent Director Director since March 2020

BACKGROUND
ABS Ventures, a venture capital firm
■
Managing Partner (1983 to present)

Adler & Co.
■
Venture Capitalist (1980 to 1983)

McKinsey & Co., a management consulting firm
■
Associate (1978 to 1980)

U.S. Army
■
Captain (1970)

BOARD SERVICE
■
Served as a director for many private and public companies over the last 30 years

EDUCATION
■
Elected a Rhodes Scholar from California (1974)

■
J.D., University of Virginia School of Law

■
Master’s degree, Oxford University

■
B.A., Harvard College

SKILLS AND EXPERTISE
We believe Mr. Grayson is qualified to serve on the Board based on his knowledge of the data communication and software industries, his investment experience as a Managing Partner at ABS Ventures, and his experience as a director of various public companies.

10 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
AGE 71 COMMITTEES ■ Audit (Audit Committee Financial Expert) ■ Compensation (Chair) ■ Technology and Innovation
BEATRIZ V. INFANTE	Independent Director Director since October 2017

BACKGROUND
BusinessExcelleration LLC, a business consultancy specializing in corporate transformation and renewal
■
Chief Executive Officer (2009 to present)

ENXSUITE Corporation, a leading supplier of energy management solutions
■
Chief Executive Officer (2010 until its acquisition by Infor in 2011)

VoiceObjects Inc., a market leader in voice applications servers
■
Chief Executive Officer (2006 until its acquisition by Voxeo Corporation in 2008)

Sychron Inc., a data center automation company
■
Interim Chief Executive Officer (2004 to 2005)

Aspect Communications Corporation, a market leader in communications solutions
■
Chief Executive Officer (April 2000 to October 2003)

■
President and additional executive roles (October 1998 to April 2000)

BOARD SERVICE
■
Current National Association of Corporate Directors Board Leadership Fellow

■
PriceSmart, Inc., Chair of its Digital Transformation Committee, and Audit Committee member

BOARD SERVICE (cont’d)
■
Liquidity Services Inc., Lead Independent Director, Chair of the Compensation Committee and Audit Committee member

■
Previously served as a director at a number of other public and privately held companies

EDUCATION
■
Master of Science degree, California Institute of Technology

■
B.S. and Engineering degree, Princeton University

SKILLS AND EXPERTISE
We believe Ms. Infante is qualified to serve on the Board due to her executive leadership experience, including as a chief executive officer of various companies, along with extensive operational expertise and experience in engineering, sales, and marketing.

Ribbon Communications Inc. 2025 Proxy Statement | 11

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
AGE 64 COMMITTEES ■ Audit ■ Technology & Innovation (Chair)
SCOTT MAIR	Independent Director Director since September 2022

BACKGROUND:
AT&T, a leading provider of telecommunications, media and technology services.
■
President, Network Engineering & Operations (2019 to 2022)

■
President of Operations (2017 to 2019)

■
Various other rolls (1985 to 2017)

BOARD SERVICE:
■
American Transmission Company, a private transmission-only utility (2021 to present)

■
Gigapower, LLC, a joint venture between BlackRock and AT&T to build fiber-based broadband outside of AT&T’s traditional geographic footprint. (2022 to present)

■
Fortress Solutions, a private telecom services company serving both large telecom operators and enterprise businesses for logistics as well as repair and maintenance capabilities (2022 to present)

■
Airspan Network Holdings LLC, a private provider of hardware and software for 5G networks and Open RAN solutions (2024 to present)

EDUCATION:
■
B.A., University of Wisconsin- Platteville

■
Master of Industrial Technology, University of Wisconsin-Platteville

SKILLS AND EXPERTISE:
■
We believe Mr. Mair is qualified to serve on the Board due to his executive leadership experience and extensive operational expertise and experience primarily in the telecommunications industry in which the Company operates.

AGE 58 COMMITTEES ■ None
BRUCE W. MCCLELLAND	Non-Independent Director Director since March 2020

BACKGROUND
Ribbon Communications Inc.
■
President and Chief Executive Officer, responsible for the strategic direction and management of Ribbon (March 2020 to present)

CommScope Inc., a global network infrastructure provider
■
Chief Operating Officer, responsible for the combined portfolio of products and services (April 2019 to August 2019)

ARRIS International plc (“ARRIS”), a telecommunications equipment manufacturing company
■
Chief Executive Officer (September 2016 until its sale to CommScope in April 2019)

■
served in numerous leadership roles during 20 years at ARRIS and managed the successful acquisition and integration of the Ruckus Wireless and Brocade ICX Campus switching business from Broadcom Inc., a major step in diversifying the ARRIS business beyond the service provider market into the broader enterprise market, while strengthening the company’s wireless technology capabilities

ARRIS (cont’d)
■
held several other roles at ARRIS, including President of Network & Cloud and Global Services (April 2013 to August 2016)

■
authored several communications- related patents

Nortel Networks Corporation and Bell Northern Research (“BNR”)
■
served in leadership roles for eleven years

■
began his career with BNR in Ottawa, Canada, responsible for the development of Nortel’s SS7 switching products immediately prior to joining ARRIS

EDUCATION
■
B.E., the University of Saskatchewan

SKILLS AND EXPERTISE
We believe Mr. McClelland is qualified to serve on the Board due to his executive leadership experience, including as a chief executive officer of ARRIS, along with extensive operational expertise and experience in engineering.

12 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
AGE 70 COMMITTEES ■ None
SHAUL SHANI	Non-Independent Director Director and Chairman of the Board since June 2020

BACKGROUND
Entrepreneur
Swarth Group, a private global investment company investing in public and private companies primarily in the communication services, technology, IT, cyber, renewable energy and real estate sectors as well as financial markets
■
Founder and Chairman (2006 to present)

Magnum Group, an investment group investing in telecom and tech ventures, including DSP Group (a major shareholder of AudioCodes which was taken public in 1999)
■
Founder (1994 to 2006)

Sapiens International Corporation, a software development company which was listed on the Nasdaq Stock Market in 1992
■
Founder and Chief Executive Officer (1989 to 1993)

Eurosoft, an IT company
■
Founder and Chief Executive Officer

Tecnomatix Technologies
■
Founder (1983)

Oshap Technologies Ltd., a developer of flexible automation software for robotics
■
Founder and Chief Executive Officer (1982 to 1985)

BOARD SERVICE
■
ECI (where Swarth Group was the controlling shareholder) (2007 to 2012), holding the position of Chairman (2009 to 2012)

■
Global Village Telecom, a telecommunications service provider in Brazil (where Swarth Group was the lead investor), Executive Chairman (1997 until its acquisition by the Vivendi Group in 2009)

■
DSP Group (serving as director on behalf of the Magnum Group) (1999 to 2000)

■
Sapiens International Corporation, Chairman (1989 to 1993)

■
held board positions at many private and public companies in the field of telecommunications and technology over the last 30 years

SKILLS AND EXPERTISE
We believe Mr. Shani is qualified to serve on the Board due to his extensive background in finance and private equity, his extensive knowledge of the telecommunication business and his experience serving as a director of companies in the telecommunications industry.

Ribbon Communications Inc. 2025 Proxy Statement | 13

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
AGE 72 COMMITTEES ■ None
RICHARD W. SMITH	Non-Independent Director Director since October 2017

BACKGROUND
JPMorgan Chase & Co., a multinational banking and financial services holding company
■
Chairman, Private Capital, creating and guiding a series of investment entities focused initially on technology and healthcare, funded by the bank and clients (February 2021 to present)

■
Head of Private Investments, responsible for private and public company investments solely funded by the bank (November 2014 to January 2021)

■
One Equity Partners, Partner (July 2002 to present)

Allegra Partners and predecessor entities
■
Managing Partner (1981 to 2013)

Citicorp Venture Capital Ltd., a former venture and private equity investment division of Citigroup Inc.
■
Senior Investment Manager (1979 to 1981)

Morgan Guaranty Trust Company of New York
■
International Money Management Group (1974 to 1979)

BOARD SERVICE
■
GENBAND (2014 to 2017)

■
has over 45 years of experience as a board member of both public and private companies

PUBLICATION
■
Co-author of the book Treasury Management: A Practitioner’s Handbook, John Wiley & Sons, 1980

EDUCATION
■
B.A., Harvard College

SKILLS AND EXPERTISE
We believe Mr. Smith is qualified to serve on the Board due to his extensive background in finance and private equity and his experience serving as a director of companies in the telecommunications industry.

AGE 63 COMMITTEES ■ Compensation ■ Nominating, Sustainability and Corporate Governance
TANYA TAMONE	Independent Director Director since June 2020

BACKGROUND
Sogerco S.A., a private trust company
■
Chief Executive Officer (2007 to present)

Bank Leu, Fuji Bank and Cedef S.A., in Switzerland
■
Trader, specializing in currency and interest trading (1985 to 1996)

BOARD SERVICE
■
currently serves as a director for several privately held companies

SKILLS AND EXPERTISE
We believe Ms. Tamone is qualified to serve on the Board due to her experience as a Chief Executive Officer and her financial expertise.

14 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Corporate Governance
We are committed to strong corporate governance practices, which include building long-term value for our stockholders and assuring the success of the Company for our stockholders and stakeholders, including our employees, customers, suppliers and the communities in which we operate. To achieve these goals, our Board is charged with monitoring the performance of the Company and our officers as well as its programs and procedures to ensure compliance with laws and our overall success. Governance is an ongoing focus at Ribbon, starting with the Board and extending to management and all employees. In addition, we solicit feedback from stockholders on governance and executive compensation practices in order to improve our practices.
Strong Governance Practices

Annual election of all directors

Majority voting for director elections

Separate Chairman and CEO

Appointment of lead independent director

Substantial majority of independent directors

Independent directors meet without management

Board with wide range of experience and skills

Annual equity grant to non-employee directors

Annual Board and committee self-assessments

Annual advisory approval of executive compensation

Disclosure Committee for financial reporting

Review and approval policy for related party transactions

Share ownership guidelines for our CEO, certain officers and our non-employee directors

Clawback policy for recovering incentive-based compensation following an accounting restatement

Insider trading policy that prohibits hedging, pledging and other similar actions for our executive officers and directors

Oversight of Risk Management
At Ribbon, we believe that innovation and leadership are impossible without taking risks. We also recognize that imprudent acceptance of risk or the failure to appropriately identify and mitigate risks could be destructive to stockholder value. The Board is responsible for assessing the Company’s approach to risk management and overseeing management’s execution of its responsibilities for identifying and managing risk. The Board exercises its responsibilities through discussions in Board meetings and also through its committees, each of which examines various components of enterprise risk as part of its responsibilities.
THE FULL BOARD
generally, oversees and evaluates: ■ strategic risks and the risks related to management delegation
THE AUDIT COMMITTEE	THE COMPENSATION COMMITTEE	THE NOMINATING, SUSTAINABILITY AND CORPORATE GOVERNANCE COMMITTEE	THE TECHNOLOGY AND INNOVATION COMMITTEE
oversees and evaluates: ■ financial, internal control, enterprise and cyber security risks	oversees and evaluates: ■ risks related to our compensation policies	oversees and evaluates: ■ risks related to sustainability and governance	oversees and evaluates: ■ risks related to significant R&D decisions
Ribbon Communications Inc. 2025 Proxy Statement | 15

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Each committee assesses identified risks and informs the Board about the risks as needed. Management also regularly reports on each such risk to the relevant committee or the Board. Moreover, an overall review of risk is inherent in the Board’s consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. Additional review or reporting on risks is conducted as needed or as requested by the Board or one of its committees. The Board believes that its role in the oversight of the Company’s risks complements our current Board structure, as our structure allows our independent directors, through our four fully independent Board committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.
Oversight of Cybersecurity Risks
Our Board has delegated oversight of cybersecurity risk to the Audit Committee and the Audit Committee reports on its activities and findings to the full Board. Key cybersecurity topics are presented regularly to the Audit Committee. In addition, if any cybersecurity incident is determined under our incident response policy to pose a risk in excess of an identified threshold (as set forth in the policy), our Chief Legal Officer will promptly notify the Audit Committee regarding the incident. The notification to the Audit Committee will include management’s determination regarding whether or not the incident is material to us.
Board Composition and Stockholders Agreement
Our Board currently consists of eight directors, one of whom is employed by the Company (Mr. McClelland). As previously noted in this Proxy Statement, the Company is party to the Stockholders Agreement with the JPM Stockholders and Swarth. The Stockholders Agreement provides, among other things, that:
(i)
the Board, including a majority of the independent directors as defined in the Stockholders Agreement, may approve a different number of directors that comprise the Board;

(ii)
with respect to the JPM Stockholders:

(A)
for so long as the JPM Stockholders beneficially own at least 43% of the Company’s common stock beneficially owned by the JPM Stockholders in the aggregate on March 3, 2020, the JPM Stockholders have the right to designate three directors to serve on the Board, at least two of whom must be independent directors as defined in the Stockholders Agreement;

(B)
from and after the first time that the JPM Stockholders beneficially own less than 43% and at least 29% of the Company’s common stock beneficially owned by the JPM Stockholders in the aggregate on March 3, 2020, the number of directors that the JPM Stockholders have the right to designate will be reduced to two, at least one of whom must be an independent director as defined in the Stockholders Agreement;

(C)
from and after the first time that the JPM Stockholders beneficially own less than 29% and at least 14% of the Company’s common stock beneficially owned by the JPM Stockholders in the aggregate on March 3, 2020, the number of directors that the JPM Stockholders have the right to designate will be reduced to one, who need not qualify as an independent director as defined in the Stockholders Agreement; and

(D)
from and after the first time that the JPM Stockholders beneficially own less than 14% of the shares of the Company’s common stock beneficial owned by the JPM Stockholders in the aggregate on March 3, 2020, the JPM Stockholders will have no right to designate any members of the Board; and

(iii)
with respect to Swarth:

(A)
for so long as Swarth beneficially owns at least 88% of the shares of the Company’s

16 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
common stock beneficially owned by Swarth in the aggregate on March 3, 2020, Swarth has the right to designate three directors to serve on the Board, of which at least two must be independent directors as defined in the Stockholders Agreement;
(B)
from and after the first time that Swarth beneficially owns less than 88% and at least 58% of the shares of the Company’s common stock beneficially owned by Swarth in the aggregate on March 3, 2020, the number of directors that Swarth has the right to nominate will be reduced to two Board members, of which at least one must be an independent director as defined in the Stockholders Agreement;

(C)
from and after the first time that Swarth beneficially owns less than 58% and at least 29% of the shares of the Company’s common stock beneficially owned by Swarth in the aggregate on March 3, 2020, the number of directors that Swarth has the right to nominate will be reduced to one Board member, who needs not qualify as an independent director as defined in the Stockholders Agreement; and

(D)
from and after the first time that Swarth beneficially owns less than 29% of the shares of Company’s common stock beneficially owned by Swarth in the aggregate on March 3, 2020, Swarth will have no right to nominate any members of the Board.

The Stockholders Agreement further provides that the Nominating and Corporate Governance Committee will designate the Company’s then-serving CEO as a director, as well as such additional number of directors as constitutes the full Board so that the Board has no vacancies.
The size of the Board is currently set at eight members and Swarth has temporarily waived its right to designate a third director. If Swarth decides to designate a third director after the 2025 Annual Meeting, it is expected that the Board will take further action to increase the size of the Board to nine members with the additional director position being filled by the third Swarth designee.
In the event any director designated by the JPM Stockholders or Swarth is unable to serve, the JPM Stockholders are and/or Swarth is, as applicable, entitled to designate a replacement director, subject to the conditions set forth in the Stockholders Agreement.
Director Experience and Tenure
Our directors collectively possess a broad mix of skills, qualifications and proven leadership abilities. The Nominating, Sustainability and Corporate Governance Committee practices a long-term approach to board refreshment. The Nominating, Sustainability and Corporate Governance Committee regularly identifies individuals who would complement and enhance the current directors’ skills and experience.
It is of great importance to the Company that the Nominating, Sustainability and Corporate Governance Committee recruit directors who help achieve the goal of an experienced, diverse Board that functions effectively as a group. The Nominating, Sustainability and Corporate Governance Committee expects each of the Company’s directors to have proven leadership skills, sound judgment, integrity, and a commitment to the success of the Company. In evaluating director candidates and considering incumbent directors for nomination to the Board, the Nominating, Sustainability and Corporate Governance Committee considers a variety of factors, including independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include attendance, past performance on the Board and contributions to the Board and its respective committees.
Ribbon Communications Inc. 2025 Proxy Statement | 17

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
BOARD EXPERTISE

Director Skills and Experience	Ewing	Grayson	Infante	Mair	McClelland	Shani	Smith	Tamone	#
Audit and financial reporting									3
Executive leadership									8
Sustainability & governance									6
Financial industry, investments, M&A									7
Global business									5
Human capital management									8
Legal, regulatory									3
Other public company board									6
Sales and marketing									2
Strategic planning, operations									7
Risk management									8
Technology, digital, communications									7

Director Independence
Our Corporate Governance Guidelines provide that, in determining the independence of a director, the Board will be guided by the definitions of “independent director” in the listing rules of Nasdaq and applicable laws and regulations as well as the definition of “independent director” set forth in the Stockholders Agreement.
During its annual review of director independence, the Board considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board conducted an annual review of director independence and affirmatively determined that each of R. Stewart Ewing, Jr., Bruns H. Grayson, Beatriz V. Infante, Scott Mair and Tanya Tamone met the definition of “independent director” under the Nasdaq listing rules and the Stockholders Agreement. Following a review of their respective relationships, including, with respect to Mr. Smith, his affiliation with the JPM Stockholders, and with respect to Mr. Shani, his affiliation with Swarth, the Board determined that none of Bruce W. McClelland, Shaul Shani or Richard W. Smith qualify as independent directors under the Nasdaq listing rules or the Stockholders Agreement.
There are no family relationships among any of our directors, nominees for director and executive officers.
18 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Meeting Attendance
Our Board recognizes the importance of director attendance at Board and committee meetings. Our Board held seven meetings during 2024, including four regular meetings and three special meetings. Each of the incumbent directors attended at least 75% of the combined total meetings of the Board and its committees on which they served. While we do not have a formal policy regarding the attendance of directors at our annual meetings of stockholders, it is expected that, absent compelling circumstances, all of our directors will attend. All of the current members of the Board attended our 2024 annual meeting of stockholders.
Board Committees
Our Board has four standing committees:
The Audit Committee	The Compensation Committee	The Nominating, Sustainability and Corporate Governance Committee	The Technology and Innovation Committee
Each of the standing committees is composed entirely of independent directors as defined under applicable rules, including the Nasdaq rules and, in the case of all members of the Audit Committee, the independence requirements of Rule 10A-3 under the Exchange Act and, in the case of all members of the Compensation Committee, the heightened independence requirements for Compensation Committee members under the Nasdaq rules.
The following table shows the current composition of each of the Board’s standing committees:
		Committee Membership
Director	Independent	Audit	Compensation	Nominating, Sustainability and Corporate Governance	Technology and Innovation
R. Stewart Ewing, Jr.
Bruns H. Grayson
Beatriz V. Infante
Bruce W. McClelland
Scott Mair
Shaul Shani
Richard W. Smith
Tanya Tamone
Number of Meetings in 2024	Board — 7	9	6	4	3
Committee Chair	Committee Member	Chairman of the Board	Lead Independent Director	Audit Committee financial expert
Under the Stockholders Agreement and subject to the Company’s obligation to comply with any applicable independence requirements under the Nasdaq rules and the rules of the SEC, or unless waived by the JPM Stockholders, for so long as the JPM Stockholders have the right to nominate at least two directors to the Board:
(i)
the Nominating, Sustainability and Corporate Governance Committee will be comprised of three “independent directors” under the Stockholders Agreement, at least one of whom must be a designee of JPM Stockholders;

Ribbon Communications Inc. 2025 Proxy Statement | 19

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
(ii)
a designee of the JPM Stockholders must be the Chairman of each of the Nominating, Sustainability and Corporate Governance Committee and the Compensation Committee; and

(iii)
only in the case that Swarth does not have the right to nominate at least two directors to the Board, a designee of the JPM Stockholders must be the Chairman of the Audit Committee.

Also under the Stockholders Agreement and subject to the Company’s obligation to comply with any applicable independence requirements under the Nasdaq rules and the rules of the SEC, or unless waived by Swarth, for so long as Swarth has the right to nominate at least two directors to the Board:
(i)
the Nominating, Sustainability and Corporate Governance Committee must be comprised of three “independent directors” under the Stockholders Agreement, at least one of whom must be a designee of Swarth,

(ii)
a designee of Swarth must be the Chairman of the Audit Committee; and

(iii)
only in the case that the JPM Stockholders do not have the right to nominate at least two directors to the Board, a designee of Swarth must be the Chairman of each of the Nominating, Sustainability and Corporate Governance Committee and the Compensation Committee.

The Nominating, Sustainability and Corporate Governance Committee determines the size and membership of each of the Audit Committee, the Compensation Committee, the Technology and Innovation Committee and all other committees established by the Board, provided that:
(i)
such determination will comply with mandatory legal and listing requirements;

(ii)
for as long as the JPM Stockholders have the right to nominate at least one director to the Board who is eligible to serve on such committee, at least one member of each such committee will be a designee of the JPM Stockholders; and

(iii)
for so long as Swarth has the right to nominate at least one director to the Board who is eligible to serve on such committee, at least one member of each such committee must be a designee of Swarth.

20 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
AUDIT COMMITTEE
CURRENT COMMITTEE MEMBERS	All members of the committee are independent
■ R. Stewart Ewing, Jr., Chair	■ Beatriz V. Infante	■ Scott Mair

KEY RESPONSIBILITIES
As described more fully in its charter, the Audit Committee’s responsibilities include, among other things:
(i)
appointing, evaluating, retaining, compensating or setting the compensation of, and overseeing the work of and, if appropriate, terminating the appointment of the independent auditor;

(ii)
overseeing the Company’s financial reporting, including reviewing and discussing with management, the independent auditor and a member of the internal audit function, prior to public release, the Company’s annual and quarterly financial statements to be filed with the SEC;

(iii)
overseeing management’s design and maintenance of the Company’s internal control over financial reporting and disclosure controls and procedures; and

(iv)
reviewing and discussing with management and the independent auditor the Company’s financial, enterprise and cyber security risk exposures and assessing the policies and procedures management has implemented to monitor and control such exposures.

CHARTER
The Audit Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the SEC and Nasdaq, a current copy of which is available at investors.ribboncommunications.com/corporate- governance/governance-highlights.
QUALIFICATIONS
Our Board has determined that Mr. Ewing is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. This designation is a disclosure requirement of the SEC related to Mr. Ewing’s experience and understanding with respect to certain accounting and auditing matters, but it does not impose upon Mr. Ewing any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.
REPORT
The Audit Committee Report is on page 32 of this Proxy Statement.

Ribbon Communications Inc. 2025 Proxy Statement | 21

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
COMPENSATION COMMITTEE
CURRENT COMMITTEE MEMBERS	All members of the committee are independent
■ Beatriz V. Infante, Chair	■ Bruns H. Grayson	■ Tanya Tamone

KEY RESPONSIBILITIES
As described more fully in its charter, the Compensation Committee’s responsibilities include, among other things:
(i)
reviewing and approving the Company’s compensation plans, practices and policies for directors and executive officers, including a review of any risks arising from compensation practices and policies for employees that are reasonably likely to have a material adverse effect on the Company;

(ii)
reviewing the Company’s succession plans for executive officers, where requested to do so by the Board;

(iii)
making recommendations to the Board regarding the establishment and terms of any incentive compensation or equity-based plans and monitoring their administration;

(iv)
before selecting or receiving advice from a compensation advisor (other than in-house legal counsel), considering various factors relating to the independence of such advisor; and

(v)
reviewing the Company’s culture and policies and strategies related to human capital management, including with respect to diversity and inclusion initiatives, pay equity, talent and performance management and employee engagement.

The Compensation Committee may delegate its authority under its charter to one or more subcommittees or members of management, consistent with applicable law and SEC and Nasdaq rules. Specifically, the Compensation Committee may delegate to one or more executive officers of the Company the power to grant options or other equity awards pursuant to the Company’s equity plans to certain employees of the Company.
CHARTER
The Compensation Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by Nasdaq, a current copy of which is available at investors.ribboncommunications.com/corporate- governance/governance-highlights.
REPORT
The Compensation Committee Report is on page 51 of this Proxy Statement.

22 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
NOMINATING, SUSTAINABILITY & CORPORATE GOVERNANCE COMMITTEE
CURRENT COMMITTEE MEMBERS	All members of the committee are independent
■ Bruns H. Grayson, Chair	■ Stewart Ewing, Jr.	■ Tanya Tamone

KEY RESPONSIBILITIES
As described more fully in its charter, the Nominating, Sustainability & Corporate Governance Committee’s responsibilities include, among other things:
(i)
identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Board, and recommending to the Board candidates for:

(a)
nomination for election by the stockholders, and

(b)
any Board vacancies that are to be filled by the Board, subject to any rights regarding the selection of directors by holders of preferred shares and any other contractual or other commitments of the Company;

(ii)
developing and recommending to the Board, overseeing the implementation and effectiveness of, and recommending modifications as appropriate to, a set of corporate governance guidelines applicable to the Company;

(iii)
reviewing annually with the Board the composition of the Board as a whole and a succession plan in the event one or more directors ceases to serve for any reason;

(iv)
overseeing the annual self-evaluation of the Board, its committees, individual directors and management;

(v)
identifying appropriate director development and continuing education opportunities and making recommendations to the Board as appropriate; and

(vi)
reviewing the Company’s strategies, activities, policies and communications regarding ESG related matters and making recommendations to the Board as appropriate.

CHARTER
The Nominating, Sustainability and Corporate Governance Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by Nasdaq, a current copy of which is available at investors.ribboncommunications.com/corporate- governance/governance-highlights.

TECHNOLOGY & INNOVATION COMMITTEE
CURRENT COMMITTEE MEMBERS	All members of the committee are independent
■ Scott Mair, Chair	■ Beatriz V. Infante

KEY RESPONSIBILITIES
As described more fully in its charter, the Technology & Innovation Committee’s responsibilities include, among other things, reviewing and discussing with the Company’s management:
(i)
the Company’s overall corporate strategy and approach to leverage technological and commercial innovation to accomplish the financial and market goals established by the Company including business performance, market share growth and competitive leadership;

(ii)
significant investments in technology and software by the Company;

(iii)
technology risks, opportunities and trends that could significantly affect the Company and the businesses in which it operates; and

(iv)
the direction and effectiveness of the Company’s research and development operations.

CHARTER
The Technology and Innovation Committee operates pursuant to a written charter adopted by the Board, a current copy of which is available at investors.ribboncommunications.com/corporate- governance/governance-highlights.

Ribbon Communications Inc. 2025 Proxy Statement | 23

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Director Nomination Process
The Nominating, Sustainability and Corporate Governance Committee screens and recommends candidates for nomination by the full Board, other than those directors designated pursuant to the Stockholders Agreement. There are no specific minimum qualifications for a recommended nominee to our Board; however, the Nominating, Sustainability and Corporate Governance Committee considers, among other skills and criteria, the following for nomination as a director:
■
demonstrated business knowledge, technical skills and experience;

■
an ability to exercise sound judgment in matters that relate to our current and long-term objectives;

■
commitment to understanding us and our industry and to regularly attend and participate in meetings of our Board and its committees;

■
a reputation for integrity, honesty and adherence to high ethical standards;

■
diversity of background and other desired qualities;

■
the ability and experience to understand the sometimes conflicting interests of our various constituencies and to act in the interests of all stockholders; and

■
the absence of any conflict of interest that would impair the nominee’s ability to represent the interest of all our stockholders and to fulfill the responsibilities of being a director.

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, the Nominating, Sustainability and Corporate Governance Committee applies the criteria generally set forth in the Nominating, Sustainability and Corporate Governance Committee Charter. The process followed by the Nominating, Sustainability and Corporate Governance Committee to identify and evaluate director candidates includes requests to our Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating, Sustainability and Corporate Governance Committee and our Board. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. In identifying potential director candidates, the Nominating, Sustainability and Corporate Governance Committee and the Board also focus on ensuring that the Board reflects diversity, including in experiences, backgrounds and skills. The Nominating, Sustainability and Corporate Governance Committee has the authority to engage independent advisors to assist in the process of identifying and evaluating director candidates, but has not engaged any such advisors to date.
Stockholder Nominations and Recommendations of Director Candidates
Stockholders who wish to recommend candidates to the Nominating, Sustainability and Corporate Governance Committee for consideration as potential director candidates should send their recommendation to:

The Nominating, Sustainability & Corporate Governance Committee c/o Corporate Secretary Ribbon Communications Inc. 6500 Chase Oaks Blvd., Suite 100 Plano, Texas 75023
In considering candidates submitted by stockholders, the Nominating, Sustainability and Corporate Governance Committee will take into consideration the current make-up of the Board, what skills should be added (if any) and the qualifications of the candidate. The Nominating, Sustainability and Corporate Governance Committee will consider director candidates recommended by stockholders
24 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
in the same manner as candidates recommended by the Nominating, Sustainability and Corporate Governance Committee, as described above in “Director Nomination Process.”
Stockholders who wish to nominate director candidates or propose business to be considered directly at an annual meeting in accordance with the procedures set forth in our by-laws should follow the procedures set forth under the sections entitled “Stockholder Nominations and Proposals for Presentation at 2025 Annual Meeting.”
Board Leadership Structure
The Company’s Corporate Governance Guidelines provide that the Board leadership structure that is most appropriate for the Company at this time is a non-executive Chairman. The Board evaluates its leadership structure and role in risk oversight on an ongoing basis and makes decisions on the basis of what it considers to be best for the Company at any given point in time. Currently, our Board leadership structure consists of a non-executive Chairman, a separate CEO, a lead independent director and strong committee chairs. The Board believes its leadership structure provides for appropriate independence between the Board and management because the current leadership structure offers the following benefits:
■
increasing the independent oversight of Ribbon and enhancing our Board’s objective evaluation of our CEO;

■
focusing the CEO on Company operations instead of Board administration;

■
providing the CEO with an experienced sounding board;

■
providing greater opportunities for communication between stockholders and our Board;

■
enhancing the independent and objective assessment of risk by our Board; and

■
providing an independent spokesperson for our Company.

Executive Sessions of the Board
The Company’s Board is structured to promote independence and is designed so that independent directors exercise oversight of the Company’s management and key issues related to strategy and risk. Under our Corporate Governance Guidelines, our independent directors are required to meet in executive session at regularly scheduled Board meetings without management present to discuss any matters the independent directors consider appropriate. We expect the Board to have a least four executive sessions each year.
Additional Governance Matters
Code of Ethics
Our Board has adopted a written Amended and Restated Code of Conduct, which qualifies as a “code of ethics” as defined by SEC rules. The Amended and Restated Code of Conduct is intended to provide guidance on the conduct expected of Ribbon’s employees, officers and directors in the interests of preserving Ribbon’s reputation for integrity, accountability and fair dealing. To ensure that our business is conducted in a consistently legal and ethical manner, our Amended and Restated Code of Conduct applies to all of our directors, officers and employees.
We intend to disclose any amendment to or waiver of a provision of the Amended and Restated Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website at www.ribboncommunications.com.
Public Availability of Corporate Governance Documents
For more corporate governance information, you are invited to access our key corporate governance documents, including our Corporate Governance Guidelines, Amended and Restated Code of
Ribbon Communications Inc. 2025 Proxy Statement | 25

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Conduct and the charters of our Audit Committee, Compensation Committee, Nominating, Sustainability and Corporate Governance Committee, and Technology and Innovation Committee on our corporate website at www.ribboncommunications.com, in the section entitled Company —
Investor Relations — Corporate Governance — Governance Highlights. The references in this Proxy Statement to our corporate website are not intended to, and do not, incorporate by reference into this Proxy Statement any materials contained on such website.
Stockholder Communications with the Board of Directors
Stockholders may communicate with our Board by contacting our Investor Relations Department:

Investor Relations Department Ribbon Communications Inc. 6500 Chase Oaks Blvd., Suite 100 Plano, Texas 75023	(978) 614-8050	ir@rbbn.com
Our Investor Relations Department will review all such communications and will forward to the Lead Independent Director all communications that raise an issue appropriate for consideration by our Board.
Transactions with Related Persons
The Board adopted a written related person transaction policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the SEC. Under the policy, any potential related person transactions must be reported to our Chief Legal Officer, who is responsible for determining whether such transactions constitute related person transactions subject to the policy. Our Chief Legal Officer is required to present to the Audit Committee each proposed related person transaction. The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transaction. If the Audit Committee does not approve or ratify a related person transaction, such transaction will not be entered into or will be terminated, as the Audit Committee directs.
The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding common stock since January 1, 2024.
Stockholders Agreement
The Company has entered into the Stockholders Agreement with the JPM Stockholders and Swarth. The Stockholders Agreement provides the JPM Stockholders and Swarth with certain Board and Board committee designation rights as described above under “Corporate Governance —Board Composition and Stockholders Agreement” and “Corporate Governance — Board Committees,” and contains certain voting commitments as described in “Proposal 1 — Election of Directors.”
Standstill Restrictions
The Stockholders Agreement contains certain standstill provisions restricting the JPM Stockholders and Swarth from acquiring (or seeking or making any proposal or offer with respect to acquiring) additional shares of Ribbon common stock or any security convertible into Ribbon common stock or any assets, indebtedness or businesses of Ribbon common stock or any of its subsidiaries. Certain customary exclusions apply, and acquisition of shares of Ribbon common stock by a Ribbon stockholder will be permitted so long as such acquisition would not result in such stockholder and
26 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
its affiliates beneficially owning a number of Ribbon common stock that is greater than 120% of the number of voting shares of Ribbon common stock held by the JPM Stockholders or Swarth, as applicable, on March 3, 2020 (or such lower number as specified in the Stockholders Agreement).
The standstill restrictions apply from the date of the Stockholders Agreement until the earlier of (i) the entry by Ribbon into a definitive agreement constituting a change of control transaction as discussed in further detail below and (ii) such date as the JPM Stockholders or Swarth, as applicable, no longer has a right to designate any members of the Board.
Change of Control
Without the approval of a majority of the disinterested directors serving on the Board, neither the JPM Stockholders nor Swarth may enter into or affirmatively support any transaction resulting in a change of control of Ribbon in which any such stockholder receives per share consideration as a holder of Ribbon common stock in excess of that to be received by other holders of Ribbon common stock.
Termination
The Stockholders Agreement will terminate by mutual consent of Ribbon, a majority in interest of the JPM Stockholders and Swarth (including the approval by a majority of Independent Directors) or with respect to either the JPM Stockholders or Swarth, on the date that such stockholder ceases to beneficially own 2% or more of the issued and outstanding Ribbon common stock.
Director Compensation
The Compensation Committee reviews the Non-Employee Director Compensation Policy (the “Director Compensation Policy”) periodically and, in consultation with its independent compensation consultant regarding compensation on levels for peer companies and the broader market, recommends changes to the Board when it deems appropriate.
The Director Compensation Policy permits a director to elect to receive all or 50% of the cash fees payable to her or him in shares of the Company’s common stock and further permits a director to defer receipt of all or 50% of any shares payable to her or him upon vesting of equity awards until the 15th day of the month following the date on which the electing director ceases to serve on the Board (or earlier in connection with a change in control as defined under the Director Compensation Policy). Pursuant to the Director Compensation Policy, Mr. Grayson elected to receive 100% of the 2024 cash fees payable to him in shares of the Company’s common stock.
Ribbon Communications Inc. 2025 Proxy Statement | 27

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
The following table describes the components of the non-employee directors’ compensation for 2024:
Compensation Element	Compensation Payment
Annual Retainer	$60,000(1)(2)
Annual Equity Retainer	$145,000(1) in restricted stock units that vest after one year (or, if earlier, on the date of the next annual meeting if the non- employee director does not stand for re-election or is not re-elected by stockholders of the Company)
Non-Executive Chairman Fee(3)	$50,000(2)
Lead Independent Director Fee(3)	$50,000
Committee Fees(3)
Audit Committee	$15,000
Compensation Committee	$10,000
Nominating, Sustainability and Corporate Governance Committee	$5,000
Technology and Innovation Committee	$5,000
Chair Fees(3)
Audit Committee	$25,000
Compensation Committee	$17,000
Nominating, Sustainability and Corporate Governance Committee	$10,000
Technology and Innovation Committee	$10,000
New Director Retainer	New non-employee directors will receive a pro rata annual equity award of restricted stock units, with the proration based on the number of months of service until the month of the Company’s next annual stockholders meeting
Stock Ownership Guidelines	Directors are expected to hold shares of the Company’s common stock in an amount equal to five times the annual cash retainer amount.

(1)
Mr. Smith is not entitled to any annual director equity grants. In lieu of such grants, Mr. Smith is entitled to an annual cash retainer of $160,000. As described below, Mr. Smith waived receipt of this cash retainer effective April 1, 2020. Any compensation paid to Mr. Smith will be paid directly to Heritage PE (OEP) III L.P. (“Heritage III”).

(2)
Mr. Shani waived receipt of any cash compensation for his service as Chairman of the Board in 2024.

(3)
Compensation for service as the chairman of the Board, lead independent director or a committee chair is in addition to the compensation paid for Board and committee service.

Total Director Compensation for 2024
The following table contains information on compensation earned by each non-employee member of our Board during 2024:
Director	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total(2) ($)
R. Stewart Ewing, Jr.	105,000	145,000	250,000
Bruns H. Grayson	135,000(3)	145,000	280,000
Beatriz V. Infante	107,000	145,000	252,000
Scott Mair	90,000	145,000	235,000
Shaul Shani(4)	0	145,000	145,000
Richard W. Smith(5)	0	0	0
Tanya Tamone	75,000	145,000	220,000
28 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
(1)
The amounts in this column do not reflect compensation actually received by the applicable director. Instead, the amounts reflect the grant date fair value of restricted stock awards, as calculated in accordance with Accounting Standards Codification 718, Compensation — Stock-Based Compensation (“ASC 718”).

The amounts reported for each member of the Board represents the grant date fair value of his or her grants during 2024. The grants made to each director during 2024 were as follows:
Director	Restricted Stock Units (“RSUs”) (#)	Grant Date Fair Value ($)
R. Stewart Ewing, Jr.	48,365(a)	145,000
Bruns H. Grayson	48,365(a)	145,000
Beatriz V. Infante	48,365(a)	145,000
Scott Mair	48,365(a)	145,000
Shaul Shani	48,365(a)	145,000
Tanya Tamone	48,365(a)	145,000

(a)
Annual director RSU award granted on June 17, 2024 and will vest on June 17, 2025.

As of December 31, 2024, our non-employee directors held an aggregate of 290,190 unvested restricted stock units as follows:
Director	No. of Unvested RSUs Held as of December 31, 2024 (#)
R. Stewart Ewing, Jr.	48,365
Bruns H. Grayson	48,365
Beatriz V. Infante	48,365
Scott Mair	48,365
Shaul Shani	48,365
Richard W. Smith	—
Tanya Tamone	48,365

(2)
Non-employee directors are also eligible to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at our Board or committee meetings.

(3)
Pursuant to the Director Compensation Policy, Mr. Grayson elected to receive 100% of the cash fees otherwise payable to him in unrestricted shares of our common stock.

(4)
Mr. Shani waived receipt of any cash compensation for his service as a director in 2024.

(5)
Mr. Smith is not entitled to any equity compensation in connection with his service as a director. Mr. Smith waived receipt of any cash compensation for his service as a director in 2024.

Ribbon Communications Inc. 2025 Proxy Statement | 29

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
AUDIT MATTERS
2	Proposal 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. Deloitte has acted as the independent registered accounting firm of Ribbon since the closing of the GENBAND merger in 2017, and of Sonus Networks, Inc. from August 2005 until the closing of the GENBAND merger. We are asking our stockholders to ratify this appointment. Although ratification of our appointment of Deloitte is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice. If this proposal is not approved at the 2025 Annual Meeting, our Audit Committee may consider this fact when it appoints our independent registered public accounting firm for the fiscal year ending December 31, 2026. Even if the proposal is approved at the 2025 Annual Meeting, the Audit Committee may, at its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the interests of the Company and its stockholders.
Representatives of Deloitte are expected to attend the 2025 Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions by stockholders.
PROPOSAL 2	The Board recommends that stockholders vote FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2025.
Deloitte Fees
The following is a summary and description of fees for services provided by Deloitte in 2024 and 2023:
Fee Category	Fiscal Year Ended
	2024 ($)	2023 ($)
Audit fees(1)	2,440,707	2,548,712
Audit-related fees(2)	—	—
Tax fees(3)	142,543	59,000
All other fees(4)	4,103	4,103
Total	2,587,353	2,611,815

(1)
Audit fees. These amounts represent fees for the audit of our consolidated financial statements included in our Annual Reports on Form 10-K, the review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filing and similar engagements for the fiscal year, such as consents and assistance with review of documents filed with the SEC. Audit fees also include advice on accounting matters that may arise in connection with, or as a result of, the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

30 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
(2)
Audit-related fees. Audit-related fees consist of fees related to due diligence services and accounting consultations regarding the application of generally accepted accounting principles to proposed transactions.

(3)
Tax fees. Tax fees consist of professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, value-added tax compliance, and transfer pricing advice and planning.

(4)
All other fees. All other fees consist of professional products and services other than the services reported above, including fees for our subscription to Deloitte’s online accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services
The Audit Committee has adopted a policy to pre-approve audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm and our management submit a list of services expected to be rendered during that year for each of the four categories of services to the Audit Committee for approval. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and our management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee pre-approved all of the services and fees of Deloitte set forth above in accordance with such policy.
Our Audit Committee requires the regular rotation of the lead audit partner and concurring partner as required by Section 203 of the Sarbanes-Oxley Act of 2002 and is responsible for recommending to our Board policies for hiring employees or former employees of the independent registered public accounting firm. The Audit Committee has determined that the provision of services described above to us by Deloitte is compatible with maintaining Deloitte’s independence.
Ribbon Communications Inc. 2025 Proxy Statement | 31

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Audit Committee Report
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
We reviewed Ribbon’s audited financial statements for the fiscal year ended December 31, 2024 and discussed these financial statements with Ribbon’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Ribbon’s management is responsible for Ribbon’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Ribbon’s independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of Ribbon’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report on those financial statements and issuing a report on the effectiveness of Ribbon’s internal control over financial reporting as of the end of the fiscal year. Our responsibility is to monitor and review these processes. We also reviewed and discussed with Deloitte the audited financial statements and the matters required by the SEC and PCAOB.
Deloitte provided us with, and we reviewed, the written disclosures and the letter required by the applicable requirements of the PCAOB that independent registered public accounting firms annually to disclose in writing all relationships that in the independent registered public accounting firm’s professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. In addition to engaging in this discussion with Deloitte regarding its independence, we also considered whether Deloitte’s provision of other, non-audit related services to Ribbon is compatible with maintaining Deloitte’s independence.
Based on our discussions with management and Deloitte, and our review of information provided by management and Deloitte, we recommended to the Ribbon Board of Directors that the audited financial statements be included in Ribbon’s 2024 Annual Report on Form 10-K for the year ended December 31, 2024.
Submitted by,
THE AUDIT COMMITTEE

R. Stewart Ewing, Jr. (Chair)	Beatriz V. Infante	Scott Mair
32 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
EXECUTIVE OFFICERS
The executive officers of the Company as of the date hereof are listed below:
Name	Age	Position
Bruce W. McClelland	58	President and Chief Executive Officer
John Townsend	62	Executive Vice President, Chief Financial Officer
Sam Bucci	60	Executive Vice President, Chief Operating Officer
Patrick Macken	51	Executive Vice President, Chief Legal Officer and Corporate Secretary
Dan Redington	58	Executive Vice President, Global Sales
Biographical information regarding each executive officer other than Bruce W. McClelland is set forth below. Mr. McClelland’s biographical information is set forth above under the section entitled “Proposal 1 — Election of Directors.”
AGE 62
John Townsend	EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER

BACKGROUND
Ribbon Communications Inc.
■
Executive Vice President and Chief Financial Officer (November 2024 to present)

Digicel Group, a leading telecommunications carrier in the Caribbean
■
Group Chief Financial Officer (2022 to 2023)

Verizon, Inc., a global telecommunications company
■
Multiple group CFO positions including Verizon Wireline, Verizon Wireless, Verizon Consumer and Verizon Business (2013 to 2022)

Earlier in his career, he gained valuable experience as ■ Auditor at KPMG EDUCATION ■ Bachelors in Economics and Business Finance, Manchester University ■ Chartered Accountant

AGE 60
SAM BUCCI	EXECUTIVE VICE PRESIDENT, CHIEF OPERATING OFFICER

BACKGROUND
Ribbon Communications Inc.
■
Executive Vice President and Chief Operating Officer (January 2023 to present)

■
Executive Vice President and General Manager, IP Optical Networks Business Unit (September 2020 to December 2022)

Nokia / Alcatel-Lucent, a global communications solutions company
■
Director optical networking business unit (1994 to 2020)

Nortel Networks, a global communications solutions company
■
served in the optical business unit in various senior product management, sales and business development roles over several years

EDUCATION
■
B.E., with distinction, McGill University

Ribbon Communications Inc. 2025 Proxy Statement | 33

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
AGE 51
PATRICK MACKEN	EXECUTIVE VICE PRESIDENT, CHIEF LEGAL OFFICER AND CORPORATE SECRETARY

BACKGROUND
Ribbon Communications Inc.
■
Executive Vice President, Chief Legal Officer and Corporate Secretary (June 2020 to present)

ARRIS International plc, a global communications solutions company
■
Senior Vice President, General Counsel and Secretary (2015 to 2019)

Troutman Sanders LLP (now Troutman Pepper Locke LLP)
■
Partner in the corporate practice

EDUCATION
■
J.D., magna cum laude, Tulane Law School; member of the Order of the Coif

■
B.A., Tulane University

AGE 58
DAN REDINGTON	EXECUTIVE VICE PRESIDENT, GLOBAL SALES
BACKGROUND Ribbon Communications Inc. ■ Executive Vice President, Global Sales (December 2022 to present) Juniper Networks, a global automation company ■ VP, Sales (2002 – 2022)	EDUCATION ■ B.S., Missouri School of Science & Technology

34 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
EXECUTIVE COMPENSATION
3	Proposal 3 — Approval, on a Non-Binding, Advisory Basis, of the Compensation of Our Named Executive Officers
The Board is dedicated to excellence in governance and is mindful of the interests our stockholders have in our executive compensation program. As part of that commitment as required by Section 14A of the Exchange Act, our stockholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers. This proposal, which is typically called the “Say-on-Pay” proposal, offers stockholders the opportunity to express their opinions on our 2024 executive compensation program and policies for our named executive officers through the following resolution:
“RESOLVED, that the stockholders of Ribbon Communications Inc. (the “Company”) approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the “Compensation Discussion and Analysis” section and the accompanying compensation tables and the related narratives in the Proxy Statement for the Company’s 2025 annual meeting of stockholders.”
This vote is not intended to address any specific element of compensation, but rather the overall compensation policies and practices relating to the named executive officers. Even though the outcome of this advisory vote on the compensation of our named executive officers is non-binding, the Board and its Compensation Committee will, as they have done in prior years, consider the outcome of this vote when making future compensation arrangements. The outcome of this advisory vote does not overrule any decision by the Company or the Board (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board (or any committees thereof). At the annual meeting held in 2024, stockholders cast 98.7% of the votes “for” this proposal at that meeting.
We believe that for the reasons summarized in the “Compensation Discussion and Analysis” section of this Proxy Statement, we have a compensation program deserving of stockholder support. Unless the Board modifies its policy regarding the frequency of holding “say on pay” advisory votes, such votes will take place every year and the next such vote will occur at the 2026 Annual Meeting.
PROPOSAL 3	The Board recommends that stockholders vote FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.
Ribbon Communications Inc. 2025 Proxy Statement | 35

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Compensation Discussion and Analysis
The following discussion and analysis contain statements regarding performance targets and goals of the Company. These targets and goals are discussed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Investors should not apply these statements to other contexts.
CD&A CONTENTS
36	OVERVIEW
36	2024 NAMED EXECUTIVE OFFICERS
37	EXECUTIVE SUMMARY OF 2024 EXECUTIVE COMPENSATION DECISIONS
37	Executive Compensation Highlights
38	Our Guiding Compensation Philosophy
39	Consideration of Stockholder Say-on-Pay Vote
40	OVERVIEW OF THE COMPANY’S COMPENSATION PROGRAM
40	Who Oversees the Company’s Compensation Program?
41	Competitive Benchmarking
42	COMPENSATION COMPONENTS
42	Compensation Mix
43	How Target Levels of Compensation Are Determined
43	2024 COMPENSATION PAYOUTS
43	Base Salary
43	Annual Cash Bonuses
45	Equity-Based Incentives
46	Performance Goals
48	BENEFITS AND OTHER COMPENSATION
48	SEVERANCE AND SEPARATION ARRANGEMENTS
48	COMPENSATION POLICIES AND PRACTICES
48	Stock Ownership Requirements
49	Clawback Policy
49	Insider Trading Policy and Policy Regarding Transactions Involving Hedging, Monetization, Margin Accounts and Pledges
49	Timing of Stock Options and Other Equity Awards
49	TAX AND ACCOUNTING CONSIDERATIONS
49	Accounting for Stock-Based Compensation
50	Policy on Deductibility of Executive Compensation
50	RISK MANAGEMENT AND OUR EXECUTIVE COMPENSATION PROGRAM

Overview
This section explains our compensation philosophy and describes the material components of our executive compensation program for our NEOs, whose compensation is set forth in the 2024 Summary Compensation table and other compensation tables contained in this Proxy Statement.
2024 Named Executive Officers

Bruce W. McClelland	John Townsend	Sam Bucci
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer	Executive Vice President, Chief Operating Officer
36 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix

Patrick Macken	Dan Redington	Miguel Lopez
Executive Vice President, Chief Legal Officer and Corporate Secretary	Executive Vice President, Global Sales	Former Executive Vice President, Chief Financial Officer (Mr. Lopez retired from Ribbon in November 2024)
Executive Summary of 2024 Executive Compensation Decisions
We believe that our executive compensation program supports our business strategies and talent management objectives and is consistent with sound governance practices that are intended to best serve our stockholders’ long-term interests. In making its compensation decisions for 2024, the Compensation Committee considered, among other things:
■
our financial and operational results for the year,

■
the result of the say-on-pay vote at our 2024 annual meeting of stockholders, and

■
the achievement of the compensation objectives set by the Compensation Committee.

The components of the NEOs’ compensation and the key decisions underlying such components are described below.
TARGETED COMPENSATION COMPONENTS OF THE CEO AND CURRENT NEOs
(AS A PERCENTAGE OF TOTAL DIRECT COMPENSATION)
Our NEOs are responsible for achieving both short- and long-term performance goals critical to our long-term success. Accordingly, compensation is weighted more heavily towards rewarding variable compensation as an individual rises within the organization.
Executive Compensation Highlights
The Compensation Committee reviews its pay practices to help ensure that they are aligned with the goals and objectives of the business established by the Board, and that such practices reflect what the Compensation Committee believes are good pay practices and support the Company’s strong governance and pay for performance compensation philosophy. No material changes were made to the pay practice structure in 2024.
Ribbon Communications Inc. 2025 Proxy Statement | 37

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Our Guiding Compensation Philosophy
Our compensation philosophy and practices are a critical part of our business strategy. We have a rigorous performance and compensation management system, and we believe our compensation processes and programs are aligned to provide strong incentives for success while appropriately balancing risk. In setting policies and practices regarding compensation, our guiding philosophy is that our compensation programs should:
We seek to accomplish these objectives by:
■
providing independent Compensation Committee oversight;

■
encouraging and rewarding outstanding initiative, achievement, teamwork, appropriate business-risk taking and a shared success environment; and

■
reinforcing critical measures of performance derived from our business strategy and key success factors.

These objectives, and our general compensation philosophy, are reviewed on an annual basis and updated as appropriate.
38 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Some of the highlights of our compensation programs and practices are as follows:
Compensation Best Practices that We Follow

PAY FOR PERFORMANCE

■
A significant portion of the NEOs’ target compensation is performance-based, share-linked or both

■
Over 50% of annual long-term equity awards granted in 2024 are performance-based

■
40% of annual performance-based equity awards made in 2024 are tied to relative total stockholder return over a multi-year period

CONSERVATIVE SEVERANCE ARRANGEMENTS

■
6- or 12-months base salary payment for termination without cause for NEOs (24-months for CEO in connection with termination without cause following a change of control)

■
“Double Trigger” for acceleration of equity awards upon a change of control

COMPENSATION BENCHMARKING and review of market compensation data, including the compensation practices, of peer companies in evaluating the compensation of our NEOs

MEANINGFUL STOCK OWNERSHIP REQUIREMENTS

■
6x base salary for the President and CEO

■
2x base salary for the remaining NEOs

MINIMAL PERQUISITES are provided to our NEOs

ROBUST AND LONG-STANDING CLAWBACK POLICY

MITIGATE UNDUE RISK by utilizing defined maximum payouts for performance-based compensation in order to prevent out-sized payouts

HOLD AN ANNUAL ADVISORY VOTE on the compensation paid to our NEOs

INDEPENDENT COMPENSATION CONSULTING FIRM, engaged by the Compensation Committee, that provides no other services to the Company

Compensation Practices that We Do Not Follow

NO GUARANTEED BONUSES for our executive officers

NO INDIVIDUAL PERFORMANCE OR NON-FINANCIAL METRICS for determining annual bonus for the NEOs

NO DISCOUNTED STOCK AWARDS, RELOADS OR REPRICING without stockholder approval

NO HEDGING OR PLEDGING of shares permitted for our executive officers and directors

NO TAX GROSS-UP PAYMENTS with respect to any payments made in connection with severance including any change of control

NO BROAD SHARE RECYCLING under our stock incentive plans

Consideration of Stockholder Say-on-Pay Vote
The Compensation Committee has historically considered the outcome of the Company’s annual say-on-pay vote when making decisions regarding the Company’s executive compensation program, including engaging in stockholder outreach.
Ribbon Communications Inc. 2025 Proxy Statement | 39

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
STOCKHOLDER ENGAGEMENT

■
In 2024, we engaged with our two largest stockholders, through Messrs. Shani and Smith, two of our non-employee directors, to discuss matters relating to the compensation of our executive officers, generally.

■
Additionally, in 2024, we met with investors regularly to discuss matters of interests to such stockholders.

The Compensation Committee also engaged its independent compensation consultant to review our executive compensation program in a manner that we believe reflects the goals of our current business, and certain material aspects of the current compensation program are described in this Compensation Discussion and Analysis section. While we believe our current program provides the appropriate incentives and pay-for-performance culture for our NEOs, the Compensation Committee intends to continue to review our compensation practices in the future based on the results of say-on-pay votes and to engage stockholders for input into the Company’s pay practices, where appropriate.
Overview of the Company’s Compensation Program
The Company’s executive compensation program is administered by the Compensation Committee. In addition to attracting and retaining high caliber executives, the components of the executive compensation program are designed to reward the successful execution of corporate strategies, foster and drive continuous improvement, and encourage a high-performance culture, both on an annual basis and over the long-term.
Who Oversees the Company’s Compensation Program?
THE COMPENSATION COMMITTEE
The Compensation Committee is primarily responsible for overseeing the Company’s executive compensation program. Our Board sets the overall corporate performance objectives for each year, while the Compensation Committee determines and approves the compensation level for the CEO; reviews the recommendations of the CEO and approves compensation levels of other executive officers; evaluates the performance of these executives; and evaluates and approves all grants of equity-based compensation to the CEO and the other executive officers. All decisions regarding the CEO’s compensation are made by the Compensation Committee in executive session without the CEO present. After the end of the fiscal year, the Compensation Committee reviews the actual corporate performance to determine the appropriate cash incentive amount, if any, to be paid to each eligible executive officer.
ROLE OF THE COMPENSATION CONSULTANT
The duties of the compensation consultant we engage are generally to evaluate board and executive compensation, perform an analysis on realized pay alignment with financial and stock performance, keep the committee apprised of general compensation trends, provide competitive market practice data and benchmarking (including peer group determination), participate in the design and implementation of certain elements of the executive compensation program, assist in the review of compensation related disclosures, assist in share usage analysis and determinations with respect to our equity incentive plans (including with respect to our share reserve), assist our CEO in developing compensation recommendations to present to the Compensation Committee for the other executive officers and assist in reviewing our proxy statement and other relevant public filings.
40 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
The Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors.
Since December 2017, FW Cook has served as the compensation consultant of the Compensation Committee and has advised the Compensation Committee regarding its compensation decisions. The Compensation Committee assessed FW Cook’s independence relative to standards prescribed by the SEC and determined that no conflicts existed.
ROLES OF THE CHIEF EXECUTIVE OFFICER AND THE SENIOR VICE PRESIDENT OF HUMAN RESOURCES
The CEO, in consultation with the Senior Vice President of Human Resources, develops compensation recommendations for the Compensation Committee to consider for the Company’s other executive officers. The CEO considers various factors when making individual compensation recommendations, including the relative importance of the executive’s position within the organization, the individual tenure and experience of the executive, and the executive’s individual performance and contributions to the Company’s results.
The Compensation Committee considers, but is not bound by, compensation recommendations made by the CEO. The Compensation Committee determines the CEO’s compensation in its sole discretion.
Competitive Benchmarking
As part of the ongoing assessment of our executive compensation program, the Compensation Committee, with the assistance of its compensation consultant, reviews market compensation data, including the compensation practices of selected similar peer companies. Accordingly, the Compensation Committee updates the peer group from time to time to ensure that the Company’s executive compensation program remains competitive and in line with market compensation data.
The peer group generally consists of publicly-traded information technology companies that are in the communications equipment and related sub-industries with market capitalization and revenue in a similar range to that of the Company.
The compensation consultant reviews the business descriptions of potential peer companies to identify businesses generally in the telecommunications and/or networking industries. Then, the Compensation Committee considers factors, such as executive talent and business-line competitors, global scope and complexity, research and development expenses, and market capitalization and revenue multiples, when selecting peers.
The Compensation Committee reviews and approves the peer group annually. In September 2024, the Committee determined, in consultation with FW Cook, that no changes to the peer group were needed given that the Company’s business and competition were similar to the prior year. The current peer group is outlined below.
CURRENT RIBBON EXECUTIVE COMPENSATION
PEER GROUP COMPANIES
A10 Networks Inc. ADTRAN Holdings, Inc. AudioCodes Ltd. Aviat Networks, Inc. CalAmp Corp.	Calix, Inc. Cambium Networks Corporation CSG Systems International, Inc. Extreme Networks, Inc. Harmonic Inc.	NETGEAR, Inc. NetScout Systems, Inc. Viavi Solutions Inc.
FW Cook compiled and provided the Compensation Committee with compensation information from the peer group based on the publicly-filed documents of each member of the peer group. While the Compensation Committee considers the compensation of our peer group companies’ senior executives, it does not benchmark a particular percentile for the total compensation of our NEOs or for any component thereof.
Ribbon Communications Inc. 2025 Proxy Statement | 41

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Compensation Components
The Compensation Committee annually reviews fixed and variable compensation received by our NEOs, including:
■
base salary,

■
annual bonus incentives,

■
equity awards, and

■
other benefits (e.g. health and retirement).

Our executive compensation program has four major components that support the Company’s compensation objectives, each of which is discussed in detail below. Such major components reflect the compensation provided to our NEOs in 2024.
Compensation Mix
A significant portion of our executive officers’ total direct compensation (which includes base salary, cash bonus and equity-based incentives) opportunity is attributable to variable compensation — that is, the amount our executives earn is dependent upon Company performance. The 2024 equity-based component of our NEOs’ total compensation consisted primarily of (i) restricted stock units, the vesting of which is subject to established performance metrics (“PSUs”), and (ii) restricted stock units that are subject to time-based vesting (“RSUs”), and in both cases the value of which is tied to the value of the Company’s common stock. These variable elements were intended to align the executives’ performance and interests with Company performance and long-term stockholder value.
The table below generally summarizes the elements of our compensation program for our NEOs in 2024:
	Element	Form of Compensation	Purpose	Link to Company Performance
◀ FIXED ▶	BASE SALARIES	■ Cash	■ Provide competitive, fixed compensation to attract and retain exceptional executive talent	■ Low
◀ VARIABLE ▶	ANNUAL BONUS INCENTIVES	■ Cash	■ Provide a direct incentive to achieve strong annual operating results	■ High
	LONG-TERM EQUITY INCENTIVES	■ PSUs ■ RSUs	■ Encourage executive officers to build and maintain a long-term equity ownership position in Ribbon so that their interests are aligned with those of our stockholders	■ High
◀ OTHER ▶	HEALTH, RETIREMENT AND OTHER BENEFITS	■ Eligibility to participate in benefit plans generally available to our employees, including 401(k) plan, premiums paid on long-term disability and life insurance
■
Benefit plans are part of a broad-based employee benefits program

■
Except in limited circumstances as discussed in the footnotes of our Summary Compensation Table, our executives do not generally receive any material nonqualified deferred compensation plans or perquisites

■ Low
42 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
How Target Levels of Compensation Are Determined
In determining the amount of compensation to pay our NEOs, the Compensation Committee considers factors such as the executive officer’s role within the Company and the level of responsibility, skills and experiences required by the position, the executive officer’s qualifications, our ability to replace such individual and the overall competitive environment for executive talent.
The Compensation Committee also considers the Company’s performance, the executive’s performance, the Compensation Committee’s view of internal equity and consistency and other considerations it deems relevant. In analyzing these factors, the Compensation Committee reviews competitive compensation data gathered in comparative surveys. The Compensation Committee does not have a policy for allocating target compensation among the various elements in any particular ratio, but generally attempts to provide an allocation similar to that used by other companies with whom the Company competes for executive talent using the peer data provided by our outside compensation consultant. Of the elements of total direct compensation, only base salary is fixed compensation, while cash bonuses and equity-based awards are both variable compensation and contingent on Company or stock performance.
2024 Compensation Payouts
The established targets for individual components and overall executive compensation are designed to be market competitive in order to attract, motivate and retain the executives necessary to drive and achieve the Company’s objectives. In some cases, individual components may be positioned higher or lower in the market range in order to emphasize a particular element or if individual circumstances dictate. The Compensation Committee believes that the overall compensation program serves to balance the mix of cash and equity compensation with the mix of short- and long- term compensation for our NEOs.
Base Salary
Base salaries are designed to reflect the scope of responsibilities, performance and competencies of the individual executives, and the relation of that position to other positions in the Company and the external benchmark data for similar positions at peer companies. Each NEO’s salary and performance are reviewed annually as well as at the time of a promotion or other change in responsibilities.
Named Executive Officer	2024 Annual Base Salary ($)
Bruce McClelland	750,000
John Townsend	500,000
Sam Bucci	458,850(1)
Patrick Macken	478,500(2)
Dan Redington	405,000
Miguel Lopez	525,000(3)

(1)
Mr. Bucci’s compensation is paid in Canadian dollars and all amounts have been converted to U.S. dollars.

(2)
Mr. Macken’s base salary was adjusted effective July 1, 2024.

(3)
Mr. Lopez retired from the Company effective as of November 1, 2024.

Mr. Macken’s annual base salary was increased from $435,000 to $478,500 in 2024 in recognition of his further expanded role which includes oversight of the Company’s legal, real estate and facilities group, as well as the Company’s data privacy and trade compliance functions.
Annual Bonuses
Annual incentives provide NEOs with the opportunity to earn additional compensation beyond base salary. The eligibility for an annual bonus creates an incentive to achieve desired near-term
Ribbon Communications Inc. 2025 Proxy Statement | 43

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
corporate goals that are in furtherance of the Company’s long-term objectives. The compensation program establishes target bonuses for each NEO. Bonuses are expected to represent a substantial part of total compensation for our NEOs, if earned. The 2024 target bonus for each NEO is set forth below.
Named Executive Officer	2024 Target Bonus (as % of Base Salary)
Bruce McClelland	100%
John Townsend	75%
Sam Bucci	75%
Patrick Macken	75%
Dan Redington	75%
Miguel Lopez	75%
For 2024, the Company had one cash incentive plan for the NEOs — the Senior Management Cash Incentive Plan (the “SMCIP”). In early 2024, the Compensation Committee determined that the annual incentive under the SMCIP for each NEO would be calculated based on both the Company’s consolidated revenues (50% weighting) and Adjusted EBITDA (50% weighting) included in the 2024 operating plan adopted by the Board.
	Target SMCIP Bonus Metrics for NEOs (in millions)			Actual 2023 Results ($ in millions)	Payout Result	Weighting
Performance Metric	Minimum 0% ($)	Target 100% ($)	Maximum 200% ($)
Revenue	800.0	880.0	925.0	833.9	42.4%	50%
Adjusted EBITDA (pre-bonus)(1)	90.0	137.0	165.0	131.5	87.7%	50%

(1)
Adjusted EBITDA (bonus) is calculated by excluding from (Loss) income from operations: depreciation; amortization of acquired intangible assets; stock-based compensation; acquisition-related inventory adjustments; certain litigation costs; impairment of goodwill; acquisition-, disposal- and integration related expense; and restructuring and related expense.

As noted in the table above, the 2024 revenue of approximately $834 million and Adjusted EBITDA of approximately $132 million would result in a payout of approximately 65% under the SMCIP. In reviewing the Company’s 2024 results, however, the Compensation Committed noted, among other items, a 30% increase in the Company’s adjusted EBITDA (please see Appendix A to this Proxy Statement for a discussion of non-GAAP measures) over 2023, total revenue growth despite the Company suspending sales to customers in Eastern Europe in June 2024 and completion of the refinancing of the Company’s credit facility in May 2024. Given these achievements, the Compensation Committee elected to use its discretion under the SMCIP to increase the payouts to participants to levels equivalent to the Company achieving approximately 70% of target. As a result, the bonuses paid to the NEOs in 2024 under the SMCIP were as follows:
Named Executive Officer	Target Annual Bonus Under SMCIP	Cash Bonus Paid Under SMCIP
Bruce McClelland	$750,000	$525,000
John Townsend	$375,000	$81,164(1)
Sam Bucci	$344,138	$240,896
Patrick Macken	$358,875	$251,213
Dan Redington	$322,500	$225,750
Miguel Lopez	$393,750	—(2)

(1)
Reflects pro-rated bonus for period November 1, 2024 through December 31, 2024 based on 100% of target pursuant to terms of Mr. Townsend’s employment agreement.

(2)
Mr. Lopez retired effective November 1, 2024 and as a result was not eligible to receive a cash bonus under the SMCIP.

44 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
In addition to the bonus paid under the SMCIP, Messrs. Lopez and Macken were also each paid an additional cash bonus of $100,000 in 2024 in recognition of their work done in connection with the completion of the refinancing of our credit facility.
Annual Equity-Based Incentives
Equity-based incentives are provided to executives whose decisions and actions have a direct impact upon our long-term performance and success. PSUs and RSUs were granted to our executive officers in 2024 to link a significant portion of their compensation directly to our long-term success, which aligns with the Compensation Committee’s philosophy. In determining the size of the PSU and RSU awards granted to each executive officer in 2024, the Compensation Committee considered a multitude of factors including:
■
the executive officer’s role,

■
past performance,

■
anticipated contribution to our long-term goals,

■
areas of focus for the year,

■
market data,

■
equity granted in prior years, and

■
existing levels of stock ownership.

2024 EQUITY AWARDS
We made annual equity grants to our NEOs in 2024 as shown in the table below. Generally 50% of the annual equity based incentives granted to our executives officers are in the form of RSUs and 50% are in the form of PSUs, with the PSUs then split between financial performance (60%) and relative total stockholder return (40%) as described in more detail below. In 2024, approximately 67% of the annual equity awards were in the form of PSUs. In addition to the awards listed below, in connection with appointment as Executive Vice President, Chief Financial Officer of the Company, Mr. Townsend was awarded an additional equity inducement grant as described below under “— Townsend Inducement Grant.” No equity awards were made to Mr. Lopez in 2024.
Named Executive Officer	Performance-Based Stock Units (# at Target Vesting)	RSUs (#)
Bruce McClelland	545,886	237,341
John Townsend	230,769(1)	230,769
Sam Bucci	121,308	52,742
Patrick Macken	103,111	44,831
Dan Redington	97,046	42,194

(1)
Granted in 2024 in connection with appointment as CFO. The portion subject to performance conditions is based on performance metrics for 2025, 2026 and 2027 and the portion subject to relative total stockholder return will be based on the period from the date of the award through December 31, 2027.

PSUS
The annual PSU awards typically vest after three years and have both performance and service conditions. However, for the PSU awards made in 2024 (the “2024 Annual PSUs”), other than to Mr. Townsend, the portion of the awards subject to vesting based on financial performance metrics, the vesting will occur over two years and the size of the awards were reduced, compared to prior years, to reflect the shorter vesting period. The decision to shorten the vesting period for 2024 was made because the Company did not have sufficient shares available under the Ribbon Communications Inc. Amended and Restated 2019 Incentive Award Plan (the “2019 Plan”) to make grants consistent with prior years. In addition to reducing the grant size compared to prior years, the maximum number of shares issuable based on the achievement of the identified financial metrics was also reduced from 200% of target to 150% of target. No changes were made to the portion of
Ribbon Communications Inc. 2025 Proxy Statement | 45

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
the 2024 Annual PSUs subject to relative total stockholder return from prior years and those awards will vest at the end of the three year performance period described below and can vest at up to 200% of target as discussed below. Subject to stockholder approval of the 2025 Incentive Award Plan at the 2025 Annual Meeting, the portion of the annual PSUs granted in 2025 that are subject to vesting based on achievement of financial metrics will again vest over three years, however the maximum number of shares that may be issued will continue to be capped at 150% of target.
The performance conditions for the 2024 Annual PSUs were again based on key financial performance metrics (60% of the total target award amount) and relative total stockholder return over a three-year period (40% of the total target award amount).
Performance Goals for Annual PSUs
Due to the challenge of setting multi-year goals in our industry, the Compensation Committee establishes annual corporate performance goals at the start of each year of the two- or three-year period covered by the annual awards (60% total weighting of the target award value for the 2024 Annual PSUs). While shares are earned at the end of each one-year performance period, they do not vest and become payable until the end of the full two-year period under the terms of the 2024 Annual PSU awards.
For the performance period beginning January 1, 2024 through December 31, 2024, the corporate performance goal established by the Compensation Committee for the 2024 Annual PSUs was consolidated revenue (50% weighting) and Adjusted EBITDA (50% weighting). The revenue and Adjusted EBITDA goals and potential payouts are set forth in the table below. These performance goals also applied to the 2024 performance period under PSUs granted to the NEOs in 2022 and 2023 (the “Previously Outstanding Annual PSUs”).
	PSU 2024 Performance Metrics (in millions)			Weighting
Performance Metric	Minimum 0% ($)	Target 100% ($)	Maximum 150% ($)
Revenue	800.0	880.0	925.0	50%
Adjusted EBITDA (pre-bonus)	90.0	137.0	165.0	50%
For 2024, based on the results discussed above for the SMCIP, the Company’s 2024 revenue and Adjusted EBITDA would have resulted in shares equivalent to approximately 65% of the revenue target being earned for the 2024 performance period. However, as with the SMCIP discussed above, based on the Company’s 2024 achievements, the Compensation Committee used its discretion to increase the shares earned for the 2024 performance period to the number that would have been earned at 70% of the revenue target.
RELATIVE TSR
Relative total stockholder return (“Relative TSR”), which comprises 40% of the total target award, is the return on the Company’s stock taking into account the change in the stock price over the three- year measurement period and assuming any dividends are reinvested. Ribbon’s stock performance over the three-year period is compared on a relative basis to a peer index and measured “point-to-point,” with the starting and ending points based on the average 20-trading day closing stock prices at the end of our fiscal years to smooth out any single day volatility. As noted above, for
46 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Mr. Townsend’s award made in connection with his appointment as CFO, the measurement period will run from the date of the award in 2024 through December 31, 2027. The Nasdaq Telecommunications Index is the peer index used to measure Relative TSR, which is the same peer index used for the “— Pay Versus Performance Disclosures.”
The table below provides the payout range for the Relative TSR portion of the 2024 Annual PSUs. This portion of the PSU awards cliff vest at the end of the three-year performance period with linear interpolation between each performance hurdle (e.g., 40th percentile Relative TSR performance yields 80% of target payout on this metric).
Payout for Relative TSR Achievement Metric	Relative TSR Achievement
200%	75th percentile
100%	50th percentile
50%	25th percentile
RSUS
The annual RSUs granted to the NEOs in 2024, other than Mr. Townsend, cliff vest on the first anniversary of the grant date. As discussed above in connection with the 2024 Annual PSUs, given the constraints on the number of shares available for grant under the Company’s Amended and Restated 2019 Stock Incentive Plan, the Compensation Committee elected to reduce the size of the RSU awards made to the NEOs and shorten the vesting period to one year. If the 2025 Incentive Award Plan is approved by stockholders at the 2025 Annual Meeting, RSUs granted to NEOs in 2025 will again vest over a three-year period with one-third of the award vesting on the first anniversary of the grant date and one-sixth of the RSUs vesting every six months thereafter, subject to the NEO’s continued employment with the Company.
The RSUs granted to Mr. Townsend in connection with his appointment as CFO will vest over a three-year period with one-third of the award vesting on the first anniversary of the grant date and one-sixth of the RSUs vesting every six months thereafter, subject to his continued employment with the Company.
TOWNSEND SIGN-ON AWARDS
In connection with his appointment as Executive Vice President and Chief Financial Officer of Ribbon effective November 1, 2024, in addition to the 2024 Annual PSUs and RSUs discussed above, Mr. Townsend was awarded Performance Share Units (the “Townsend Sign-On PSUs”) that are subject to vesting based on both (i) a continued service requirement and (ii) achievement of specified volume-weighted average trading prices of the Company’s common stock for 60 consecutive days (each a “Target VWAP”). Once the Target VWAP for a tranche is achieved, the shares subject to that tranche will vest upon the continued service requirement for the tranche being met, regardless if the stock price falls below the Target VWAP. In addition, if the Target VWAP for a tranche is not met prior to the continued service date for such tranche, then the PSUs for that tranche will be forfeited.
In the event that a Change in Control (as defined in the Executive Severance Agreement with Mr. Townsend described below), the PSUs subject to a vesting tranche will be eligible to vest following the Change in Control subject only to the continued service requirement, but only to the extent that (i) the Target VWAP condition for such vesting tranche has been satisfied prior to the date of such Change in Control or (ii) the fair market value per share of the Company’s common stock as of the consummation of such Change in Control, as determined by the Company’s Board of Directors in its sole discretion, equals or exceeds the applicable Target VWAP condition for such vesting tranche in connection with such Change in Control, without regard to the 60 consecutive calendar day average requirement and any portion of the PSUs that remain unvested such accelerated vesting will be automatically forfeited for no consideration as of the consummation of such Change in Control.
Ribbon Communications Inc. 2025 Proxy Statement | 47

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Performance Tranche	Continued Service Period	Target VWAP ($)	Number of PSUs Eligible to Vest (#)
First Vesting Tranche	October 15, 2025	4.00	93,750
Second Vesting Tranche	October 15, 2026	4.50	83,333
Third Vesting Tranche	October 15, 2027	5.00	75,000
Fourth Vesting Tranche	October 15, 2028	6.00	62,500
Maximum Aggregate Number of Shares Eligible to Be Received:			314,583
As of April 14, 2025, the Target VWAP for the first vesting tranche has not yet been met.
Benefits and Other Compensation
We have various broad-based employee benefit plans. We do not typically offer perquisites or employee benefits to executive officers that are not also made available to employees on a broad basis.
Our executive officers generally are eligible for the same benefits that are available to all employees, which include group health, dental and vision insurance, life and disability insurance, discretionary 401(k) matching contributions and paid holidays. We offer a 401(k) plan, which allows our employees to invest in a wide array of funds. Except for certain post-termination benefits in connection with severance, we do not provide pension arrangements or post-retirement health coverage for our NEOs. We have entered into indemnification agreements with our executive officers and directors.
Severance and Separation Arrangements
We are party to agreements with each of our NEOs, which generally provide that, upon a termination of the NEO’s employment by the Company without “cause” (as defined in the applicable NEO’s employment agreement), due to a resignation by the NEO for “good reason” (as defined in the applicable NEO’s employment agreement) or due to death or disability of the NEO, the NEO is entitled to certain severance payments and benefits. We believe the entry into such severance arrangements by Ribbon (or our predecessors) is generally consistent with market practice and allows our executives to remain focused on the Company’s objectives in times of potential uncertainty.
For further discussion regarding the severance and separation agreements and arrangements, see “Severance and Change in Control Benefits” below.
Compensation Policies and Practices
Stock Ownership Requirements
The Board believes that it is important to link the interests of our NEOs, among others, to those of our stockholders. Our stock ownership guidelines require our Chief Executive Officer and other Section 16 reporting officers to accumulate and hold a minimum amount of Company common stock within a certain number of years of joining the Company. Any Section 16 reporting officer who is subject to our stock ownership guidelines must satisfy these ownership guidelines within five years from the date he or she is appointed as a Section 16 reporting officer. Further, our non-employee directors, other than those who elect not to receive the cash retainer or annual equity grant, must maintain an amount of common stock equal to at least five times the amount of the annual cash retainer provided to the non-employee directors. In determining compliance with this requirement, the following are included in the determination of shares owned:
■
shares directly owned by the director or NEO;

■
shares held in trust, limited partnerships, or similar entities for the benefit of the director or NEO or shares held by immediate family members of the director or NEO;

■
shares underlying unvested RSUs subject to only time-based vesting;

■
shares “earned” under PSUs or subject to stock performance conditions that will vest at a future date subject to continued employment; and

48 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
■
any other vested grants or account balances under share-based Company compensation plans.

As of the last measurement date under the policy, each of our non-employee directors, Chief Executive Officer and the other Section 16 reporting officers of the Company has either satisfied these ownership guidelines or were on track to satisfy the requirement in the time remaining to do so. The specific stock ownership requirements for our directors, Chief Executive Officer and other Section 16 reporting officers are as follows:
Title	Stock Ownership Requirement	Compliance Period
Chief Executive Officer	6x annual base salary	5 years from appointment, subject to the guidelines
Section 16 Reporting Officers	2x annual base salary	5 years from appointment, subject to the guidelines
Non-Employee Directors	5x annual cash retainer	5 years from appointment
The value of each such individual’s stock ownership measured annually as of April 1st by the Compensation Committee.
Clawback Policy
All awards granted under our equity plans are subject to clawback pursuant to the Company’s Clawback Policy and any other clawback policy that the Company may adopt in the future. The Clawback Policy was amended in 2023 by the Board to comply with the final rule adopted by the SEC that implements the applicable provision of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Nasdaq’s related listing standard, in each case relating to recoupment of incentive-based compensation.
Insider Trading Policy and Policy Regarding Transactions Involving Hedging, Monetization, Margin Accounts and Pledges
Our Board has adopted insider trading policies and procedures governing the purchase, sale and/or other dispositions of our directors, officers and employees that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us (the “Insider Trading Policy”). It is also our policy to comply with all applicable securities laws when transacting in our own securities.
The Company’s Insider Trading Policy contains stringent restrictions on transactions in Company common stock by directors and officers. All trades by directors and officers must be pre-approved by the Chief Legal Officer. In addition, our Insider Trading Policy prohibits all executive officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities.
Our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K filed on February 27, 2025.
Timing of Stock Options and Other Equity Awards
Although we do not have a formal policy regarding the timing of awards of stock options, SARs and/or similar option-like instruments grants to our NEOs, we do not make these awards or any other form of equity compensation in anticipation of the release of material, non-public information. Similarly, we do not time the release of material, non-public information based on stock option, SARs or other equity award grant dates for the purpose of affecting the value of any NEO award. In 2024, none of our NEOs were granted any options to purchase shares of our common stock, SARs or similar option-like instruments.
Tax and Accounting Considerations
Accounting for Stock-Based Compensation
We account for stock-based compensation in accordance with ASC 718.
Ribbon Communications Inc. 2025 Proxy Statement | 49

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Policy on Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction for annual compensation in excess of $1.0 million paid to certain executive officers of the Company. The Compensation Committee reviews the potential effect of Section 162(m) of the Code on the Company’s compensation practices periodically. However, the Compensation Committee has no obligation to limit compensation to that which is deductible under Section 162(m) of the Code and may use its judgment to authorize compensation programs and payments (or the modification of existing compensation programs or payments) that may not be deductible when it believes such programs and payments are appropriate and in the Company’s and our stockholders’ best interests. Further, there is no guarantee that deductions claimed under Section 162(m) of the Code will not be challenged by the Internal Revenue Service and our ability to deduct compensation under Section 162(m) of the Code may be restricted.
Risk Management and Our Executive Compensation Program
The Compensation Committee monitors and manages our executive compensation program to help ensure that it does not encourage excessive risk taking. The Compensation Committee reviewed, analyzed and considered whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us, and concluded that no such material risks exist.
50 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Compensation Committee Report
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
The Compensation Committee currently consists of Beatriz V. Infante, Bruns H. Grayson and Tanya Tamone. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by,
THE COMPENSATION COMMITTEE

Beatriz V. Infante (Chair)	Bruns H. Grayson	Tanya Tamone
Ribbon Communications Inc. 2025 Proxy Statement | 51

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Executive Compensation Tables
2024 Summary Compensation Table
The following table sets forth, for the year ended December 31, 2024 and for the two years prior thereto (if applicable), the compensation earned by our Chief Executive Officer, Chief Financial Officer, the three most highly compensated executive officers serving as executive officers at December 31, 2024, and our former Chief Financial Officer who retired in 2024.
Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Bruce McClelland, President and Chief Executive Officer	2024	750,000	—	3,141,452	—	525,000	36,550	4,453,002
	2023	750,000	—	1,915,427	—	—	32,697	2,698,394
	2022	750,000	—	749,998	—	—	34,506	1,534,506
John Townsend, Executive Vice President and Chief Financial Officer	2024	105,479(4)	—	2,571,058	—	81,164	4,066	2,680,603
Sam Bucci, Executive Vice President and Chief Operating Officer	2024	458,850(5)	—	698,099		240,896	18,270	1,416,115
	2022	435,754	—	1,344,641	—	48,400	14,306	1,843,101
	2023	461,234	106,110	1,388,119	—	—	5,744	1,944,397
Patrick Macken, Executive Vice President, Chief Legal Officer and Corporate Secretary	2024	478,500	100,000	593,381	—	251,213	36,863	1,459,957
	2023	435,000	—	1,030,750	—	49,000	36,580	1,551,330
	2022	400,000	—	1,136,522	—	—	34,860	1,571,382
Dan Redington, Executive Vice President, Global Sales	2024	430,000		558,478		225,750	36,831	1,251,059
	2023	405,000	—	800,289	—	45,600	36,550	1,287,439
Miguel Lopez, Former Executive Vice President, Chief Legal Officer and Corporate Secretary	2024	437,260(4)	100,000	—	—	—	16,269	553,529
	2023	525,000	—	1,443,344	—	—	17,191	1,985,535
	2022	525,000	—	1,439,403	—	—	24,521	1,998,924

(1)
The amounts shown in this column do not reflect compensation actually received by the NEO. Instead, the amounts primarily reflect the grant date fair value of each stock award granted to each NEO. The grant date fair values of stock awards were calculated in accordance with ASC 718. The methodology for calculating the grant date fair value of stock awards is discussed in Note 20 to our Audited Financial Statements for the year ended December 31, 2024. The grant date fair value of restricted stock units is equal to the closing price of our common stock on the date of grant. In 2024, 2023 and 2022, we granted PSUs with both performance and service conditions to all of the NEOs. PSUs that include a market condition require the use of a Monte Carlo simulation approach to model future stock price movements based upon the risk-free rate of return, the volatility of each entity and, where applicable, the pair-wise covariance between each entity. These results are then used to calculate the grant date fair values of the respective PSUs.

(2)
The amounts shown in this column represent the cash amounts earned under our SMCIP.

(3)
This column includes the incremental cost of certain perquisites and other personal benefits provided to the NEOs. The components of All Other Compensation for 2024 are as follows:

2024 Compensation Components	Bruce McClelland ($)	John Townsend ($)	Sam Bucci ($)	Patrick Macken ($)	Dan Redington ($)	Miguel Lopez ($)
Health Benefits(a)	28,485	2,959	7,964	28,515	28,485	8,073
401(k) matching contributions/pension and profit sharing contribution(b)	6,600	769	6,752	6900	6900	6900
Life, disability and excess liability insurance(a)	1,129	273	3,218	1112	1110.34	987
Travel medical coverage(a)	336	65	336	336	336	310
Total All Other Compensation	36,550	4,066	18,270	36,863	36,831	16,269
52 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
(a)
Represents the Company’s portion of such benefits.

(b)
Represents pension and profit sharing contributions or Mr. Bucci and the Company’s 401(k) matching contributions for all other NEOs.

(4)
Reflect pro rated amounts based on time employed during 2024.

(5)
Mr. Bucci’s compensation is paid in Canadian dollars. Amounts shown have been converted to U.S. dollars.

Grants of Plan-Based Awards in 2024
The following table sets forth information about incentive plan awards made to the NEOs during the year ended December 31, 2024:
	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Awards: No. of Units (#)	Grant Date Fair Value of Stock Awards(2)(3) ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Bruce McClelland		—	750,000	—	—	—	—	—	—
	May 15, 2024	—	—	—	—	—	—	237,341	783,225
	May 15, 2024	—	—	—	—	327,532	491,298	—	1,080,856
	May 15, 2024	—	—	—	—	218,354	436,708	—	1,277,371
John Townsend		—	375,000	—	—	—	—	—	—
	October 15, 2024	—	—	—	—	—	—	230,769	752,307
	October 15, 2024	—	—	—	—	138,461	207,692	—	451,383
	October 15, 2024	—	—	—	—	92,308	184,616	—	505,848
	October 15, 2025	—	—	—	—	406,891	—	—	861,520
Sam Bucci		—	344,138	—	—	—	—	—	—
	May 15, 2024	—	—	—	—	—	—	52,742	174,049
	May 15, 2024	—	—	—	—	72,785	109,178	—	240,191
	May 15, 2024	—	—	—	—	48,523	97,046	—	283,860
Patrick Macken		—	358,875	—	—	—	—	—	—
	May 15, 2024	—	—	—	—	—	—	44,831	147,942
	May 15, 2024	—	—	—	—	61,867	92,801	—	204,161
	May 15, 2024	—	—	—	—	41,244	82,488	—	241,277
Dan Redington		—	322,500	—	—	—	—	—	—
	May 15, 2024	—	—	—	—	—	—	42,194	139,240
	May 15, 2024	—	—	—	—	58,228	87,342	—	192,152
	May 15, 2024	—	—	—	—	38,818	77,636	—	227,085
Miguel Lopez		—	393,750	—	—	—	—	—	—

(1)
“Target” amount represents the potential cash bonus payment under the SMCIP at target level of achievement.

(2)
In 2024, we granted PSUs with both market and service conditions to Messrs. McClelland, Townsend, Bucci, Macken and Redington. PSUs that include a market condition require the use of a Monte Carlo simulation approach to model future stock price movements based upon the risk-free rate of return, the volatility of each entity and, where applicable, the pair-wise covariance between each entity. These results are then used to calculate the grant date fair values of the respective PSUs.

Each 2024 Annual PSU grant made to Messrs. McClelland, Bucci, Macken and Redington, based, in part, on performance is comprised of two consecutive fiscal year performance periods from 2024 through 2025 (each, a “Fiscal Year Performance Period”), with one-half of the Performance PSUs attributable to each Fiscal Year Performance Period. The 2024 Annual PSU grant made to Mr. Townsend is based, in part, on performance is comprised of three consecutive fiscal year performance periods from 2025 through 2027, with one-third of the Performance PSUs attributable to each Fiscal Year Performance Period. The number of shares that will vest for each Fiscal Year Performance Period will be based on the achievement of certain metrics related to the Company’s financial performance for the applicable year on a standalone basis (each, a “Fiscal Year Performance Condition”). The Company’s achievement of each Fiscal Year Performance Condition (and the number of shares of Company common stock to vest as a result thereof) is measured on a linear sliding scale in relation to specific threshold, target and stretch performance conditions. The Compensation Committee will determine the number of shares earned, if any, after the Company’s financial results for each Fiscal Year Performance Period are finalized. Upon the determination by the Compensation Committee of the number of shares that will be received upon vesting of the 2024 Annual PSUs, such number of shares will become fixed
Ribbon Communications Inc. 2025 Proxy Statement | 53

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
and the unamortized expense will be recorded through the remainder of the service period that ends on May 15, 2026 (May 15, 2028 for Mr. Townsend), at which time the total Performance PSUs earned, if any, will vest, pending each executive’s continued employment with the Company through that date.
The number of shares of common stock to be achieved upon vesting of the Performance PSUs will in no event exceed 150% of the Performance PSUs. Shares subject to the Performance PSUs that fail to be earned will be forfeited. In January 2025, as discussed in “— Compensation Discussion & Analysis” above, the Compensation Committee determined that the performance metrics for the performance portion of the 2024 Annual PSUs had been achieved at approximately 70% of target, with such achievement equal to the right to receive the following shares, provided (with respect to the Annual PSU grants), that the NEO is still employed by the Company on the vesting date: Mr. McClelland 114,636 shares; Mr. Lopez 18,071 shares; Mr. Bucci 24,474 shares; Mr. Macken 21,653 shares; and Mr. Redington 20,380 shares.
The TSR portion of the 2024 Annual PSUs have a single multi-year performance period, which will end on December 31, 2026 (the “Market Performance Period”). The number of shares subject to the TSR portion of the 2024 Annual PSUs that will vest, if any, on May 15, 2028, will be dependent upon the Company’s TSR compared with the TSR of the peer companies identified by the Compensation Committee for the 2024 Annual PSUs, measured by the Compensation Committee after the Market Performance Period ends. The shares determined to be earned will vest on May 15, 2028, pending each executive’s continued employment with the Company through that date. The number of shares of common stock to be achieved upon vesting of the TSR portion of the 2024 Annual PSUs will in no event exceed 200% of the TSR portion of the 2024 Annual PSUs. Shares subject to the TSR portion of the 2024 Annual PSUs that fail to be earned will be forfeited.
(3)
Amounts reflect the grant date fair values of the RSUs and PSUs estimated in accordance with ASC 718 as of the respective grant dates. The methodology for calculating the grant date fair value of stock awards is discussed in Note 20 to the Company’s Audited Financial Statements for the year ended December 31, 2024.

54 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning unvested stock awards held by the NEOs as of December 31, 2024 for those NEOs that held unvested awards as of such date:
	Stock Awards
Name	No. of Shares of Stock Awards that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares that Have Not Vested(1) ($)
Bruce McClelland	103,261(2)	429,566
	237,341(2)	987,339
	42,132(3)	175,269
	114,637(3)	476,890
			41,305(3)	171,829
			163,766(3)	681,267
			82,611(4)	343,662
			218,354(4)	908,353
John Townsend	230,769(5)	959,999
			138,461(6)	575,998
			314,583(7)	1,308,665
			92,308(8)	384,001
Sam Bucci	26,709(9)	111,109
	77,446(9)	322,175
	52,742(9)	219,407
	32,799(10)	136,444
	31,598(10)	131,448
	25,475(10)	102,232
	64,308(11)	267,521
			30,979(10)	128,873
			36,393(10)	151,395
			61,958(11)	257,745
			48,523(11)	201,856
Patrick Macken	21,367(12)	88,887
	61,957(12)	257,741
	44,831(12)	186,497
	26,238(13)	109,150
	25,278(13)	105,156
	21,653(13)	90,076
	51,446(14)	214,015
			24,783(13)	103,097
			30,934(13)	128,685
			49,567(14)	206,199
			41,244(14)	171,575
Dan Redington	41,666(15)	173,331
	54,212(15)	225,522
	42,194(15)	175,527
	22,119(16)	92,015
	20,380(16)	84,781
			21,685(16)	90,210
			29,114(16)	121,114
			43,371(17)	180,423
			38,818(17)	161,483
Miguel Lopez	18,120(18)	116,413
			37,910(19)	157,510
Ribbon Communications Inc. 2025 Proxy Statement | 55

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
(1)
In accordance with SEC rules, the market value of unvested restricted stock units was determined by multiplying the number of such shares by $4.16, the closing market price of our common stock on December 31, 2024.

(2)
Of Mr. McClelland’s 103,261 unvested RSUs, 34,420 will vest on April 17, 2025, 34,421 will vest on October 17, 2025 and 34,420 will vest on April 17, 2026. All of Mr. McClelland’s 237,341 unvested RSUs will vest on May 16, 2025.

(3)
The 42,132 unvested stock units represent the number of shares underlying Mr. McClelland’s unvested 2023 Annual PSUs based on 2023 and 2024 performance and the 41,305 unearned stock units represent shares underlying 2023 Annual PSUs that will vest upon achievement of target performance goals in a future performance period; any shares earned under the 2023 Annual PSUs will vest on April 17, 2026. The 114,637 unvested stock units represent the number of shares underlying Mr. McClelland’s unvested 2024 Annual PSUs based on 2024 performance and the 163,766 unearned stock units represent shares underlying 2024 Annual PSUs that will vest upon achievement of target performance goals in a future performance period; any shares earned under the 2024 Annual PSUs will vest on May 15, 2026.

(4)
The 82,611 unvested stock units represent the shares underlying Mr. McClelland’s unvested 2023 Annual PSUs based on relative TSR, which have a three-year performance period, and that will vest upon achievement of target performance; shares earned, if any, will vest on April 17, 2026. The 218,354 unvested stock units represent the shares underlying Mr. McClelland’s unvested 2024 Annual PSUs based on relative TSR, which have a three-year performance period, and that will vest upon achievement of target performance; shares earned, if any, will vest on May 15, 2027.

(5)
Of Mr. Townsend’s 230,769 unvested RSUs, 128,205 will vest on October 15, 2025 and 25,641 will vest on each of April 15, 2026, October 15, 2026, April 15, 2027 and October 15, 2027.

(6)
The 138,461 unearned stock units represent shares underlying 2024 Annual PSUs that will vest upon achievement of target performance goals in future performance periods; any shares earned under the 2024 Annual PSUs will vest on March 15, 2028.

(7)
The 314,583 unvested stock units represent the shares underlying the Townsend Sign-On PSUs which have vesting based on both the achievement of stock price targets and the passage of time; shares earned, if any, will vest before October 15, 2028.

(8)
The 92,308 unvested stock units represent the shares underlying Mr. Townsend’s unvested 2024 Annual PSUs based on relative TSR, which have a performance period running from October 15, 2024 through December 31, 2027, and that will vest upon achievement of target performance; shares earned, if any, will vest on March 15, 2028.

(9)
The 26,709 unvested RSUs will vest on April 18, 2025. Of Mr. Bucci’s 77,446 unvested RSUs, 25,815 will vest on April 17, 2025, 25,816 will vest on October 17, 2025 and 25,815 will vest on April 17, 2026. All of Mr. Bucci’s 52,742 unvested RSUs will vest on May 16, 2025.

(10)
The 32,799 unvested stock units represent the number of shares underlying Mr. Bucci’s unvested 2022 Annual PSUs based on actual 2022, 2023 and 2024 performance; these shares vested on March 15, 2025. The 31,598 unvested stock units represent the number of shares underlying Mr. Bucci’s unvested 2023 Annual PSUs based on actual 2023 and 2024 performance and the 30,979 unearned stock units represent shares underlying 2023 Annual PSUs that will vest upon achievement of target performance goals in a future performance period; any shares earned under the 2023 Annual PSUs will vest on April 17, 2026. The 24,575 unvested stock units represent the number of shares underlying Mr. Bucci’s unvested 2024 Annual PSUs based on 2024 performance and the 36,393 unearned stock units represent shares underlying 2024 Annual PSUs that will vest upon achievement of target performance goals in a future performance period; any shares earned under the 2024 Annual PSUs will vest on May 15, 2026.

(11)
The 64,308 unvested stock units represent the shares underlying Mr. Bucci’s unvested 2022 Annual PSUs based on relative TSR for the three-year period ended December 31, 2024; these shares vested on March 15, 2025. The 61,958 unvested stock units represent the shares underlying Mr. Bucci’s unvested 2023 Annual PSUs based on relative TSR, which have a three-year performance period, and that will vest upon achievement of target performance; shares earned, if any, will vest on April 17, 2026. The 48,523 unvested stock units represent the shares underlying Mr. Bucci’s unvested 2024 Annual PSUs based on relative TSR, which have a three-year performance period, and that will vest upon achievement of target performance; shares earned, if any, will vest on May 15, 2027.

(12)
The 21,367 unvested RSUs will vest on April 18, 2025. Of Mr. Macken’s 61,957 unvested RSUs, 20,653 will vest on April 17, 2025, and 20,652 will vest on each of October 17, 2025 and April 17, 2026. All of Mr. Macken’s 44,831 unvested RSUs will vest on May 16, 2025.

(13)
The 26,238 unvested stock units represent the number of shares underlying Mr. Macken’s unvested 2022 Annual PSUs based on actual 2022, 2023 and 2024 performance; these shares vested on March 15, 2025. The 25,278 unvested stock units represent the number of shares underlying Mr. Macken’s unvested 2023 Annual PSUs based on actual 2023 and 2024 performance and the 24,783 unearned stock units represent shares underlying 2023 Annual PSUs that will vest upon achievement of target performance goals in a future performance period; any shares earned under the 2023 Annual PSUs will vest on April 17, 2026. The 21,653 unvested stock units represent the number of shares underlying Mr. Macken’s unvested 2024 Annual PSUs based on 2024 performance and the 30,934 unearned stock units represent shares underlying 2024 Annual PSUs that will vest upon achievement of target performance goals in a future performance period; any shares earned under the 2024 Annual PSUs will vest on May 15, 2026.

(14)
The 51,446 unvested stock units represent the shares underlying Mr. Macken’s unvested 2022 Annual PSUs based on relative TSR for the three-year period ended December 31, 2024; these shares vested on March 15, 2025. The 49,567 unvested stock units represent the shares underlying Mr. Macken’s unvested 2023 Annual PSUs based on relative TSR, which have a three-year performance period, and that will vest upon achievement of target performance; shares earned, if any, will vest on April 17, 2026. The 41,244 unvested stock units represent the shares underlying Mr. Macken’s

56 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
unvested 2024 Annual PSUs based on relative TSR, which have a three-year performance period, and that will vest upon achievement of target performance; shares earned, if any, will vest on May 15, 2027.
(15)
Of Mr. Redington’s 41,666 unvested RSUs, 20,833 will vest on June 15, 2025 and the remaining 20,833 will vest on December 15, 2025. Of Mr. Redington’s 54,212 unvested RSUs, 18,071 will vest on April 17, 2025, 18,071 will vest on October 17, 2025 and 18,070 will vest on April 17, 2026. All of Mr. Redington’s 42,194 unvested RSUs will vest on May 16, 2025.

(16)
The 22,119 unvested stock units represent the number of shares underlying Mr. Redington’s unvested 2023 Annual PSUs based on actual 2023 and 2024 performance and the 21,685 unearned stock units represent shares underlying 2023 Annual PSUs that will vest upon achievement of target performance goals in a future performance period; any shares earned under the 2023 Annual PSUs will vest on April 17, 2026. The 20,380 unvested stock units represent the number of shares underlying Mr. Redington’s unvested 2024 Annual PSUs based on 2024 performance and the 29,114 unearned stock units represent shares underlying 2024 Annual PSUs that will vest upon achievement of target performance goals in a future performance period; any shares earned under the 2024 Annual PSUs will vest on May 15, 2026.

(17)
The 43,371 unvested stock units represent the shares underlying Mr. Redington’s unvested 2023 Annual PSUs based on relative TSR, which have a three-year performance period, and that will vest upon achievement of target performance; shares earned, if any, will vest on April 17, 2026. The 38,818 unvested stock units represent the shares underlying Mr. Redington’s unvested 2024 Annual PSUs based on relative TSR, which have a three-year performance period, and that will vest upon achievement of target performance; shares earned, if any, will vest on May 15, 2027.

(18)
The 27,984 unvested stock units represent the pro rated number of shares underlying Mr. Lopez’s unvested 2023 Annual PSUs based on actual 2023 and 2024 performance; any shares earned under the 2023 Annual PSUs will vest on April 17, 2026.

(19)
The 37,863 unvested stock units represent the pro rated shares underlying Mr. Lopez’s unvested 2023 Annual PSUs based on relative TSR, which have a three-year performance period, and that will vest upon achievement of target performance; shares earned, if any, will vest on April 17, 2026.

2024 Stock Vested
The following table summarizes for the NEOs in 2024 the number of shares acquired upon the vesting of stock awards and the value realized, before payout of any applicable withholding tax. NEOs that did not have any stock awards vest in 2024 are excluded from the table.
Name	Stock Awards
	No. of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Bruce McClelland	214,790	587,106
John Townsend	0	—
Sam Bucci	247,601	711,700
Patrick Macken	180,958	519,498
Dan Redington	118,464	360,844
Miguel Lopez	338,360	1,005,929

(1)
We withhold and retire enough vesting shares to cover each NEO’s withholding tax obligations associated with the vesting of such shares.

Of Mr. McClelland’s 214,790 shares that vested in 2024, 83,290 shares were returned to us to satisfy the tax withholding obligations associated with the vesting of the shares.
Of Mr. Bucci’s 247,601 shares that vested in 2024, 133,136 shares were returned to us to satisfy the tax withholding obligations associated with the vesting of the shares.
Of Mr. Macken’s 181,458 shares that vested in 2024, 79,324 shares were returned to us to satisfy the tax withholding obligations associated with the vesting of the shares.
Of Mr. Redington’s 118,464 shares that vested in 2024, 44,881 shares were returned to us to satisfy the tax withholding obligations associated with the vesting of the shares.
Of. Mr. Lopez’s 328,446 shares that vested in 2024, 129,216 shares were returned to us to satisfy the tax withholding obligations associated with the vesting of the shares.
(2)
In accordance with SEC rules, the aggregate dollar amount realized upon vesting of restricted stock units was determined by multiplying the number of shares by the closing market price of our common stock on the day before vesting.

Ribbon Communications Inc. 2025 Proxy Statement | 57

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Severance and Change of Control Benefits
To attract and retain key executive officers, the Company has entered into executive agreements that include severance and change of control benefits. In the event or threat of a change of control transaction, we believe that these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that may result in the termination of their employment. The severance arrangements for the Current NEOs generally provide that, upon termination of the NEO’s employment by the Company without cause, by the NEO for good reason or due to death or disability of the NEO, the NEO is entitled to certain severance payments and benefits as described below.
Bruce McClelland
We have entered into a severance agreement with Mr. McClelland (the “McClelland Severance Agreement”). Upon a termination of Mr. McClelland’s employment by the Company without Cause or by Mr. McClelland for Good Reason (each as defined in the McClelland Severance Agreement), Mr. McClelland is entitled to:
(a)
severance payments equal to:

(i)
100% of his annual base salary, payable over 12 months following termination,

(ii)
his target annual bonus, payable at the same time as such bonus would have been paid absent termination, and

(iii)
in the event such termination occurs more than six months following the commencement of the fiscal year, Mr. McClelland shall be entitled to receive a prorated portion of the annual bonus for the fiscal year of termination based on actual Company performance and target individual performance (such proration based on the number of days actually employed in such fiscal year) (the “Pro Rata Bonus”), and

(b)
a lump sum payment of an amount equal to the sum of the Company’s share of health plan premium payments for a period of 12 months following termination. In addition, upon such a termination,

(A)
Mr. McClelland’s equity awards that are subject to vesting based solely upon Mr. McClelland’s continued service with the Company and would have vested during the 12-month period following the date of Mr. McClelland’s termination of employment shall vest, and

(B)
(i)
all awards that are subject to vesting in whole or in part based on the achievement of performance objective(s) (other than the McClelland Sign-On PSUs) (collectively, “Performance-Based Equity Awards”) with respect to any performance periods ending on or prior to the date of termination shall remain eligible to vest based on actual performance through the end of the applicable performance period, and

(ii)
a pro-rated portion of Performance-Based Equity Awards with respect to any performance periods in which the date of termination occurs shall remain eligible to vest based on performance through the end of the fiscal year in which the date of termination occurs based on actual performance through the end of such fiscal year (such proration based on the number of days actually employed during such performance period).

Notwithstanding the foregoing, to the extent a termination by the Company without Cause or by Mr. McClelland for Good Reason occurs within 12 months following a Change in Control (as defined in the McClelland Severance Agreement), Mr. McClelland is entitled to receive a cash lump sum payment equal to:
(a)
200% of (X) his annual base salary, and (Y) his target annual bonus,

(b)
in the event such termination occurs more than six months following the commencement of the fiscal year, the Pro Rata Bonus, and

58 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
(c)
a lump sum payment of an amount equal to the sum of the Company’s share of health plan premium payments for a period of 24 months following termination.

In addition, upon such a termination, the vesting of all of Mr. McClelland’s outstanding equity awards (other than the Sign-on RSUs and the Sign-On PSUs) will accelerate, with Performance- Based Equity Awards vesting as if target performance had been achieved, pursuant to the McClelland Severance Agreement. Further, the Sign-on RSUs and Sign-On PSUs will be eligible to vest on or following a Change in Control (as defined in the McClelland Severance Agreement) in accordance with the terms of the underlying award agreements.
John Townsend, Sam Bucci, Dan Redington and Patrick Macken
We have entered into severance agreements with each of Messrs. Townsend, Bucci, Redington and Macken (each an “Executive Severance Agreement”). Each of the Executive Severance Agreements is subject to a three-year term, with automatic one-year renewals thereafter unless six months’ prior written notice of non-renewal is given before the term automatically renews. In no event will any of the Severance Agreements end before the first anniversary of the date of the closing of a Change of Control (as such term is defined in the respective Severance Agreements) of the Company.
Under each of the Executive Severance Agreements, if the Company terminates the employment of Mr. Townsend, Mr. Bucci, Mr. Redington or Mr. Macken without Cause (as such term is defined in the respective Executive Severance Agreement) (other than due to death or Disability (as such term is defined in the respective Executive Severance Agreement)) or if Mr. Townsend, Mr. Bucci, Mr. Redington or Mr. Macken terminates his employment with Good Reason (as such term is defined in the respective Executive Severance Agreement) outside of a Change of Control Protection Period (such term is defined as the period beginning on the date of the closing of a Change in Control and ending on the first anniversary of such Change in Control), each of Messrs. Townsend, Bucci, Redington and Macken will be entitled, less applicable withholdings, to receive:
(i)
continued payment of his then-current base salary for a period of (a) 12 months following the termination date for Messrs. Bucci, Macken and Redington (b) 6 months following the termination date for Mr. Townsend if the termination date occurs prior to the 18-month anniversary of his employment and 12 months following the termination date thereafter;

(ii)
a one-time lump sum cash amount equal to his pro-rated annual bonus, payable at the same time annual bonuses are paid, if at all, to other executive officers of the Company;

(iii)
a one-time lump sum cash amount equal to the aggregate sum of the Company’s share of medical, dental and vision insurance premiums for such executive officer and his dependents for the 12-month period following the termination date;

(iv)
accelerated vesting of the executive officer’s unvested time-based equity awards that are scheduled to vest within twelve months following his termination date; and

(v)
continued eligibility to pro-rata vest unvested performance-based equity awards subject to the Company’s actual achievement of applicable performance conditions for the portion of the performance period through the executive officer’s termination date.

If the Company terminates the employment of any of Mr. Townsend, Mr. Bucci, Mr. Redington or Mr. Macken without Cause (other than as a result of his death or Disability) or if any of these executive officers terminates his employment with Good Reason during a Change in Control Protection Period, then such executive officer will be entitled to receive:
(i)
a one-time lump sum cash amount equal to twelve months of his then-current base salary;

(ii)
a one-time lump sum cash amount equal to his then-target annual bonus;

(iii)
a one-time lump sum cash amount equal to his pro-rated annual bonus, payable at the same time annual bonuses are paid, if at all, to other executive officers of the Company;

(iv)
a one-time lump sum cash amount equal to the aggregate sum of the Company’s share of

Ribbon Communications Inc. 2025 Proxy Statement | 59

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
medical, dental and vision insurance premiums for such executive officer and his dependents for the 12-month period following the termination date;
(v)
full accelerated vesting of the executive officer’s unvested time-based equity awards; and

(vi)
full accelerated vesting of the executive officer’s unvested performance-based equity awards at a target level of achievement for each applicable performance condition.

Equity Award Acceleration
In addition to the severance benefits and payments described above, in the event of a Change in Control (as defined in the Amended and Restated 2019 Plan and referred to herein as a “change in control”), our forms of equity agreements under the Amended and Restated 2019 Plan provide for certain accelerated vesting of awards thereunder. Except as otherwise noted in the severance arrangements above, effective immediately prior to the occurrence of a change in control, an additional one-third of the number of shares covered by the restricted stock award will become vested and the remaining unvested shares subject to the restricted stock award will continue to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months.
60 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Potential Payments Upon Termination or Upon Change in Control
The table below shows potential payments to the NEOs with severance or change in control arrangements upon termination or upon a change in control of our Company. The amounts shown assume that termination and/or change in control was effective as of December 31, 2024, the last day of our fiscal year, and are estimates of the amounts that would have been paid to or realized by the NEOs upon such a termination or change in control on such date. The actual amounts to be paid or realized can only be determined at the time of an NEO’s termination or following a change in control. Given Mr. Lopez’s retirement effective November 1, 2024, payments that would have been owned to him upon termination or upon a change of control are not included below.
Name	Potential Payments	Termination Without Cause or for Good Reason(1) ($)	Termination Upon Death or Disability ($)	Change in Control ($)	Termination Without Cause or for Good Reason following a Change in Control ($)
Bruce McClelland	Cash Severance	2,025,000	—	—	3,750,000
	Stock Awards(2)	1,824,760	—	615,496	1,084,639
	Health Benefits	28,485	—	—	56,970
	Total	3,878,245	—	615,496	4,891,609
John Townsend	Cash Severance	580,137	—	—	882,988
	Stock Awards(2)	—	—	320,000	959,999
	Health Benefits	10,500	—	—	21,000
	Total	590,638	—	320,000	1,863,987
Sam Bucci	Cash Severance	699,746	—	—	1,139,363
	Stock Awards(2)	1,021,842	—	399,031	1,629,984
	Health Benefits	7,964	—	—	7,964
	Total	1,729,552	—	399,031	2,777,311
Patrick Macken	Cash Severance	729,713	—	—	1,088,588
	Stock Awards(2)	963,032	—	322,883	1,406,650
	Health Benefits	28,515	—	—	28,515
	Total	1,721,260	—	322,883	2,523,753
Dan Redington	Cash Severance	655,750	—	—	978,250
	Stock Awards(2)	464,872	—	382,193	790,165
	Health Benefits	28,485	—	—	28,485
	Total	1,149,107	—	382,193	1,796,900

(1)
Represents the severance benefits that the NEO would be eligible to receive absent a change in control.

(2)
These amounts represent the gains that would be realized on the acceleration of unvested restricted share units and performance-based stock units in accordance with the NEOs’ respective employment and/or grant agreements. The gains were calculated by multiplying our closing stock price of 2.90 on December 29, 2023 by the number of shares (or shares underlying PSUs) that would accelerate.

For Mr. Townsend, the closing stock price of $4.16 on December 31, 2024 was used to determine any vesting of his Townsend Sign-On PSUs.
CEO Pay Ratio
To determine the median annual compensation for all employees other than the CEO, a median employee was identified from the worldwide population (including full-time, part-time, seasonal and temporary employees, but excluding interns). This determination was done as of November 30, 2024. No employees were excluded from the employee population due to data privacy issues.
To determine the median employee, we utilized the “regular earnings” of the applicable employees, which represents cash compensation excluding bonus, commissions and other similar incentive
Ribbon Communications Inc. 2025 Proxy Statement | 61

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
compensation. The Company did not utilize any cost of living or other material adjustments. In connection with our analysis, we utilized the foreign currency exchange rate used for our internal financial accounting purposes. Based on the foregoing, the median employee was determined to be a Software Engineering Architect working on a full-time basis in India.
For 2024, the annual total compensation for the median employee was $68,453 and the annual total compensation for our CEO was $4,453,002, which reflects the total compensation paid to Mr. McClelland, the Chief Executive Officer for 2024. Based on the calculation of the annual total compensation for both the CEO and the median employee (as described above), the ratio of CEO pay to the median employee pay is approximately 65:1 The pay ratio provided is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio may not be comparable to the pay ratio reported by other companies or our pay ratio in any future year.
Employee	2024 Annual Total Compensation ($)	Pay Ratio Estimate
Mr. McClelland, our Chief Executive Officer	$4,453,002	65:1
Our median employee (excluding our CEO and certain non-U.S. employees)	$68,453
62 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Pay Versus Performance Disclosures
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Executive Compensation — Compensation Discussion and Analysis.”
Year(1)	Summary Compensation Table Total for PEO #1	Compensation Actually Paid to PEO #1(2)	Summary Compensation Table Total for PEO #2	Compensation Actually Paid to PEO #2(2)	Summary Compensation Table Total for PEO #3	Compensation Actually Paid to PEO #3(2)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs(3)	Value of Initial Fixed $100 Investment Based On:		Net (Loss) Income (in thousands)	Revenue (in millions)
									Total Shareholder Return(4)	Peer Group Total Shareholder Return(5)
2024	$4,453,002	$5,064,828	—	—	—	—	$1,472,252	$1,413,665	$134.19	$103.21	$(54,235)	$834
2023	$2,698,394	$1,944,504	—	—	—	—	$1,666,851	$1,040,387	$93.55	$90.96	$(66,206)	$826
2022	$1,534,506	$(6,504,331)	—	—	—	—	$1,759,789	$352,253	$90.00	$82.21	$(98,083)	$820
2021	$781,423	$2,879,477	—	—	—	—	$1,667,845	$1,461,408	$195.16	$112.44	$(177,185)	$845
2020	$4,922,249	$23,030,777	$1,684,310	$3,389,048	$1,706,056	$1,734,278	$1,807,140	$2,487,383	$211.61	$110.08	$88,591	$844
(1)
The Principal Executive Officer(s) (“PEO”) and other named executive officers (“Other NEOs”) for each applicable year are:
2024 — PEO #1: Bruce McClelland. Other NEOs: John Townsend; Sam Bucci; Patrick Macken; Dan Redington and Miguel Lopez.
2023 — PEO #1: Bruce McClelland. Other NEOs: Mick Lopez; Sam Bucci; Patrick Macken and Dan Redington.
2022 — PEO #1: Bruce McClelland. Other NEOs: Mick Lopez; Sam Bucci; Patrick Macken and Tony Scarfo.
2021 — PEO #1: Bruce McClelland. Other NEOs: Mick Lopez; Sam Bucci; Patrick Macken and Steve McCaffery.
2020 — PEO #1: Bruce McClelland. PEO #2: Steven Bruny (served as Co-CEO until March 2020 but continued to serve as an NEO for remainder of 2020). PEO #3: Kevin Riley (served as Co-CEO until March 2020 but continued to serve as an NEO for remainder of 2020). Other NEOs: Mick Lopez; Sam Bucci; Patrick Macken, Tony Scarfo, Daryl Raiford and Justin Ferguson.

(2)
The following tables detail the applicable adjustments made, per SEC rules, to the amounts reflected in the total column of the “Summary Compensation Table” to determine “Compensation Actually Paid” for each PEO noted.

Ribbon Communications Inc. 2025 Proxy Statement | 63

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
	2024	2023	2022	2021	2020
	PEO #1	PEO #1	PEO #1	PEO #1	PEO #1	PEO #2	PEO #3
Summary Compensation Table — Total Compensation	$4,453,002	$2,698,394	$1,534,506	$781,423	$4,922,249	$1,684,310	$1,706,056
Deduct Grant Date Fair Value of Stock Awards Granted in Fiscal Year	$3,141,452	$1,915,427	$749,998	—	$3,631,842	$869,978	$379,000
Add Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	$3,796,248	$2,036,865	$672,828	—	$21,740,370	$1,936,265	—
Add Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	$344,204	$(202,500)	$(7,961,667)	$(3,579,167)	—	$519,811	—
Add Fair Value at Vesting of Stock Awards Granted in Fiscal Year that Vested During Fiscal Year	—	—	—	—	—	—	$491,142
Add Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions were Satisfied During Fiscal Year	$(36,804)	—	—	$5,677,221	—	$118,640	$70,394
Deduct Fair Value as of Prior Fiscal Year End of Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year	$350,369	$672,828	—	—	—	—	$154,314
Compensation Actually Paid	$5,064,828	$1,944,504	$(6,504,331)	$2,879,477	$23,030,777	$3,389,048	$1,734,278

(3)
The following tables detail the applicable adjustments made, per SEC rules, to the amounts reflected in the total column of the “Summary Compensation Table” for the Other NEOs as a group to determine the “Compensation Actually Paid for the Other NEOs as a group.

	2024	2023	2022	2021	2020
Summary Compensation Table — Total Compensation	$1,472,252	$1,666,851	$1,759,789	$1,667,845	$1,807,140
Deduct Grant Date Fair Value of Stock Awards Granted in Fiscal Year	$884,203	$1,154,753	$1,264,365	$1,145,961	$941,679
Add Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	$1,638,074	$1,214,357	$1,101,631	$816,603	$1,423,498
Add Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	$(181,847)	46,199	$(869,989)	$(84,956)	$164,422
Add Fair Value at Vesting of Stock Awards Granted in Fiscal Year that Vested During Fiscal Year	—	—	—	—	$46,644
Add Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions were Satisfied During Fiscal Year	$(155,977)	$173,781	$(256,703)	$207,877	$37,349
Deduct Fair Value as of Prior Fiscal Year End of Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year	$474,633	$906,048	$(118,110)	—	$(49,991)
Compensation Actually Paid	$1,413,665	$1,040,387	$352,253	$1,461,408	$2,487,383
64 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
(4)
Represents the Company’s common stock cumulative TSR on a fixed investment of $100 over the fiscal year starting from the market close on the last trading day of fiscal 2019 through the end of each applicable fiscal year in the table, assuming reinvestment of any dividends.

(5)
Represents the cumulative TSR of the Nasdaq Telecommunications Index, the Company’s peer group for this Pay Versus Performance disclosure, on a fixed investment of $100 over the fiscal year starting from the market close on the last trading day of fiscal 2019 through the end of each applicable fiscal year in the table. This is the same peer group the Company uses for its disclosure under Item 201(e) of Regulation S-K.

Financial Performance Measures
As described in greater detail in “Executive Compensation — Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows (the performance measures included in this table are not ranked by relative importance):
■ Revenue	■ Net Income
■ Relative TSR (the Company’s TSR as compared to a peer group established by the Compensation Committee)	■ Adjusted EBITDA
Analysis
The graph below provides a comparison between the compensation actually paid to each of our PEOs and our average compensation actually paid to our Other NEOs against the Company TSR and the peer group TSR.
Ribbon Communications Inc. 2025 Proxy Statement | 65

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
The graph below demonstrates the correlation between compensation actually paid to each of our PEOs and average compensation actually paid to our Other NEOs against the Company’s net income for the years ended December 31, 2024, 2023, 2022, 2021 and 2020.
As demonstrated in the graph below, the amount of compensation actually paid to the PEOs and the average amount of compensation actually paid to the Other NEOs (as a group). While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that revenue is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the company’s NEOs, for the periods presented, to Company performance.
66 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
4	Proposal 4 — Approval of an Amendment to Our Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 240 Million to 390 Million
Our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), currently authorizes the issuance of 240,000,000 shares of our common stock, par value $0.0001 per share (the “Common Stock”). On March 31, 2025, our Board adopted a resolution to amend the Certificate of Incorporation, subject to stockholder approval, by increasing the number of authorized shares of our Common Stock by 150 million shares to 390 million shares (the “Share Increase Amendment”). The additional 150 million shares of Common Stock authorized for issuance pursuant to the proposed Share Increase Amendment would be part of the existing class of Common Stock, and if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. The holders of Common Stock are not entitled to preemptive rights or cumulative voting.
The Share Increase Amendment will not affect the number of authorized shares of the preferred stock of the Company, par value $0.01 per share (the “Preferred Stock”), which is 10,000,000 shares. Currently, there are no shares of Preferred Stock issued and outstanding.
The form of the proposed Share Increase Amendment to our Certificate of Incorporation, which would be filed with the Secretary of the State of Delaware (the “Delaware Secretary of State”) if the Share Increase Amendment is approved by our stockholders is attached to this proxy statement as Exhibit B (the “Certificate Amendment”). The form of the proposed Share Increase Amendment is subject to revision to include such changes as may be required by the Delaware Secretary of State and as our Board deems necessary and advisable to effect the proposed Share Increase Amendment to our Certificate of Incorporation.
The following table illustrates the effect the proposed Share Increase Amendment would have on the number of shares of Common Stock available for issuance, if approved by our stockholders:
	As of March 31, 2025	Upon Effectiveness of Amendment
Total Authorized Shares of Common Stock	240,000,000	390,000,000
Outstanding shares of Common Stock	175,933,338	175,933,338
Shares of Common Stock authorized for future issuance under the Company’s equity plans	2,180,307(1)	16,180,307(2)
Shares of Common Stock subject to outstanding equity awards under the Company’s equity plans	6,997,186(3)	6,997,186(3)
Shares of Common Stock subject to outstanding warrants	4,681,432	4,681,432
Total	188,501,726	202,501,726
Shares of Common Stock Available for Issuance	51,498,274	187,498,274

(1)
Does not include shares of Common Stock that would be authorized for future issuance under the Ribbon Communications, Inc. 2025 Incentive Award Plan, as proposed for approval under Proposal 5.

(2)
Includes the 14,000,000 shares of Common Stock that would be authorized for future issuance under the Ribbon Communications, Inc. 2025 Incentive Award Plan, as proposed for approval under Proposal 5.

(3)
Assumes outstanding equity awards vest at maximum.

Ribbon Communications Inc. 2025 Proxy Statement | 67

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Purpose of the Proposed Amendment
Our Board believes it is in the best interests of the Company and our stockholders to have additional shares available to provide increased flexibility regarding the potential use of shares of Common Stock in considering and planning for future strategic, business and financial purposes. An increased number of authorized but unissued shares of Common Stock would allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a special meeting of stockholders for the purpose of approving an increase in our authorized shares. The additional shares could be used for various purposes without further stockholder approval (subject to compliance with applicable law and Nasdaq rules). These purposes could include, without limitation, (i) raising additional capital through offerings of Common Stock or securities that are convertible into Common Stock, (ii) expanding our business through potential strategic transactions, including mergers, acquisitions and other business combinations, or acquisitions, (iii) establishing strategic relationships with other companies, (iv) exchanges of Common Stock or securities that are convertible into Common Stock for other outstanding securities, (v) providing equity incentives to attract and retain employees, executive officers and non-employee directors, (vi) stock dividends and stock splits and (vii) other purposes. Our Board will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted in connection with any of the foregoing purposes. As of the date of this Proxy Statement, we currently have no specific plans, arrangements or understandings to issue any of the newly authorized shares of Common Stock that would be authorized pursuant to the Share Increase Amendment.
Other than shares that are or will be reserved for issuance under the Company’s equity incentive plans and employee stock purchase plan, as well as shares that are reserved for issuance under warrants, we do not currently have any other arrangements, agreements or understandings that would require the issuance of additional shares of Common Stock. Because our directors and executive officers have outstanding equity awards under our equity incentive plans, and may be granted additional equity awards under these plans, they may be deemed to have an indirect interest in the Share Increase Amendment.
Effects of the Proposed Amendment
The Share Increase Amendment will not have any immediate effect on the rights of our existing stockholders. However, our Board will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or Nasdaq rules. Future issuances of Common Stock or securities convertible into or exchangeable for Common Stock could have a dilutive effect on our earnings per share, book value per share and the voting power and interest of current stockholders.
Our Board has not proposed the Share Increase Amendment with the intention of discouraging tender offers or takeover attempts of the Company. However, the availability of additional authorized shares for issuance could, under certain circumstances, discourage or make more difficult efforts to obtain control of the Company. The additional shares could be issued to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company or could be issued to persons allied with the Board or management and thereby have the effect of making it more difficult to remove directors or members of management by diluting the stock ownership or voting rights of persons seeking to effect such a removal. Accordingly, if the proposed Share Increase Amendment is approved, the additional shares of authorized Common Stock may render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Common Stock, or the replacement or removal of members of the Board or management. Although the Share Increase Amendment has been prompted by business and financial considerations and not by any current or threatened hostile takeover attempt, stockholders should be aware that approval of the Share Increase Amendment could facilitate future attempts by the Company to oppose changes in control of the Company and to perpetuate our then-current management, including the opposition of transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices.
68 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
If our stockholders approve this proposal, then the first sentence of Article IV of our Certificate of Incorporation will be deleted and replaced in its entirety to read as follows:
“The total number of shares of all classes of stock that the Corporation shall have authority to issue is 400,000,000 shares, consisting solely of:
390,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”); and
10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
If the Share Increase Amendment is approved by stockholders, all other sections of the Certificate of Incorporation would be maintained in their current form. The Share Increase Amendment would become effective upon the filing of the Certificate Amendment with the Delaware Secretary of State, which the Company would do as soon as practicable following stockholder approval of the Share Increase Amendment. In the event that the Share Increase Amendment is not approved by our stockholders at the Annual Meeting, the current Certificate of Incorporation would remain in effect in its entirety. Our Board reserves the right, notwithstanding stockholder approval of the Share Increase Amendment and without further action by our stockholders, not to proceed with the Share Increase Amendment at any time before it becomes effective.
Dissenters’ Right of Appraisal
Under Delaware law, stockholders are not entitled to appraisal rights with respect to the Share Increase Amendment, and we will not independently provide our stockholders with any such right.
PROPOSAL 4	The Board recommends that stockholders vote FOR the approval, of the amendment to the Restated Certificate of Incorporation to increase the authorized shares of common stock to 390 million shares.
Ribbon Communications Inc. 2025 Proxy Statement | 69

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
5	PROPOSAL 5 — ADOPTION OF THE RIBBON COMMUNICATIONS INC. 2025 INCENTIVE AWARD PLAN
Our Board believes that the future success of Ribbon depends, in large part, on our ability to maintain a competitive position in attracting, retaining and motivating individuals with relevant experience and superior ability. On February 19, 2025 (the “Effective Date”), our Board adopted the Ribbon Communications Inc. 2025 Incentive Award Plan (the “New Plan”), subject to stockholder approval within the 12 months after the Board’s adoption of the New Plan. Awards granted under the New Plan are intended to attract, retain and motivate persons who are expected to make important contributions to the Company and to provide such persons with equity ownership opportunities and performance-based incentives that align their interests with those of our stockholders. The New Plan is intended to replace our current Amended and Restated 2019 Incentive Award Plan, as further amended (the “2019 Plan”).
Awards, other than Restricted Stock or similar awards under which shares of our common stock are issued as of the grant date of the award, may be granted under the New Plan on and after the Effective Date; but no such awards may be exercised, vested, paid or otherwise settled, or any shares of common stock issued with respect thereto, unless and until our stockholders approve the New Plan. Restricted Stock and similar awards under which shares of our common stock are issued as of the grant date of the award may only be granted under the New Plan if and after our stockholders approve the New Plan.
We may grant awards under the New Plan with respect to up to 16,180,307 shares of our common stock, consisting of (i) 14,000,000 new shares of our common stock plus (ii) 2,180,307 shares of our common stock previously reserved for issuance under our 2019 Plan that remain available for grant as of the Effective Date, plus (not included in the total above) that number of shares of our common stock subject to awards granted previously under our Amended and Restated Stock Incentive Plan, our 2008 Stock Incentive Plan (the “2008 Plan,” which was assumed in connection with our August 24, 2012 acquisition of Network Equipment Technologies, Inc. (“NET”), our 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan (the “2012 Plan,” which was assumed in connection with our February 19, 2014 acquisition of Performance Technologies, Incorporated (“PT”) and the 2019 Plan (collectively, the “Prior Plans”) which become available after the Effective Date for grant under the New Plan in accordance with the provisions below (subject in each case to adjustments in the event of stock splits and other similar events). Notwithstanding anything to the contrary herein, no more than 16,180,307 shares of our common stock may be issued as incentive stock options under the New Plan.
If the New Plan is approved by our stockholders, no further awards will be made under the 2019 Plan after the Effective Date (and none have been granted to date after the Effective Date); no further awards were able to be granted under any of the other Prior Plans after adoption of the 2019 Plan. We expect the proposed aggregate share reserve under the New Plan to provide us with sufficient shares for awards for at least three years, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate, and further dependent on the price of our shares of common stock and our hiring activity during the next few years, forfeitures of outstanding awards, and noting that future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares of common stock or future hiring activity with any degree of certainty at this time, and the share reserve under the New Plan could last for a shorter or longer time. If our stockholders do not approve the New Plan, the 2019 Plan will remain in effect in its current form. However, there will be insufficient shares remaining available under the 2019 Plan to make annual awards and to provide grants to new hires in the coming years. In this event, the Compensation Committee would be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain, and compensate our employees, non-employee directors and consultants and advisors.
70 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
The Board believes that the future success of the Company depends, in large part, upon its ability to maintain a competitive position in attracting, retraining and motivating key persons. Accordingly, the Board believes the adoption of the New Plan is in the best interests of the Company and its stockholders and recommends a vote “FOR” the approval of the New Plan.
Highlights of the New Plan
No Evergreen Provision	Shares authorized for issuance under the New Plan are not automatically replenished.
No Liberal Share Counting	The New Plan prohibits the re-use of shares withheld or delivered to satisfy the exercise price of stock options or to satisfy tax withholding requirements with respect to any award.
No Repricing of Stock Options or Stock Appreciation Rights Without Stockholder Approval	The New Plan prohibits the direct or indirect repricing of stock options or stock appreciation rights (“SARs”) without stockholder approval, including a prohibition on the exchange of “underwater” stock options or SARs for a cash payment.
No Discounted Stock Options or Stock Appreciation Rights	Stock options and SARs (other than substitute awards) must have an exercise price equal to or greater than the fair market value of the underlying shares of common stock on the grant date.
Minimum One-Year Vesting Period on Awards	Awards under the New Plan are subject to a minimum vesting period of one year, except for certain limited exceptions and awards granted with respect to 5% of the maximum number of authorized shares under the New Plan.
Awards Subject to Stock Retention and Forfeiture/Clawback Policies	Awards granted under the New Plan and payments made thereunder are subject to our stock retention and clawback policies.
No Dividends or Dividend Equivalents Payable on Unvested Awards	No participant will be paid dividends or dividend equivalents with respect to any award unless and until the applicable vesting conditions have been satisfied.
No “Liberal” Change in Control Definition	The change in control definition in the New Plan is not “liberal” and, for example, would not occur merely upon stockholder approval of a transaction. A change in control must actually occur in order for the change in control provisions in the New Plan to be triggered.
Administration by Independent Committee	Administration of the New Plan has been delegated to the Compensation Committee, which is comprised of independent directors.
Material Amendments Require Stockholder Approval	Stockholder approval is required prior to an amendment of the New Plan that would (i) materially increase the number of shares of common stock available for issuance under the New Plan, (ii) expand the types of available awards or (iii) materially expand the class of participants eligible to receive awards under the New Plan.
Analysis of Share Reserve
In approving the New Plan, the Compensation Committee and our Board, respectively, reviewed and relied upon the analysis prepared by FW Cook, the Compensation Committee’s independent compensation consultant, which analyzed the costs of the plan, our past practices regarding our equity compensation program (including share usage or burn rate), provisions associated with the
Ribbon Communications Inc. 2025 Proxy Statement | 71

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
New Plan and trends, as well as practices of our peers and other companies. Specifically, the Compensation Committee and our Board considered, among other things, the information set forth below.
Share Usage and Overhang
The following table sets forth information regarding all awards, including stock options, restricted and fully-vested shares, restricted share units, and performance stock units granted over each of the last three fiscal years:
	2024	2023	2022	3-Year Average
Stock Options/SARs Granted	—	—	—	—
Stock-Settled Time-Vested Restricted Shares/Units Granted	1,943,760	4,991,829	6,096,248	4,343,946
Stock-Settled Performance-Based Stock Units Granted	1,884,337	1,800,202	2,228,073	1,970,871
Weighted-Average Basic Common Shares Outstanding	174,044,000	170,408,000	156,668,000	167,040,000
Share Usage Rate	2.20%	3.99%	5.31%	3.83%
Our Board recognizes that the increase in the number of new shares under the New Plan will result in additional dilution or “overhang” for our stockholders, although we believe that the incremental dilution would be appropriate to continue to, among other things, recruit, motivate and retain our employees, directors, consultants and advisors. As commonly calculated, the total potential overhang resulting from the adoption of the New Plan would be approximately 11.6%, with the incremental overhang resulting from the new share increase due to the adoption of the New Plan equal to approximately 7.0%. This overhang is calculated as follows, as of March 31, 2025, unless otherwise noted, and there have been no material changes since that date (unless otherwise noted):
(a) Stock Options Outstanding	18,904
Weighted-Average Exercise Price of Outstanding Stock Options	$1.86
Weighted-Average Remaining Term of Outstanding Stock Options (Years)	1.98
(b) Total Stock-Settled Full-Value Awards Outstanding (at maximum vesting)	6,978,282
(c) Shares Remaining Available for Future Issuance(1)	2,180,307
(d) Incremental Share Request Subject to Stockholder Approval	14,000,000
(e) Total Shares Authorized for, or Outstanding Under, Equity Awards (a + b + c + d)	23,177,493
(f) Common Shares Outstanding as of the Record Date	175,933,338
(g) Total Fully-Diluted Overhang (e / (e + f))	11.6%

(1)
We do not intend to make any future grants under the 2019 Plan after the Effective Date if our stockholders approve the New Plan.

In October 2024, in connection with Mr. Townsend’s commencement of employment, we awarded him 230,769 restricted stock units and 545,352 performance stock units (at target). These awards were not granted under the 2019 Plan, but could materially affect the current overhang for our stockholders.
In light of the factors described above and the fact that our ability to continue to grant equity compensation is integral to our ability to continue to attract and retain talented employees in the markets in which we compete, the Compensation Committee and our Board have determined that the size of the share reserve under the New Plan is reasonable and appropriate at this time. Our Board will not create a subcommittee to evaluate the risks and benefits for issuing the additional authorized shares requested.
72 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of the Effective Date with respect to the shares of our common stock that may be issued under our existing equity compensation plans:
	(A)	(B)	(C)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved by Stockholders	6,978,282(1)	$—	2,180,307(2)
Equity Compensation Plans Not Approved by Stockholders	956,564(3)	$1.86(4)	—
	7,934,846		2,180,307

(1)
Consists of 3,583,190 restricted stock units (“RSUs”) and 3,395,092 performance stock units (“PSUs”) at maximum, none of which have voting or other rights of ownership under the 2019 Plan.

(2)
Consists of shares available for future issuance under the 2019 Plan. In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2024, the shares available under the 2019 Plan may also be issued in the form of restricted stock, RSUs, PSUs, SARs, or other equity-based awards.

(3)
Includes 937,660 RSUs and PSUs (the “Inducement Awards”) at maximum vesting issued to Mr. Townsend on October 15, 2024 as a material inducement for his employment. The Inducement Awards were approved by the Compensation Committee in reliance on the employment inducement exception to stockholder approval provided under Nasdaq Listing Rule 5635(c)(4). Also includes 18,904 options outstanding under the 2002 Stock Option Plan (the “2002 Plan”), which was assumed in connection with the Company’s August 3, 2018 acquisition of Edgewater Networks, Inc. (“Edgewater”).

(4)
Represents the weighted average exercise price for options to purchase our common stock outstanding under the 2002 Plan.

Summary of the New Plan
The following is a summary of the material terms of the New Plan and is qualified in its entirety by the full text of the New Plan, a copy of which is attached as Appendix C to this Proxy Statement. References to our Board in this summary include the Compensation Committee or any similar committee appointed by our Board to administer the New Plan.
Shares Available for Issuance under the New Plan
Awards may be made under the New Plan for up to 16,180,307 shares of our common stock, consisting of (i) 14,000,000 new shares of our common stock plus (ii) 2,180,307 shares of our common stock previously reserved for issuance under the 2019 Plan that remain available for grant as of the Effective Date, plus that number of shares of our common stock subject to awards granted previously under the Prior Plans which become available after the Effective Date for grant under the New Plan as a result of such outstanding awards expiring or terminating or being cancelled or forfeited for any other reason pursuant to the terms of the Prior Plans (as described below). The number of shares issuable under the New Plan is subject to adjustment for changes in capitalization, including stock splits and other similar events. No more than 16,180,307 shares of common stock may be issued as incentive stock options under the New Plan.
If an award (or an award under the Prior Plans) expires, terminates, is surrendered or cancelled or otherwise results in shares not being issued, the unused shares covered by such award will generally become available for future grants under the New Plan. However, any shares tendered or withheld
Ribbon Communications Inc. 2025 Proxy Statement | 73

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
to pay the exercise price of an option under the New Plan or the Prior Plans or to satisfy a tax withholding obligation of any award under the New Plan or the Prior Plans will not become available for future grant under the New Plan. Furthermore, any shares repurchased by us on the open market using the proceeds from the exercise of an award under the New Plan or the Prior Plans will not increase the number of shares available for the future grant of awards under the New Plan.
Shares of common stock issued pursuant to awards under the New Plan will count against the shares of common stock available for issuance under the New Plan as one share for each one share issued in connection with the award, except that shares subject to a SAR that are not issued in connection with the exercise or settlement of the SAR will not become available for future grants under the New Plan.
In connection with a corporate transaction with another entity, such as a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our Board may grant awards under the New Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our Board determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the New Plan (subject to compliance with the applicable requirements of Section 424 of the Code and Section 409A of the Code (together with the Department of Treasury regulations and other interpretive guidance issued thereunder, “Section 409A”)). No such substitute awards will count against the overall share limits described above, except as required by Section 422 and related provisions of the Code.
Administration of the New Plan
The New Plan is administered by our Board, which has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the New Plan and to construe and interpret the provisions of the New Plan. Pursuant to the terms of the New Plan and to the extent permitted by applicable law, our Board may delegate authority under the New Plan to one or more committees or subcommittees of our Board with respect to awards other than awards granted to our non-employee directors. Our Board may also delegate authority to one or more of our officers to grant awards to certain of our non-executive officer employees (subject to pre-established share count and time period limits) and to exercise such other powers under the New Plan as our Board may determine, in each case, as permitted by applicable law. Our Board has authorized the Compensation Committee to administer the New Plan on our Board’s behalf.
Subject to any applicable limitations contained in the New Plan, our Board, the Compensation Committee, or any other committee or individual to whom our Board delegates authority, as the case may be, selects the recipients of awards and determines the terms of the awards. However, only our Board can approve grants to our non-employee directors.
Our Board may make equitable adjustments in connection with the New Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, combination or exchange of shares, consolidation, reclassification of shares, spin-offs and other similar changes in capitalization or event, or any other dividend or distribution other than an ordinary cash dividend, or any other change affecting the shares of common stock or the share price of the common stock. In the event of an Equity Restructuring, as defined below, the Company will equitably adjust in the manner determined by our Board the number and class of security subject to each outstanding award and the exercise or purchase price thereof, if applicable (and such adjustments shall be nondiscretionary and final and binding), and/or the aggregate number and class of security that may be issued under the New Plan (including, without limitation, any share counting provisions related thereto). “Equity Restructuring” means a nonreciprocal transaction between us and our stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of common stock (or other of our securities) or the share price of common stock (or other securities) and causes a change in the per-share value of the common stock underlying outstanding awards.
The New Plan also contains provisions addressing the consequences of a “Reorganization Event,” which is defined as: (i) any merger or consolidation of the Company with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled; (ii) any exchange of all of our common stock for
74 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
cash, securities or other property pursuant to a share exchange transaction; (iii) any liquidation or dissolution of our Company; or (iv) certain capitalization events described in the New Plan or any other unusual or nonrecurring transaction or event affecting the Company or any of its subsidiaries (or their respective financial statements).
In connection with a Reorganization Event, our Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards, on such terms as our Board determines:
■
provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

■
upon written notice, provide that all unexercised awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice;

■
provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon such Reorganization Event;

■
in the event of a Reorganization Event under the terms of which holders of our common stock will receive upon consummation thereof a payment of cash and/or property for each share surrendered in the Reorganization Event (the value of such payment, the “Acquisition Price”), make or provide for a payment of cash and/or property to an award holder with a value equal to the excess, if any, of (A) the Acquisition Price times the number of shares of common stock subject to the holder’s awards (to the extent the exercise price does not equal or exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards (and, if as of the Reorganization Event, our Board determines in good faith that there is no such excess with respect to an award, then such award may be terminated by us without payment);

■
provide that awards will be replaced with other rights or property selected by our Board (including in connection with a liquidation or dissolution of our company, conversion into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings);

■
provide that awards cannot vest, be exercised or become payable after the Reorganization Event; and

■
any combination of the foregoing.

However, no payment or settlement of an award which is subject to Section 409A of the Code may occur prior to the originally-scheduled date unless the Reorganization Event is a “change in control” (as defined in Section 409A of the Code). In taking any of the actions permitted directly above, our Board is not obligated by the New Plan to treat identically all awards, all awards held by a holder of such awards or all awards of the same type.
The New Plan also contains provisions addressing a Change in Control and our Board’s authority to determine whether a Change in Control has occurred pursuant to the below definition, the date of the occurrence of a Change in Control, and any incidental matters related thereto. Under the New Plan, a Change in Control means:
(i)
a transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed with the SEC) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control under the New Plan: (A) any acquisition by the Company; (B) any acquisition by an employee benefit plan maintained by the Company, (C) any acquisition which is not a Change in Control under subsection (iii) below as a result of compliance with subsections (A), (B) and (C) of subsection (iii) below; or (D) in respect of

Ribbon Communications Inc. 2025 Proxy Statement | 75

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
an award held by a particular participant, any acquisition by the participant or any group of persons including the participant (or any entity controlled by the participant or any group of persons including the participant); or
(ii)
the Incumbent Directors cease for any reason to constitute a majority of our Board;

(iii)
the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)
which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities,

(B)
after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subsection (B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(C)
immediately after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of our Board’s approval of the execution of the initial agreement providing for such transaction; or

(iv)
The effective date of a liquidation or dissolution of the Company.

“Incumbent Directors” means for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute our Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsection (i) or (iii) above) whose election or nomination for election to our Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than our Board shall be an Incumbent Director.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any award (or any portion of an award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (i), (ii), (iii) or (iv) above with respect to such award (or portion thereof) will only constitute a Change in Control for purposes of the payment timing of such award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
Our Board may at any time provide that any award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, including, without limitation, (A) upon the death, disability, retirement, termination of employment, or other separation of service of the holder of such award or (B) in connection with a Change in Control or other Reorganization Event.
76 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Except as otherwise provided in the New Plan with respect to repricing outstanding stock options or SARs, which requires stockholder approval, our Board may amend, modify or terminate any outstanding award, including but not limited to, substituting another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a non-statutory stock option, subject to the applicable participant’s consent unless our Board determines that the action will not materially and adversely affect the participant or the change is otherwise permitted under the terms of the New Plan in connection with a change in capitalization or Reorganization Event (as defined above) or a Change in Control.
Descriptions of Awards
The New Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units (including performance stock units) and other stock or cash-based awards, as described below.
Incentive Stock Options and Non-statutory Stock Options.   Optionees receive the right to purchase a specified number of shares of our common stock at a specified exercise price and subject to such other terms and conditions as are specified in connection with the option grant. Options must be granted at an exercise price that is not less than the fair market value of our common stock at the close of trading on the date of grant. Options may not be granted for a term in excess of 10 years; provided that, notwithstanding the foregoing and unless determined otherwise by us, in the event that on the last business day of the term of an option (other than an incentive stock option) (i) the exercise of the option is prohibited by applicable law, as determined by us, or (ii) shares of our common stock may not be purchased or sold by the applicable participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by us, the term of the option shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by us; provided, the extension will not last beyond the term of the applicable option (which will in no event exceed 10 years from the date of grant). The New Plan permits the following forms of payment for the exercise price of options: payment by cash or check (if determined appropriate by us, electronic payment); via broker-assisted sale; subject to certain conditions and if permitted by our Board, withholding of shares of our common stock otherwise issuable under an award or surrender to us of shares of our common stock or restricted stock held by the optionee; any other lawful means as provided for in the applicable option agreement or approved by the Board; or any combination of these forms of payment. Stock options granted under the New Plan may not provide for the payment or accrual of dividend equivalents or contain any provision entitling the grantee to the automatic grant of additional stock options in connection with the exercise of the original stock option. Any stock options granted as incentive stock options must comply with Section 422 of the Code.
Stock Appreciation Rights.   A SAR is an award entitling the holder, upon exercise, to receive an amount in shares of our common stock or cash or a combination thereof determined by reference to the appreciation, from and after the date of grant, in the fair market value of a share of our common stock over the exercise price, which may not be less than the fair market value of the common stock on the date the SAR is granted. SARs may be granted independently or in tandem with an option granted under the New Plan. Each SAR granted under the New Plan will be exercisable subject to terms and conditions as the Board may specify in the applicable SAR agreement; provided that, notwithstanding the foregoing and unless determined otherwise by us, in the event that on the last business day of the term of an SAR (i) the exercise of the SAR is prohibited by applicable law, as determined by us, or (ii) shares of our common stock may not be purchased or sold by the applicable participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by us, the term of the SAR will be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by us; provided, that the extension will not last beyond the term of the applicable SAR (which, in no event will exceed 10 years from the date of grant). SARs granted under the New Plan may not provide for the payment or accrual of dividend equivalents or contain any provision entitling the grantee to the automatic grant of additional SARs in connection with the exercise of the original SAR.
Ribbon Communications Inc. 2025 Proxy Statement | 77

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Restricted Stock Awards.   Restricted stock awards entitle recipients to acquire shares of our common stock, subject to forfeiture if the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established by the Board for such award. Our Board will determine the terms and conditions of the applicable award, including the conditions for vesting and the purchase price, if any. Any dividends, whether paid in cash, stock or property, declared and paid by us with respect to shares of restricted stock will be paid to a participant only if and when the underlying shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on unvested dividends.
Restricted Stock Unit Awards.   RSU awards entitle the recipient to receive shares of our common stock or cash to be delivered at the time such award vests pursuant to the terms and conditions established by our Board. Our Board will determine the terms and conditions of the applicable award, including the conditions for vesting and the purchase price, if any. The award agreement for RSUs may provide the participant with a right to receive dividend equivalents, which will be subject to the same restrictions on transfer and forfeitability as the underlying RSUs. Any dividends, whether paid in cash, stock or property, declared and paid by us with respect to shares of restricted stock will be paid to a participant only if and when the underlying RSUs become vested. No interest will be paid on dividend equivalents.
Other Stock or Cash-Based Awards.   Under the New Plan, our Board has the right to grant other awards of shares of our common stock and other awards that are valued in whole or in part by reference to, or otherwise based on, shares of our common stock or other property (“Other Stock-Based Awards”), which may include, without limitation, deferred shares or deferred stock units, as well as cash payments and other cash bonus awards (“Cash-Based Awards”), and dividend equivalents and awards entitling recipients to receive shares of common stock or cash to be delivered in the future (collectively, “Other Stock-Based Awards and Cash-Based Awards”). Other Stock-Based Awards and Cash-Based Awards will have such terms and conditions as our Board may determine. An Other Stock-Based Award may provide the participant with a right to receive dividends or dividend equivalents, which may be settled in cash and/or shares of our common stock and will be subject to the same restrictions on transfer and forfeitability as the underlying Other Stock-Based Award. No interest will be paid on dividends or dividend equivalents.
Performance Awards.   Under the New Plan, any award may be made subject to the achievement of performance measures. For any performance award, our Board may specify that the degree of vesting, settlement and/or payout (or other term or condition of the performance award) shall be subject to the achievement of one or more performance measures established by the Board. Performance measures may vary by participant and may be different for different awards and may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Board. Performance measures may be calculated on generally accepted accounting principles (“GAAP”) or non-GAAP basis or otherwise in accordance with applicable accounting principles or such other methodology as determined appropriate by our Board. Our Board may specify that such performance measures shall be adjusted to consider such events or circumstances as determined appropriate by the Board.
78 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Restrictions on Repricings
Unless approved by our stockholders, our Board may not: (i) lower the exercise price of an option or a SAR; (ii) cancel an option or SAR when the exercise price per share exceeds the fair market value of one share in exchange for cash or another award; or (iii) take any other action with respect to an option or SAR that would be treated as repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of our common stock are listed.
Transferability of Awards
Awards, other than vested shares of restricted stock, may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the holder of an award, awards, other than vested shares of restricted stock, are exercisable only by such holder. Our Board may permit the gratuitous transfer of an award other than an incentive stock option (and other than an option granted in tandem with an incentive stock option) by the holder of such award to or for the benefit of any immediate family member, family trust or other entity established for the benefit of such holder or an immediate family member of such holder if, with respect to such transferee, we would be eligible to use a Form S-8 for the registration of the sale of the common stock subject to such award under the Securities Act of 1933, as amended, and if such transferee agrees that the award shall continue to be bound by the same terms and conditions as it was prior to the transfer.
Eligibility to Receive Awards
Our employees (~3,100 as of the Record Date), non-employee directors (7 as of the Record Date), consultants and advisors (~1,700 as of the Record Date) and those of our subsidiaries are eligible to be granted awards under the New Plan. Only our employees and employees of our subsidiaries, however, are eligible to be granted incentive stock options. On April 10, 2025, the last reported sale price of common stock on the Nasdaq Global Select Market was $3.46 per share.
Director Award Limit
During any calendar year, the sum of the grant date fair value of awards and the amount of any cash fees granted or paid to non-employee directors in respect of such director’s services for such year, may not exceed $800,000, provided that our Board may make exceptions to such limit in extraordinary circumstances.
Limitation on Benefits
If the receipt of payments or benefits under the New Plan would, alone or in combination with other payments from us, result in the holder of the award becoming subject to an excise tax under Section 4999 of the Code, our Board may reduce the amount of such payments and benefits (including with respect to awards granted under the New Plan) to the extent such reduction results in a greater after-tax return to the holder of the award.
Share Retention Guidelines and Clawback Policies
Shares of our common stock acquired by a participant pursuant to the New Plan are subject to our current stock retention guidelines and any additional guidelines we may adopt in the future. Additionally, awards granted under the New Plan are subject to any current clawback policy of the Company (including the Ribbons Communications Inc. Clawback Policy), as well as any additional clawback policy we may adopt in the future, as applicable.
Minimum Vesting Periods
Under the New Plan, no award (other than cash-based awards) will vest earlier than the first anniversary of its date of grant and each performance-based award must have a performance
Ribbon Communications Inc. 2025 Proxy Statement | 79

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
period of at least one year; provided, however, that such minimum vesting requirements will not apply to (i) any substitute award issued in connection with a transaction, (ii) shares of common stock delivered in lieu of fully-vested cash-based awards (or other cash awards or payments), (iii) awards to our non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional awards our Board may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the New Plan (subject to adjustment for certain capitalization and reorganization events); and, provided, further, that the foregoing restriction does not apply to our Board’s discretion to provide for accelerated exercisability or vesting of any awards upon a participant’s death, disability, retirement, termination of employment, or other separation from service, or in connection with a Change in Control or other Reorganization Event.
Treatment of Dividends and Dividend Equivalents on Unvested Awards
Notwithstanding any other provision of the New Plan to the contrary, with respect to any award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that the award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable award and shall only be paid at the time or times such vesting requirement(s) are satisfied.
Provisions for Foreign Participants
Our Board may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the New Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
Term of New Plan; Amendment or Termination
Our Board may at any time amend, suspend or terminate the New Plan; provided that, to the extent determined by our Board, stockholder approval shall be required for any material amendment to the plan, including as determined under any applicable legal, regulatory or listing requirement. No awards will be granted under the New Plan after the day prior to the tenth anniversary of the Effective Date, but awards previously granted thereunder may extend beyond that date.
New Plan Benefits / Interest of Certain Persons
Stockholders should understand that our executive officers and non-employee directors may be considered to have an interest in the approval of the New Plan because they may in the future receive awards under such plan. In particular, to the extent the New Plan is approved by our stockholders, certain of our named executive officers, other executive officers, non-executive directors and non-executive officer employees are expected to receive certain RSU and PSU grants in 2025, although no grants have been made to date. It is expected that, if and when made, such grants are made they will include both annual award grants similar to those discussed under the “Compensation Discussion and Analysis” portion of this Proxy Statement, as well as additional true-up grants of RSUs and PSUs as a result of the smaller size of the grants made in 2024 given shares available under the 2019 Plan.
The benefits that will be received by participants, including our named executive officers, other executive officers, non-executive directors and other non-executive officer employees, under the New Plan will depend on a variety of factors, including the fair market value of our common stock at various future dates and our Board’s or Compensation Committee’s discretion in granting awards. Therefore, except as set forth in the table above, it is not possible to determine the benefits that will be received by or allocated to, any participants, including our name executive officers, other executive officers, non-executive directors and other non-executive officer employees if the New
80 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Plan is approved by our stockholders. For additional information regarding our equity grants in 2024, please see the tables entitled “Grants of Plan-Based Awards” and “Director Compensation” in this Proxy Statement.
Federal Income Tax Consequences
The following summarizes the United States federal income tax consequences that generally will arise with respect to awards granted under the New Plan. This summary is based on the federal tax laws in effect as of the date of this Proxy Statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A regarding nonqualified deferred compensation. Changes to these laws or assumptions could alter the tax consequences described below. The summary is general in nature and does not purport to be legal or tax advice.
Incentive Stock Options.   A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us, our corporate parent, or a 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under the section entitled “Non-statutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.
A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Non-statutory Stock Options.   A participant will not have income upon the grant of a non-statutory stock option. A participant will have ordinary income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the fair market value of the stock on the day the option was exercised. There will be long-term capital gain or loss if the participant has held the stock for more than one year, and otherwise, there will be short-term capital gain or loss.
Stock Appreciation Rights.   A participant will not have income upon the grant of a SAR. A participant will recognize ordinary income upon the exercise of a SAR equal to the difference between the SAR exercise price per share and the fair market value per share on the date of exercise. Upon the sale of any stock received pursuant to the SAR, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. There will be long-term capital gain or loss if the participant held the stock for more than one year, and otherwise, there will be short-term capital gain or loss.
Restricted Stock Awards.   A participant will not have income upon the grant of restricted stock unless the participant voluntarily makes an election under Section 83(b) of the Code within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have ordinary income equal to the fair market value of the stock on the date of grant less any purchase price. If a participant forfeits the restricted stock subject to such election, they will not be entitled to any deduction, refund or loss for tax purposes. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant, if a timely Section 83(b) election has been made.
Ribbon Communications Inc. 2025 Proxy Statement | 81

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
If the participant does not make a Section 83(b) election, then when the stock vests (i.e., the transfer restrictions and forfeiture provisions lapse) the participant will have ordinary income equal to the value of the stock on the vesting date less any purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date, if no Section 83(b) election has been made. Any capital gain or loss will be long-term if the participant held the stock for more than one year following (i) the day after the grant date if a timely Section 83(b) election has been made or (ii) the day after the vesting date if no Section 83(b) election has been made, and otherwise will be short-term.
Restricted Stock Units.   A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the RSU vests, the participant will have income on the vesting date in an amount equal to the amount of cash received or the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. There will be long-term capital gain or loss if the participant held the stock for more than one year, and otherwise, there will be short-term capital gain or loss.
Other Stock- or Cashed-Based Awards and Performance Awards.   The tax consequences associated with any other stock- or cashed-based award or performance award granted under the New Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.
Tax Consequences to the Company.   There will be no income tax consequences to us except that we will generally be entitled to a deduction when a participant has ordinary income. Any such deduction may be subject to the limitations of Sections 162(m) of the Code.
PROPOSAL 5	The Board of Directors recommends that stockholders vote “FOR” the approval of the Ribbon Communications Inc. 2025 Incentive Award Plan.
82 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
STOCK INFORMATION
Beneficial Ownership of Our Common Stock
The following table sets forth information regarding beneficial ownership of our common stock as of April 4, 2025 by:
■
each person who beneficially owns, to the best of our knowledge, more than 5% of the outstanding shares of our common stock;

■
each of our current named executive officers;

■
each of our directors; and

■
all of our current executive officers and directors as a group (together, the “Beneficial Holders”).

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. In computing the number of shares beneficially owned by each person named in the following table and the percentage ownership of that person, shares of common stock that the person has the right to acquire within 60 days of April 4, 2025 through the exercise of any equity right, are deemed owned by that person and are also deemed outstanding. These shares are not, however, deemed outstanding for purposes of computing the percentage ownership of any other person.
Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The percentage of common stock outstanding as of April 4, 2025 is based upon 175,933,338 shares of common stock outstanding on that date. Unless otherwise indicated, the address of all listed stockholders is 6500 Chase Oaks Blvd, Suite 100, Plano, TX 75023.
Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percentage of Common Stock Outstanding
NEOs
Bruce McClelland(1)	1,565,224	*
Miguel Lopez(2)	406,908	*
Sam Bucci(3)	493,161	*
Patrick Macken(4)	371,054	*
Dan Redington(5)	200,687	*
John Townsend	0
Directors
R. Stewart Ewing, Jr.	149,206	*
Bruns H. Grayson	681,439	*
Beatriz V. Infante	303,549	*
Scott Mair	92,273	*
Shaul Shani	105,346	*
Richard W. Smith	0	—
Tanya Tamone	132,435	*
All current executive officers and directors as a group (12 persons)(6)	4,094,374	1.72%
Ribbon Communications Inc. 2025 Proxy Statement | 83

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percentage of Common Stock Outstanding
5% Owners
JPMorgan Chase & Co.(6) ■ OEP II Partners Co-Invest 510 Madison Avenue, 19th Floor New York, NY 10022 ■ JPMorgan Chase 383 Madison Avenue New York, NY 10179 ■ Each of JPMC Heritage and Heritage III 277 Park Avenue New York, NY 10172	52,036,572	29.5%
Swarth Investments Ltd.(7) ■ Newport House 15 The Grange St. Peter Port, Guernsey GY1 4LA	27,877,384	15.8%
Neuberger Berman Group, LLC(8)	17,502,066	9.95%
Neuberger Investment Advisers LLC ■ 1290 Avenue of the Americas New York, NY 10104
Paradigm Capital Management, Inc.(9) ■ Nine Elk Street Albany, NY 12207	9,052,600	5.1%

*
Less than 1% of the outstanding shares of common stock.

(1)
Beneficial ownership includes 271,761 shares issuable upon the vesting of RSUs within 60 days of April 4, 2025.

(2)
Mr. Lopez retired from the Company effective as of November 1, 2024.

(3)
Beneficial ownership includes 105,266 shares issuable upon the vesting of RSUs within 60 days of April 4, 2025.

(4)
Beneficial ownership includes 86,851 shares issuable upon the vesting of RSUs within 60 days of April 4, 2025.

(5)
Beneficial ownership includes 60,265 shares issuable upon the vesting of RSUs within 60 days of April 4, 2025.

(6)
Beneficial ownership includes warrants to purchase 441,645 shares of common stock which are exercisable within 60 days of April 4, 2025. JPMorgan Chase & Co. is the sole member of JPMorgan Chase Holdings LLC, which is the sole member of OEP Holdings LLC, which is the sole member of JPMC Heritage Parent LLC, which is the general partner of OEP General Partner III L.P., which is the general partner of Heritage PE (OEP) III, L.P. OEP II Partners Co-Invest, L.P. is subject to certain contractual agreements and statutory obligations to acquire and vote shares side-by-side with Heritage PE (OEP) III, L.P. By virtue of these agreements and obligations, JPMorgan Chase & Co. may be deemed to have or share beneficial ownership over the shares held directly by OEP II Partners Co-Invest, L.P. Notwithstanding the above, JPMorgan Chase does not directly or indirectly own any interest in OEP II Partners Co-Invest, L.P. J.P. Morgan Securities LLC, an affiliate of JPMorgan Chase & Co., is a registered broker-dealer. Rick W. Smith, an officer of JPMorgan Chase & Co., is a member of the Board of Directors of the Company.

(7)
Beneficial ownership includes warrants to purchase 441,645 shares of common stock which are exercisable within 60 days of April 4, 2025. Each of Nicholas Moss, Suzanne Hart and Georgios Antoniades, each a director of Swarth Investments Ltd., may be deemed to have investment discretion over the shares of common stock held by Swarth Investments Ltd, which investment discretion requires the approval of at least two of such directors. Shaul Shani, Founder and Chairman of the Swarth Group, is a member of the Board of Directors of the Company.

(8)
Based solely on the Schedule 13G/A filed with the SEC on February 12, 2024 by Neuberger Berman

84 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Group LLC (“NBG”) and Neuberger Berman Investment Advisers LLC (“NBIA”). Beneficial ownership includes shares held by NBG and client funds and accounts managed or advised by NBIA. NBG and certain of its affiliates, including NBIA, have voting power and investment power over the shares. NBG and its affiliates do not, however, have any economic interest in the shares.
(9)
Based solely on the Schedule 13G, or the Paradigm 13G, filed with the SEC on February 9, 2024 by Paradigm Capital Management, Inc. The Paradigm 13G reports that the 9,052,600 shares of common stock of Ribbon reported in the Paradigm 13G are owned by advisory clients of Paradigm Capital Management, Inc.

Ribbon Communications Inc. 2025 Proxy Statement | 85

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
ADDITIONAL INFORMATION
Information about the Annual Meeting

Date and Time	Meeting URL	Record Date
Wednesday, May 28, 2025 10:00 a.m. Eastern Time	www.virtualshareholder meeting.com/RBBN2025	April 4, 2025
Our Board is soliciting proxies for the 2025 Annual Meeting to be held on Wednesday, May 28, 2025, and at any adjournments, continuations or postponements thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 28, 2025
This Proxy Statement and the 2024 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxyvote.com.
This Proxy Statement, form of proxy and the 2024 Annual Report are first being made available to stockholders on or about April 14, 2025.

Why am I receiving these materials?
You have received these proxy materials because our Board is soliciting your vote at the 2025 Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the SEC and that is designed to assist you in voting your shares. Our Board has made these proxy materials available to you over the Internet, or, at your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the 2025 Annual Meeting.

When and where is the meeting?
The 2025 Annual Meeting will be held on Wednesday, May 28, 2025 at 10:00 a.m., Eastern Time. The 2025 Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the 2025 Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/RBBN2025 and entering your 16-digit control number, as described under “How can I attend the 2025 Annual Meeting” below. This solicitation is for proxies for use at the 2025 Annual Meeting or at any reconvened meeting after an adjournment or postponement of the 2025 Annual Meeting.
86 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix

Who may vote at the meeting?
Stockholders of record at the close of business on April 4, 2025, the record date, or holders of a valid proxy, may attend and vote electronically at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted. As of the close of business on April 4, 2025, an aggregate of 175,933,338 shares of our common stock were outstanding.

How many shares must be present to hold the meeting?
A majority of the 175,933,338 shares of our common stock that were outstanding as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are properly represented electronically at the meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we count as present shares that a stockholder holds and that are represented by their proxy even if the stockholder does not vote on one or more of the matters to be voted upon. If a quorum is not present at the scheduled time of the 2025 Annual Meeting, the chairperson of the meeting is authorized by our by-laws to adjourn the meeting, without the vote of stockholders.

What vote is required to approve each matter, and how are votes counted?
Proposal		Vote Required	Effect of Abstentions
1	Election of eight directors as named in this Proxy Statement
In an uncontested election, such as the election of directors at the 2025 Annual Meeting, to be elected, each of the nominees for director must receive more votes “For” such nominee’s election than “Against” such election. With respect to each nominee, you may vote “For,” “Against,” or “Abstain.”
Abstaining will have no effect on the outcome of the election.
2	Ratification of the appointment of auditors
The affirmative vote of a majority of the shares of common stock present or represented at the 2025 Annual Meeting and entitled to vote on this proposal will be required to approve this proposal. You may vote “For,” “Against,” or “Abstain” from voting on this proposal.
Abstaining from voting on this proposal will have the effect of a vote against this proposal.
3	Approval, on a non-binding advisory basis, of the compensation of our named executive officers
The vote on the compensation of the named executive officers is non-binding, as provided by law. However, our Board and its Compensation Committee will review and consider the outcome of this vote when making future compensation decisions for our named executive officers. The affirmative vote of a majority of the shares of common stock present or represented at the 2025 Annual Meeting and entitled to vote on this proposal will be required to approve this proposal. You may vote “For,” “Against,” or “Abstain” from voting on this proposal.
Abstaining from voting on this proposal will have the effect of a vote against this proposal.
4	Approval of amendment to increase our authorized shares of common stock to 390 million shares.
The affirmative vote of a majority of the outstanding shares of common stock entitled to vote on this proposal at the 2025 Annual Meeting will be required to approve this proposal. You may vote “For,” “Against,” or “Abstain” from voting on this proposal.
Abstaining from voting on this proposal will have the effect of a vote against this proposal.
Ribbon Communications Inc. 2025 Proxy Statement | 87

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Proposal		Vote Required	Effect of Abstentions
5	Approval of the Ribbon Communications Inc. 2025 Incentive Award Plan
The affirmative vote of a majority of the shares of common stock present or represented at the 2025 Annual Meeting and entitled to vote on this proposal will be required to approve this proposal. You may vote “For,” “Against,” or “Abstain” from voting on this proposal.
Abstaining from voting on this proposal will have the effect of a vote against the approval of this proposal.
For the proposals relating to (i) the election of directors (Proposal 1), (ii) the approval, on a non-binding, advisory basis, of the compensation of our named executive officers (Proposal 3), and (iii) the approval of the 2025 Award Incentive Plan (Proposal 5), please note that if you are a beneficial owner of our common stock and your stock is held through a broker, bank or other nominee (in “street name”), under stock exchange rules a broker, bank or other nominee subject to those rules is not permitted to vote your shares on these three proposals without your instruction. Therefore, if a beneficial owner of our common stock fails to instruct such a broker, bank or other nominee how to vote on Proposals 1, 3 and 5, that beneficial owner’s shares cannot be voted on these matters — in other words, your broker, bank or other nominee’s proxy will be treated as a “broker non-vote,” which is explained in the following question and explanation.

What are broker non-votes, and what is the effect of broker non-votes?
Brokers, banks and other nominees have the discretion to vote shares held in “street name” — a term that means the shares are held in the name of the broker, bank or other nominee on behalf of its customer, the beneficial owner — on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, but not on non-routine matters. Generally, broker non-votes occur when shares held by a broker, bank or other nominee for a beneficial owner are not voted with respect to a non-routine matter because the broker, bank or other nominee has not received voting instructions from the beneficial owner and the broker, bank or other nominee lacks discretionary authority to vote the shares because of the non-routine nature of the matter. The election of directors (Proposal 1), the approval, on a non-binding, advisory basis, of the compensation of our named executive officers (Proposal 3) and the approval of the 2025 Incentive Award Plan (Proposal 5) are “non-routine” matters for which brokers, banks and other nominees, under applicable stock exchange rules, may not exercise discretionary voting power without instructions from the beneficial owner, and therefore broker non-votes will not affect the outcome of the vote on Proposals 1, 3 and 5.
The ratification of the appointment of our independent registered public accounting firm (Proposal 2) and the approval of the amendment to increase our authorized shares of common stock (Proposal 4) are “routine” matters for which brokers have discretionary authority to vote. Therefore, we do not expect any broker non-votes in connection with these proposals. Broker non-votes are counted as shares present for purposes of determining the presence of a quorum. Your vote is very important, whether you hold directly or through a broker, bank or other nominee. We encourage you to read this Proxy Statement and the 2024 Annual Report carefully and if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or other nominee.
88 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix

What happens if an incumbent director nominee fails to receive more “FOR” votes than “AGAINST” votes?
Our Corporate Governance Guidelines require that as a condition to being nominated by the Board for re-election as a director, each incumbent director must deliver to the Board an irrevocable resignation from the Board that will become effective if, and only if, both:
(i)
in the case of an uncontested election, such nominee does not receive more votes “FOR” his or her election than votes “AGAINST” such election, and

(ii)
the Board accepts such resignation.

The Board will decide (based on the recommendation of a committee of the Board) whether to accept the director’s resignation within 90 days after the election results are certified.
An incumbent director who does not receive the required vote in an uncontested election will continue to serve as a director while the Nominating, Sustainability and Corporate Governance Committee and the Board decide whether to accept or reject such director’s resignation. If the Board accepts such resignation, the Board may fill the remaining vacancy or may decrease the size of the Board in accordance with our by-laws. Our Corporate Governance Guidelines are posted on our website at www.ribboncommunications.com.

How can I attend the 2025 Annual Meeting?
In order to encourage attendance by all stockholders, the 2025 Annual Meeting will be held entirely online. Stockholders may participate in the 2025 Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/RBBN2025.
Whether you are a registered holder or if you hold your shares in “street name” through a broker, bank or other nominee, you will need to provide your name, email address, phone number and your 16-digit control number included in the Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form to enter the virtual meeting.
We encourage you to access the meeting prior to the start time. The online portal will open approximately 15 minutes before the start of the 2025 Annual Meeting.

How can I vote during the 2025 Annual Meeting?
Please visit www.virtualshareholdermeeting.com/RBBN2025 in order to vote your shares during the 2025 Annual Meeting until the polls are closed. You will need your 16-digit control number in order to vote your shares. Your 16-digit control number can be found on your proxy card, Notice of Internet Availability of Proxy Materials or voting instruction form. For additional information regarding how to register for and attend the 2025 Annual Meeting, see “How can I attend the 2025 Annual Meeting?” above.
Ribbon Communications Inc. 2025 Proxy Statement | 89

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix

How can I vote my shares without attending the meeting?
If you are a stockholder of record, you may vote by proxy in any of the following ways:
Submit your proxy by mail
You may complete, date and sign the proxy card and mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board.

Submit your proxy over the Internet
If you have Internet access, you may vote over the Internet at www.proxyvote.com by following the instructions set forth on your proxy card. If you submit your proxy over the Internet, it is not necessary to return your proxy card.

Submit your proxy using your mobile device
Scan the QR code to visit www.proxyvote.com on your mobile device
Submit your proxy by telephone
If you are located in the United States or Canada, you may vote by telephone by calling 1-800-690-6903 and following the instructions set forth on your proxy card. If you submit your proxy by telephone, it is not necessary to return your proxy card.

The ability to vote by telephone or over the Internet for stockholders of record will be available until 11:59 p.m., Eastern Daylight Time on May 27, 2025. In light of potential delays in mail service, we encourage stockholders to submit their proxy via telephone or online.

If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions on the forms you received from such broker, bank or other nominee.

Who is serving as the Company’s inspector of elections?
Francis G. Arren has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2025 Annual Meeting.

How can I change my vote?
You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and submitting a new proxy card with a later date, submitting a proxy by telephone or submitting a proxy over the Internet (your latest telephone or Internet proxy is counted), by giving written notice of revocation to our Corporate Secretary prior to the 2025
90 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Annual Meeting or by attending the meeting and voting electronically. If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker. Attending the meeting by itself, however, will not revoke your proxy.

Why are you holding a virtual meeting?
As a public company we have stockholders located all over the world. In order to encourage as many stockholders as possible to participate in the meeting, no matter where they are located, we believe that hosting a virtual meeting is in the best interest of the Company and its stockholders. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the 2025 Annual Meeting so they can ask questions of our Board and/or management. You will be able to attend the 2025 Annual Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/RBBN2025. You also will be able to vote your shares electronically at the 2025 Annual Meeting by following the instructions above.

What if during the check-in time or during the 2025 Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?
If you encounter technical difficulties accessing the virtual 2025 Annual Meeting website, please call the technical support number that will be posted on the virtual meeting website.

Will there be a question-and-answer session during the Annual Meeting?
As part of the 2025 Annual Meeting, we intend to hold a live question and answer session, during which we expect to answer appropriate questions submitted during and in advance of the meeting that are pertinent to the Company and the meeting matters, as time permits.
Stockholder Proposals for Inclusion in 2026 Proxy Statement
To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2026, stockholder proposals must be received at our principal executive offices no later than December 15, 2025, which is 120 calendar days before the anniversary date of when our proxy statement was released to our stockholders in connection with the 2025 Annual Meeting, and must otherwise comply with the rules promulgated by the SEC. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting on May 28, 2025, then the deadline is a reasonable time before we begin to print and mail proxy materials.
Stockholder Nominations and Proposals for Presentation at 2026 Annual Meeting
According to our by-laws, we must receive proposals of stockholders and director nominations intended to be presented at the 2026 Annual Meeting but not included in the proxy statement by the close of business on February 27, 2026, but not before January 28, 2026, which is not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the date of the 2025
Ribbon Communications Inc. 2025 Proxy Statement | 91

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Annual Meeting. Such proposals must be delivered to the Corporate Secretary of the Company at our principal executive office. However, in the event the 2026 Annual Meeting is scheduled to be held on a date before April 28, 2026, or after August 6, 2026, which are dates 30 days before or 70 days after the first anniversary of our 2025 Annual Meeting, then your notice must be received by us at our principal executive office not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day before the scheduled date of such annual meeting or the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals that are not made in accordance with the above standards may not be presented at the 2026 Annual Meeting.
In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must comply with our by-laws and Rule 14a-19 under the Securities Exchange Act of 1934.
Stockholders Sharing the Same Address
We have adopted a procedure called “householding.” Under this procedure, we are delivering only one copy of the Notice of Internet Availability of Proxy Materials or, if requested, printed proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards.
We will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability of Proxy Materials or, if requested, printed proxy materials, to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of these proxy materials, please submit your request to:

Broadridge Financial Solutions by calling 1-800-579-1639	or in writing addressed to: Ribbon Communications Inc. Attn: Investor Relations 6500 Chase Oaks Blvd., Suite 100 Plano, Texas 75023
If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the Notice of Internet Availability of Proxy Materials or printed proxy materials in the future, or are currently receiving multiple copies and would like to receive only one copy, please contact:

Broadridge Householding Department 51 Mercedes Way Edgewood, New York 11717	or by calling Broadridge Householding Department at: 1-866-540-7095
A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.
92 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Form 10-K
Our 2024 Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on February 27, 2025, is being delivered without charge to stockholders in connection with this proxy solicitation. With the payment of an appropriate processing fee, we will provide copies of the exhibits to our 2024 Annual Report on Form 10-K. Please address all such requests to our principal executive offices:

Investor Relations Department Ribbon Communications Inc. Attn: Investor Relations 6500 Chase Oaks Blvd., Suite 100 Plano, Texas 75023
Other Matters
Our Board knows of no other matters to be submitted at the meeting and the deadline under our by-laws for submission of matters by stockholders has passed. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent in their discretion.
The accompanying proxy is solicited by and on behalf of our Board. We will pay the costs of soliciting proxies from stockholders. In addition to soliciting proxies by mail, by telephone and via the Internet, our directors, executive officers and other employees may solicit proxies, either personally or by other electronic means, on our behalf, without special compensation. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.
By Order of the Board of Directors, Patrick W. Macken Executive Vice President, Chief Legal Officer and Corporate Secretary
Plano, Texas April 14, 2025
Ribbon Communications Inc. 2025 Proxy Statement | 93

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
APPENDIX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Our management uses several different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, making operating decisions, planning and forecasting future periods, and determining payments under compensation programs. We consider the use of non-GAAP financial measures helpful in assessing the core performance of our continuing operations and when planning and forecasting future periods. Our annual financial plan is prepared on a non-GAAP basis and is approved by our Board. In addition, budgeting and forecasting for revenue and expenses are conducted on a non-GAAP basis, and actual results on a non-GAAP basis are assessed against the annual financial plan. We define continuing operations as the ongoing results of our business adjusted for certain expenses and credits, as described below. We believe that providing non-GAAP information to investors will allow investors to view the financial results in the way our management views them and helps investors to better understand our core financial and operating performance and evaluate the efficacy of the methodology and information used by our management to evaluate and measure such performance.
While our management uses non-GAAP financial measures as tools to enhance its understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, GAAP measures. In addition, our presentations of these measures may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures. In particular, many of the adjustments to our financial measures reflect the exclusion of items that are recurring and will be reflected in its financial results for the foreseeable future.
Stock-Based Compensation
The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. The Company believes that presenting non-GAAP operating results that exclude stock-based compensation provides investors with visibility and insight into its management’s method of analysis and its core operating performance.
Amortization of Acquired Technology (including software licenses); Amortization of Acquired Intangible Assets
Amortization amounts are inconsistent in frequency and amount and are significantly impacted by the timing and size of acquisitions. Amortization of acquired technology is reported separately within Cost of revenue and Amortization of acquired intangible assets is reported separately within Operating expenses. These items are reported collectively as Amortization of acquired intangible assets in the accompanying reconciliations of non-GAAP and GAAP financial measures. The Company believes that excluding non-cash amortization of these intangible assets facilitates the comparison of its financial results to its historical operating results and to other companies in its industry as if the acquired intangible assets had been developed internally rather than acquired.
Litigation Costs
In connection with certain ongoing litigation where Ribbon is the defendant (as described in Note 26 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2023), the Company has incurred litigation costs that began in 2023. Also, on October 14, 2024, a settlement in principle was reached on one of these legal matters and the Company accrued the $5 million settlement in the third quarter of 2024. These costs are included as a component of general and administrative expense. The Company believes that such costs are not part of its core business or ongoing operations, are unplanned, and generally are not within its control. Accordingly, the Company believes that excluding litigation costs related
Ribbon Communications Inc. 2025 Proxy Statement | A-1

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
to these specific legal matters facilitates the comparison of the Company’s financial results to its historical operating results and to other companies in its industry.
Acquisition-, Disposal- and Integration-Related
The Company considers certain acquisition-, disposal- and integration-related costs to be unrelated to the organic continuing operations of the Company and its acquired businesses. Such costs are generally not relevant to assessing or estimating the long-term performance of the acquired assets. The Company excludes such acquisition-, disposal- and integration-related costs to allow more accurate comparisons of its financial results to its historical operations and the financial results of less acquisitive peer companies and allows management and investors to consider the ongoing operations of the business both with and without such expenses.
Restructuring and Related
The Company has recorded restructuring and related expense to streamline operations and reduce operating costs by closing and consolidating certain facilities and reducing its worldwide workforce. The Company believes that excluding restructuring and related expense facilitates the comparison of its financial results to its historical operating results and to other companies in its industry, as there are no future revenue streams or other benefits associated with these costs.
Preferred Stock and Warrant Liability Mark-to-Market Adjustment
The Company recorded adjustments to the fair value of its Series A Preferred Stock and Warrants to purchase shares of the Company’s common stock in Other (expense) income, net. Both of these instruments were issued in March 2023 in connection with the Company’s private placement and have been classified as liabilities and marked to market each reporting period until the Series A Preferred Stock was fully redeemed on June 25, 2024. The Warrant liability remains outstanding and will continue to be marked to market each reporting period. The Company excluded these gains and losses from the change in the fair value of these liabilities because it believes that such gains or losses were not part of its core business or ongoing operations.
Tax Indemnification Write-Off
In connection with the Company’s acquisition of ECI Telecom Group Ltd. in 2020, a portion of the shares of our common stock that were issued as consideration were held in escrow for potential future tax liabilities. This $6 million tax indemnity asset, consisting of 2 million shares of common stock held in escrow, was written off upon its expiration on December 31, 2024. The Company believes that excluding this tax indemnification write-off facilitates the comparison of the Company’s financial results to its historical operating results and to other companies in its industry.
Tax Effect of Non-GAAP Adjustments
The Non-GAAP income tax provision is presented based on an estimated tax rate applied against forecasted annual non-GAAP income. The Non-GAAP income tax provision assumes no available net operating losses or valuation allowances for the U.S. because of reporting significant cumulative non-GAAP income over the past several years. The Company is reporting its non-GAAP quarterly income taxes by computing an annual rate for the Company and applying that single rate (rather than multiple rates by jurisdiction) to its consolidated quarterly results. The Company expects that this methodology will provide a consistent rate throughout the year and allow investors to better understand the impact of income taxes on its results. Due to the methodology applied to its estimated annual tax rate, the Company’s estimated tax rate on non-GAAP income will differ from its GAAP tax rate and from its actual tax liabilities.
Adjusted EBITDA
The Company uses Adjusted EBITDA as a supplemental measure to review and assess its performance. The Company calculates Adjusted EBITDA by excluding from income (loss) from operations: depreciation; stock-based compensation; amortization of acquired intangible assets; certain litigation costs; acquisition-, disposal- and integration-related expense; and restructuring and
A-2 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
related expense. In general, the Company excludes the expenses that it considers to be non-cash and/or not a part of its ongoing operations. The Company may exclude other items in the future that have those characteristics. Adjusted EBITDA is a non-GAAP financial measure that is used by the investing community for comparative and valuation purposes. The Company discloses this metric to support and facilitate dialogue with research analysts and investors. Other companies may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.
	Year Ended December 31, 2024 ($ in millions)
	Cloud and Edge	IP Optical Networks	Consolidated
Revenue	505,157	328,724	833,881
GAAP Gross profit	329,217	110,295	439,512
GAAP Gross margin (Gross profit/Revenue)	65.2%	33.6%	52.7%
Stock-based compensation	0.2%	0.1%	0.2%
Amortization of acquired technology	1.5%	5.2%	3.0%
Non-GAAP Gross margin	66.9%	38.9%	55.9%
GAAP Income (loss) from operations	84,092	(67,220)	16,872
Depreciation	9,337	4,202	13,539
Amortization of acquired intangible assets	22,024	28,838	50,862
Stock-based compensation	11,390	4,696	16,086
Litigation costs	8,174	3,024	11,198
Acquisition-, disposal- and integration-related	—	—	—
Restructuring and related	5,818	4,342	10,160
Non-GAAP Adjusted EBITDA	140,835	(22,118)	118,717
Ribbon Communications Inc. 2025 Proxy Statement | A-3

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
APPENDIX B
THIRD CERTIFICATE OF AMENDMENT
OF
THE RESTATED CERTIFICATE OF INCORPORATION
OF
RIBBON COMMUNICATIONS INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
Ribbon Communications Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:
FIRST: The Board of Directors of the Corporation duly adopted resolutions, pursuant to Section 242 of the General Corporation Law of the State of Delaware (“DGCL”), setting forth a proposed amendment to the Restated Certificate of Incorporation, as amended, of the Corporation (the “Certificate of Incorporation”) and declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and asking for the amendment to be submitted to the stockholders of the Corporation for consideration thereof. The amendment is as follows:
The following paragraph hereby replaces the first paragraph of Article IV of the Certificate of Incorporation:
“The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 400,000,000 shares, consisting solely of:
390,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”); and
10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).”
SECOND: That the stockholders of the corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the DGCL.
THIRD: This Third Certificate of Amendment shall be effective at 5:00 p.m., Eastern Time, on May   , 2025.
IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Amendment to be duly executed in its corporate name this         day of May, 2025.
RIBBON COMMUNICATIONS INC.
By: /s/ Patrick Macken
Name: Patrick W. Macken
Title: Executive Vice President, Chief Legal Officer and Corporate Secretary
Ribbon Communications Inc. 2025 Proxy Statement | B-1

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
APPENDIX C
RIBBON COMMUNICATIONS INC.
2025 INCENTIVE AWARD PLAN
1.
Purpose; Effective Date.

(a)
Purpose of the Plan.   The purpose of this Ribbon Communications Inc. 2025 Incentive Award Plan (as may be further amended from time to time, the “Plan”) is to advance the interests of the stockholders of Ribbon Communications Inc., a Delaware corporation (the “Company”), by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) (and any other parent or subsidiary of the Company as defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) or any successor form).

(b)
Effective Date.   The Board of Directors of the Company (the “Board”) adopted the Plan on February 19, 2025 (the “Effective Date”), subject to approval by the stockholders of the Company within twelve (12) months after the Board’s adoption of the Plan. The terms of the Plan are set forth herein. Awards, other than Restricted Stock or similar Awards under which shares of Common Stock are issued as of the grant date of the Award, may be granted on and after the Effective Date; but no such Awards may be exercised, vested, paid or otherwise settled, or any shares of Common Stock issued with respect thereto, until the stockholders of the Company approve the Plan. Restricted Stock and similar Awards under which shares of Common Stock are issued as of the grant date of the Award may only be granted if and after the stockholders of the Company approve the Plan. No awards may be granted under the Company’s Amended and Restated Stock Incentive Plan, the Company’s 2008 Stock Incentive Plan, the Company’s 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan or the Company’s Amended and Restated 2019 Incentive Award Plan (collectively, the “Prior Plans”) on or after the Effective Date. To the extent the Plan is not approved by the Company’s stockholders at its 2025 annual meeting of stockholders, however, the Plan shall not become effective, the Company’s 2019 Incentive Award Plan, as approved by the Company’s stockholders on April 27, 2020, will remain in effect in accordance with its terms, and awards may be granted under the Company’s 2019 Incentive Award Plan, to the extent available thereunder, as so approved, on and after the date of the 2025 annual meeting of stockholders without regard for the terms herein. Notwithstanding anything herein to the contrary, the adoption of the Plan will not affect the terms and conditions of any award outstanding as of the Effective Date under any of the Prior Plans.

2.
Eligibility.

All of the Company’s employees, officers, and non-employee directors (each, a “Director”), as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act or any successor form) (each, an “Eligible Individual”) are eligible to receive options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (including, without limitation, performance stock units), and other stock- or cash-based awards (each, an “Award”) under the Plan. Each Eligible Individual who receives an Award under the Plan is deemed a “Participant” under the Plan with respect to such Award.
3.
Administration and Delegation.

(a)
Administration.   Subject to any delegation pursuant to Sections 3(b) and (c), the Plan will

Ribbon Communications Inc. 2025 Proxy Statement | C-1

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
be administered by the Board of Directors of the Company (the “Board”). The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan or any Award, to the extent such action or determination is made in good faith.
(b)
Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (each, a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers. The Board may revoke or amend the terms of any such delegation at any time but such action shall not invalidate any prior actions of the Committee or the officers referred to in Section 3(c) that were consistent with the terms of the Plan and the Board’s prior delegation. Notwithstanding the foregoing, however, (i) only the Board may act with respect to Awards to Directors of the Company, and any authority or discretion exercised with respect to a specific Director shall be approved by the affirmative vote of a majority of the members of the Board, even if not a quorum, but excluding the Director with respect to whom such authority or discretion is exercised, and (ii) for purposes of Awards intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any Committee who is delegated authority or discretion under the Plan shall consist of two or more directors of the Company, all of whom qualify as “independent directors” within the meaning of The NASDAQ Stock Market (“NASDAQ”) listing rules and as “non-employee directors” under Rule 16b-3 of the Exchange Act.

(c)
Delegation to Officers.    Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to Eligible Individuals and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of shares subject to Awards that the officers may grant, and the time period in which the Awards may be granted; and provided further, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

(d)
Expenses.    The Company shall bear all expenses of administering the Plan.

4.
Stock Available for Awards.

(a)
Number of Shares.    Subject to Section 4(b) and adjustment under Section 10, the aggregate number of shares of Common Stock reserved for Awards under the Plan is equal to 16,180,307 shares of Common Stock, consisting of (i) 14,000,000 new shares of Common Stock, plus (ii) 2,180,307 shares of Common Stock previously reserved for issuance under the Company’s Amended and Restated 2019 Incentive Award that remain available for grant as of the Effective Date, plus that number of shares of Common Stock subject to awards granted under the Prior Plans which become available in accordance with the provisions below after the Effective Date. Notwithstanding anything to the contrary herein, no more than 16,180,307 shares of Common Stock may be issued as Incentive Stock Options (as defined below) under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares (if any). The proceeds that the Company receives in connection with Awards granted under the Plan, if any, shall be used for general corporate purposes and shall be added to the general funds of the Company.

C-2 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
(b)
Share Count.    Except as otherwise set forth below, shares of Common Stock issued pursuant to Awards will count against the shares of Common Stock available for issuance under the Plan as one (1) share for each one (1) share issued in connection with the Award. If any Award (or award under a Prior Plan) expires or is terminated, surrendered or canceled without having been fully exercised, is cash-settled, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award (or award under a Prior Plan) being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), then the shares of Common Stock covered by such Award (or award under a Prior Plan) shall, to the extent of such termination, surrender, cancellation, cash-settlement or forfeiture, again become available for the grant of Awards under the Plan. Notwithstanding the foregoing, (i) shares tendered by the Participant or withheld by the Company in payment of the exercise price of an Option (or an option under a Prior Plan), (ii) shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award (or an award under a Prior Plan), (iii) shares subject to a SAR (including a SAR issued under a Prior Plan) that are not issued in connection with its share settlement on exercise thereof, and (iv) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award (or an award under a Prior Plan), shall not increase the number of shares of Common Stock available for the future grant of Awards. In the case of Incentive Stock Options, the foregoing provisions shall be subject to any limitations under the Code. Additionally, in the event that a company acquired by the Company or any subsidiary thereof or with which the Company or any subsidiary thereof combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan (and shares of Common Stock subject to such Awards shall not be added to the shares available for Awards under the Plan as provided in Section 4(a) above); provided that Awards using such available shares of Common Stock shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its subsidiaries immediately prior to such acquisition or combination.

(c)
Limit on Awards to Directors.    Notwithstanding any provision to the contrary in the Plan, during any calendar year, the sum of the grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards and the amount of any cash fees granted or paid to a Director, in respect of such Director’s services as a non-employee director for such year, shall not exceed $800,000. The Board may make exceptions to this limit for individual Directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Directors.

(d)
Substitute Awards.    In connection with a corporate transaction with another entity, such as a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan (subject to compliance with the applicable requirements of Section 424 of the Code and Section 409A of the Code (together with the Department of Treasury regulations and other interpretive guidance issued thereunder, “Section 409A”)). Substitute Awards shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

Ribbon Communications Inc. 2025 Proxy Statement | C-3

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
5. Stock Options.
(a)
General.    The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.”

(b)
Incentive Stock Options.    An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company, any of its present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option. If an Incentive Stock Option or portion thereof fails to meet the requirements of Section 422 of the Code for an Incentive Stock Option, such Option or portion thereof shall be treated for all purposes of this Plan as a Nonstatutory Stock Option.

(c)
Exercise Price.    The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement. Subject to Section 4(d), the exercise price shall be not less than 100% of the fair market value (as defined below) of a share of Common Stock on the date the Option is granted and shall not be less than the nominal value per share of Common Stock if required by applicable law; provided, however, an Incentive Stock Option granted to a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company (a “More Than Ten Percent (10%) Owner”), shall have an exercise price that is not less than 110% of the fair market value of a share of Common Stock on the date the Incentive Stock Option is granted.

(d)
Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided that, notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) (i) the exercise of the Option is prohibited by applicable law, as determined by the Company, or (ii) shares of Common Stock may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lockup” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the term of the applicable Option (which, in no event will exceed ten (10) years from the date of grant; five (5) years for an Incentive Stock Option granted to a More Than Ten Percent (10%) Owner).

(e)
Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised and any other documentation required by the Board. The form of such notice of exercise shall be determined by the Company in its sole discretion. Shares of Common Stock subject to the Option will be delivered by the Company as soon as reasonably practicable following exercise. To qualify as an Incentive Stock Option, an Incentive Stock Option shall not have an aggregate fair market value (as of the date of grant) of shares of Common Stock with respect to which the Incentive Stock Options (whether granted under the Plan, any Prior Plan or any other plans of the Company) that are exercisable for the first time by the

C-4 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Participant during any calendar year, determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000. Any portion of the Incentive Stock Option that exceeds the $100,000 limit may be exercisable as a separate Nonstatutory Stock Option.
(f)
Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(i)
in cash or by check, payable to the order of the Company (or, to the extent determined appropriate by the Company in lieu of cash or check, through electronic payment through a stock plan administrator or other third party);

(ii)
except as may otherwise be provided in the applicable option agreement, by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding and (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(iii)
to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, (A) by the withholding of shares of Common Stock otherwise issuable under an Award or (B) by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued in the manner determined by (or in a manner approved by) the Board, provided (x) such method of payment is then permitted under applicable law, (y) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its sole discretion, and (z) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(iv)
to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(v)
by any combination of the above permitted forms of payment.

The Board may in its discretion specify that, if any shares of Restricted Stock (“Tendered Restricted Shares”) are used to pay the exercise price, (x) all the shares of Common Stock acquired on exercise of the Option shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option, or (y) a number of shares of Common Stock acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option.
(g)
Fair Market Value.    Fair market value of a share of Common Stock for purposes of establishing the exercise price of each Option under Section 5(c) and the exercise price of each SAR under Section 6(c) will be determined as follows:

(i)
if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant;

(ii)
if the Common Stock does not trade on any such exchange, the average of the closing bid and ask prices for the date of grant as reported by the principal market on which the Common Stock is then traded, or if there are no such closing bid and ask prices, the average of the bid and ask prices as reported by any other commercial service for the date of grant; or (iii) if the Common Stock does not trade on any such exchange and there are no bid and asked prices available for determination under Section 5(g)(ii), the fair market value as determined by the Board in its discretion.

For any date that is not a trading day, the fair market value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked
Ribbon Communications Inc. 2025 Proxy Statement | C-5

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
prices, as appropriate, for the immediately following trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Section 409A.
(h)
Limitation on Repricing.    Other than pursuant to Section 10, the Board shall not without the approval of the Company’s stockholders: (i) lower the exercise price of an Option, (ii) cancel an Option when the exercise price per share exceeds the fair market value of one share in exchange for cash or another Award, or (iii) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of Common Stock are listed.

(i)
No Reload Options.    No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with the exercise of the original Option.

(j)
No Dividend Equivalents.    No Option shall provide for the payment or accrual of dividend equivalents.

(k)
Disqualifying Disposition.    Each Participant shall be required to notify the Board of any disposition of any shares of Common Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”) within 10 days after such a Disqualifying Disposition.

6. Stock Appreciation Rights.
(a)
General.    The Board may grant Awards consisting of a SAR entitling the holder, upon exercise, to receive an amount in Common Stock or cash or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock over the exercise price established pursuant to Section 6(c). The date as of which such appreciation or other measure is determined shall be the exercise date.

(b)
Grants.    SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1)
Tandem Awards.    When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event (as defined below)) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2)
Independent SARs.    A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c)
Exercise Price.    The Board shall establish the exercise price of each SAR and specify it in the applicable SAR agreement. Subject to Section 4(d) and Section 6(i), the exercise price shall not be less than 100% of the fair market value of a share of Common Stock on the date the SAR is granted; provided that if the Board approves the grant of a SAR with an

C-6 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
exercise price to be determined on a future date, the exercise price shall be not less than 100% of the fair market value on such future date.
(d)
Term.    Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided that, notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of a SAR (other than a SAR granted in tandem with an Incentive Stock Option) (i) the exercise of the SAR is prohibited by applicable law, as determined by the Company or (ii) shares of Common Stock may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the SAR shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the term of the applicable SAR (which, in no event will exceed ten (10) years from the date of grant).

(e)
Exercise.    SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with any other documents required by the Board. The form of such notice of exercise shall be determined by the Company in its sole discretion.

(f)
Limitation on Repricing.    Other than pursuant to Section 10, the Board shall not without the approval of the Company’s stockholders: (i) lower the exercise price of a SAR, (ii) cancel a SAR when the exercise price per share exceeds the fair market value of one share in exchange for cash or another Award, or (iii) take any other action with respect to a SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of Common Stock are listed.

(g)
No Reload Rights.    No SAR granted under the Plan shall contain any provision entitling the grantee to the automatic grant of additional SARs in connection with the exercise of the original SAR.

(h)
No Dividend Equivalents.    No SAR shall provide for the payment or accrual of dividend equivalents.

(i)
Substitution of SARs.    The Board may provide in the applicable option agreement evidencing the grant of an Option that the Board, in its sole discretion, shall have the right to substitute a SAR for such Option at any time prior to or upon exercise of such Option; provided, that such SAR shall be exercisable with respect to the same number of shares of Common Stock for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.

7. Restricted Stock; Restricted Stock Units.
(a)
General.    The Board may grant Awards entitling Participants to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the Participant in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time of (or following) the vesting of such Award (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”). The Board shall determine the amount, if any, that a Participant shall pay for any Restricted Stock Award, if any, provided that it shall be no less than the nominal value per share of Common Stock if required to be paid by applicable law.

(b)
Terms and Conditions for all Restricted Stock Awards.    The Board shall determine the

Ribbon Communications Inc. 2025 Proxy Statement | C-7

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
terms and conditions of a Restricted Stock Award, including the conditions for vesting, settlement and repurchase (or forfeiture) and the issue price, if any.
(c)
Additional Provisions Relating to Restricted Stock.

(1)
Voting Rights.    A Participant shall have all voting rights with respect to any shares of Restricted Stock.

(2)
Dividends.    Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends. No Unvested Dividends may be paid with respect to shares of Restricted Stock that are forfeited.

(3)
Stock Certificates.    The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

(d)
Additional Provisions Relating to Restricted Stock Units.

(1)
Settlement.    Upon the vesting of and/or lapsing of any other restrictions with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company in settlement of such Restricted Stock Unit such number of shares of Common Stock or an amount of cash equal to the value determined by (or in a manner approved by) the Board of such number of shares of Common Stock, as provided in the applicable Award agreement. Subject to Section 409A, the Board may, in its sole discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

(2)
Voting Rights.    A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3)
Dividend Equivalents.    The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount, in cash and/or shares of Common Stock, equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”); except that any such Dividend Equivalents shall be subject to the same vesting conditions and restrictions on transfer and forfeitability applicable to the underlying Restricted Stock Unit with respect to which they are paid. No interest will be paid on Dividend Equivalents. No Dividends Equivalents may be paid with respect to Restricted Stock Units that are forfeited.

8.
Other Stock- or Cash-Based Awards.

Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”), which may include, without limitation, deferred shares or deferred stock units, as well as cash payments and other cash bonus awards (“Cash-Based Awards”),
C-8 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
may be granted hereunder to Participants, including, without limitation, Dividend Equivalents and Awards entitling recipients to receive shares of Common Stock or cash to be delivered in the future. Such Other Stock-Based Awards and Cash-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled (including, without limitation, annual or other cash bonuses). Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award and Cash-Based Award, including, without limitation, any exercise or purchase price, performance goals, transfer restrictions, or vesting and forfeiture conditions applicable thereto, provided that, if the Other Stock-Based Award is to be settled in shares of Common Stock, issuance of the shares of Common Stock shall be subject to payment by the Participant in cash of the nominal value for each share of Common Stock so issued to the extent required by applicable law.
Any dividends or distributions (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Common Stock granted under an Other Stock-Based Award shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares and will be paid no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying Other Stock-Based Award. Any Dividend Equivalent provided in an Award agreement with respect to an Other Stock-Based Award shall be subject to the same vesting conditions and restrictions on transfer and forfeitability applicable to the Other Stock-Based Award with respect to which paid. No interest will be paid on any such dividends or Dividend Equivalents. No Dividends Equivalents may be paid with respect to Other Stock-Based Awards or Cash-Based Awards that are forfeited.
9.
Performance Awards.

(a)
Performance-Based Grants.    Any Award may be made subject to the achievement of performance goals as set forth in the applicable Award agreement (“Performance Awards”), provided that, if the Performance Award is to be settled in shares of Common Stock, issuance of the shares of Common Stock shall be subject to payment by the Participant in cash of the nominal value for each share of Common Stock so issued to the extent required by applicable law.

(b)
Performance Measures.    For any Performance Award, the Board may specify that the degree of vesting, settlement and/or payout (or other term or condition of the Performance Award) shall be subject to the achievement of one or more performance measures established by the Board. Performance measures shall be adjusted to take into account any events or circumstances determined appropriate by the Board, including, without limitation, any one or more of the following: (A) extraordinary, nonrecurring or unusual items, (B) gains or losses on acquisitions or dispositions of assets or operations, (C) the cumulative effects of changes in tax laws or accounting principles, (D) the write-down of any asset, and (E) charges for restructuring and rationalization programs. Such performance measures may vary by Participant and may be different for different Awards and may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Board. Such performance measures may be calculated on generally accepted accounting principles (“GAAP”) or non-GAAP basis or otherwise in accordance with applicable accounting principles or such other methodology as determined appropriate by the Board.

(c)
Adjustments.    Notwithstanding any provision of the Plan, with respect to any Performance Award, the Board may adjust downwards or upwards, the cash or number of Shares payable pursuant to such Performance Award in its discretion, and the Board may waive the achievement of the applicable performance measures. The Board shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate.

Ribbon Communications Inc. 2025 Proxy Statement | C-9

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
10.
Adjustments for Changes in Common Stock and Certain Other Events.

(a)
Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination or exchange of shares, consolidation, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend or any other change affecting the shares of Common Stock or the share price of the Common Stock (other than an Equity Restructuring), the Board may make equitable adjustments to reflect such change with respect to: (i) the number and class of securities available under the Plan, (ii) the number and class of securities and exercise price per share of each outstanding Option and SAR, (iii) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award, (iv) the number of shares subject to and the share-and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, and (v) any other applicable the terms and conditions of outstanding Awards (including, without limitation, any applicable performance targets and criteria). Notwithstanding the foregoing, in the event of an Equity Restructuring, the Company shall equitably adjust in the manner determined by the Board the number and class of security subject to each outstanding Award and the exercise or purchase price thereof, if applicable (and such adjustments shall be nondiscretionary and final and binding on the affected Participants and the Company) and/or the aggregate number and class of security that may be issued under the Plan (including, without limitation, any share counting provisions related thereto). “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards. Notwithstanding the foregoing, (x) no such adjustment shall be authorized with respect to any Options or SARs to the extent that such adjustment would cause the Option or SAR (determined as if such Option or SAR was an Incentive Stock Option) to violate Section 424(a) of the Code or with respect to any Awards to the extent such adjustment would subject any Participant to taxation under Section 409A of the Code; and (y) the number of shares of Common Stock or other securities subject to any Award denominated in shares of Common Stock or other securities shall always be a whole number.

(b)
Reorganization Events.

(1)
Definition.    A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction, (c) any liquidation or dissolution of the Company, or (d) any event described in Section 10(a) or any other unusual or nonrecurring transaction or event affecting the Company or any of its subsidiaries (or their respective financial statements).

(2)
Consequences of a Reorganization Event on Awards.    In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a payment of cash and/or property for each share surrendered in the

C-10 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Reorganization Event (the value of such payment, the “Acquisition Price”), make or provide for a payment of cash and/or property to a Participant with a value equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards (and, if as of the Reorganization Event, the Board determines in good faith that there is no such excess with respect to an Award, then such Award may be terminated by the Company without payment), (v) provide that Awards will be replaced with other rights or property selected by the Board (including, in connection with a liquidation or dissolution of the Company, conversion into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings)), (vi) provide that Awards cannot vest, be exercised or become payable after the Reorganization Event, and (vii) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.
For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.
Notwithstanding the forgoing, if an Award constitutes deferred compensation within the meaning of Section 409A of the Code, no payment or settlement of such Award shall be made unless the Reorganization Event constitutes a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company as described in Treasury Regulation Section 1.409A-3(i)(5), and such payment or settlement does not result in a violation of Section 409A of the Code.
(c)
Change in Control.    A “Change in Control” shall mean any of the following:

(i)
a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control under this subsection (i): (A) any acquisition by the Company; (B) any acquisition by an employee benefit plan maintained by the Company; (C) any acquisition which is not a Change in Control under Section 10(c)(iii) as a result of compliance with subsections (A), (B), and (C) of Section 10(c) (iii); or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant);

(ii)
the Incumbent Directors cease for any reason to constitute a majority of the Board;

Ribbon Communications Inc. 2025 Proxy Statement | C-11

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
(iii)
the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)
which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities,

(B)
after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subsection (B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(C)
immediately after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or (iv) the effective date of a liquidation or dissolution of the Company.

For purposes of the foregoing, “Incumbent Directors” shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 10(c)(i) or 10(c)(iii)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (i), (ii), or (iv) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
C-12 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
11.
General Provisions Applicable to Awards.

(a)
Transferability of Awards.    Awards (other than vested shares of Restricted Stock) shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award other than an Incentive Stock Option by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.

(b)
Documentation.    Each Award shall be evidenced in such form (written, electronic, or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan. By accepting an Award or other benefits under the Plan (including participation in the Plan), each Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consented to, all provisions of the Plan and the Award.

(c)
Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)
Change of Status.    Except as set forth below, the Board shall determine and/or set forth in the Award agreement the effect on an Award of the disability, death, termination of employment, authorized leave of absence, unauthorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award. Except as otherwise determined by applicable law, the Board or as set forth in the Plan or an Award agreement, all Options and SARs that have not been exercised, or any other Awards that remain subject to a risk of forfeiture or which are not otherwise vested, or which have outstanding performance periods, at the time of the disability, death, termination of employment, authorized leave of absence, unauthorized leave of absence, change in the employment or other status of a Participant shall be forfeited to the Company.

(e)
Withholding.    The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued

Ribbon Communications Inc. 2025 Proxy Statement | C-13

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
in the manner determined by (or in a manner approved by) the Board; provided, however, except as otherwise provided by the Board, that the shares retained to satisfy such tax obligations cannot exceed the aggregate amount of such tax obligation based on the maximum statutory withholding rates in the Participant’s applicable jurisdiction for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to such taxable income. Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. If the Participant, in connection with the exercise of any Option, or the grant of Restricted Stock, makes the election permitted under Section 83(b) of the Code to include in such Participant’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Participant shall notify the Company of such election within 10 days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Board may, in connection with the grant of an Award or at any time thereafter, prohibit a Participant from making the election under Section 83(b) of the Code described above.
(f)
Amendment of Award.   Subject to Sections 5(h) and 6(f), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided either (i) that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant or (ii) that the change is permitted under Section 10 hereof.

(g)
Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations. Additionally, notwithstanding any other provision hereof, the Board shall have the right at any time to deny or delay a Participant’s exercise of an Option or SAR or the settlement of an Award if such Participant is reasonably believed by the Board (i) to be engaged in material conduct adversely affecting the Company or (ii) to be contemplating such conduct, unless and until the Board shall have received reasonable assurance that the Participant is not engaged in, and is not contemplating, such material conduct adverse to the interests of the Company.

(h)
Acceleration.    The Board may, at any time, provide in an Award agreement or otherwise that any Award shall become immediately exercisable in full or in part, free from some or all of the restrictions or conditions applicable to such Award or otherwise realizable in full or in part, as the case may be, including, without limitation, (A) upon the death or disability of the Participant, (B) in connection with retirement, termination of employment or other separation from service, or (C) in connection with a Change in Control.

(i)
Limitations on Vesting.    Notwithstanding anything to the contrary in the Plan, no Award (other than Cash-Based Awards) or any portion thereof shall vest earlier than the first anniversary of its date of grant, and each Performance Awards must have a performance period of at least one year; provided, however, that notwithstanding the foregoing, such minimum vesting requirements shall not apply to (i) any substitute award described in Section 4(d), (ii) shares of Common Stock delivered in lieu of full-vested Cash-Based Award (or other cash awards or payments), (iii) Awards to non-employee directors of the Company that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Board may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance

C-14 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
under the Plan, as of the Effective Date, pursuant to Section 4 (subject to adjustment under Section 10); and, provided, further, that the foregoing restriction does not apply to the Board’s discretion to provide for accelerated exercisability or vesting of any Awards pursuant to Section 11(h).
(j)
Treatment of Dividends and Dividend Equivalents on Unvested Awards.   Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. No dividends (or dividend equivalents) may be paid if the vesting requirement(s) of the applicable Award are not satisfied.

(k)
Deferral of Award Payouts.   The Board may permit a Participant to defer, or if and to the extent specified in an Award agreement require the Participant to defer, receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due by virtue of the lapse or waiver of restrictions with respect to Awards, the satisfaction of any requirements or goals with respect to Awards, the lapse or waiver of the deferral period for Awards, or the lapse or waiver of restrictions with respect to Awards. If the Board permits such deferrals, the Board shall establish rules and procedures for making such deferral elections and for the payment of such deferrals, which shall conform in form and substance with applicable regulations promulgated under Section 409A of the Code. Except as otherwise provided in an Award agreement, any payment or any shares of Common Stock that are subject to such deferral shall be made or delivered to the Participant as specified in the Award agreement or pursuant to the Participant’s deferral election.

12.
Limitation on Benefits.    Notwithstanding any other provisions of this Plan to the contrary, if the receipt of any payments or benefits under this Plan, alone or in combination with any other payments or distributions under any other plan, agreement or arrangement, would subject a Participant to tax under Code Section 4999, the Board may determine whether some amount of such payments or benefits would meet the definition of a “Reduced Amount.” If the Board determines that there is a Reduced Amount, the total payments or benefits to the Participant under all Awards (and all awards granted under Prior Plans) may be reduced to such Reduced Amount, but not below zero, with the amounts to be reduced so as to maximize the aggregate Net After Tax Receipts to the Participant; provided, that, notwithstanding the foregoing, payments or benefits that are not subject to Section 409A of the Code shall be reduced before any payment or benefits that are subject to Section 409A of the Code and all such reductions shall comply with Section 409A of the Code with respect to any amounts subject to Section 409A of the Code. If the Board determines that the benefits and payments must be reduced to the Reduced Amount, the Company must promptly notify the Participant of that determination, with a copy of the detailed calculations by the Board. All determinations of the Board under this Section 12 are final, conclusive and binding upon the Company and the Participant. It is the intention of the Company and the Participant to reduce the payments under this Plan (and the Prior Plans) only if the aggregate Net After Tax Receipts to the Participant would thereby be increased. As result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Board under this Section 12, however, it is possible that amounts will have been paid under the Plan (or the Prior Plans) to or for the benefit of a Participant which should not have been so paid (“Overpayment”) or that additional amounts which will not have been paid under the Plan (or the Prior Plans) to or for the benefit of a Participant could have been so paid (“Underpayment”), in each case consistent with the calculation of the Reduced Amount. If the Board, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which the Board believes has a high probability of success, or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated for all purposes as a loan, to the extent permitted by applicable law, which the Participant must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by the

Ribbon Communications Inc. 2025 Proxy Statement | C-15

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Code Sections 1, 3101 or 4999 or generate a refund of such taxes. If the Board, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Board must promptly notify the Company of the amount of the Underpayment, which then shall be paid promptly to the Participant but no later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the determination is made that the underpayment has occurred. For purposes of this Section 12, (i) “Net After Tax Receipt” means the Present Value of payments and benefits under this Plan and any other plan, agreement or arrangement, net of all taxes imposed on the Participant with respect thereto under Code Sections 1, 3101 and 4999, determined by applying the highest marginal rate under Code Section 1 which applies to the Participant’s taxable income for the applicable taxable year; (ii) “Present Value” means the value determined in accordance with Code Section 280G(d)(4) and (iii) “Reduced Amount” means the smallest aggregate amount of all payments and benefits under this Plan and any other plan, agreement or arrangement, which (a) is less than the sum of all such payments and benefits under this Plan and any other plan, agreement or arrangement, and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate payments and benefits under this Plan and any other plan, agreement or arrangement, were any other amount less than the sum of all payments and benefits to be made under this Plan and any other plan, agreement or arrangement. Any reduction of payments or benefits pursuant to this Section 12 shall be made in the following order (first against any such items that are not subject to Section 409A of the Code): (i) first against any cash compensation in order of the latest amounts to be paid and otherwise on a pro rata basis, (ii) second against any benefits otherwise payable in order of the latest amounts to be delivered and otherwise on a pro rata basis; and (iii) third against any equity or related awards in order of the latest amounts to be settled and otherwise on a pro rata basis.
13.
Miscellaneous.

(a)
No Right To Employment or Other Status.   No person shall have any claim or right to be granted an Award by virtue of adoption or amendment of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)
No Rights As Stockholder.   Subject to the provisions of the Plan or the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares.

(c)
Awards Subject to Share Retention Guidelines and Claw-Back Policies.   Notwithstanding any provisions herein to the contrary, (i) shares of Common Stock acquired by a Participant under the Plan upon the exercise, payment or settlement of an Award shall be subject to the terms of any stock retention guidelines currently in effect or subsequently adopted by the Board and (ii) all Awards granted hereunder shall be subject to the terms of any recoupment policy currently in effect or subsequently adopted by the Board to implement Section 304 of Sarbanes-Oxley, Dodd-Frank or Section 10D of the Exchange Act (or with any amendment or modification of such recoupment policy adopted by the Board) to the extent that such Award (whether or not previously exercised or settled) or the value of such Award is required to be returned to the Company pursuant to the terms of such recoupment policy. Participants are and at all times shall remain subject to the securities trading policies adopted by the Company from time to time throughout the period of time during which they may exercise Options, SARs or sell shares of Common Stock acquired pursuant to the Plan.

(d)
Term of Plan.    No Awards shall be granted under the Plan, subject to the right of the Board to amend or terminate the Plan at any time pursuant to the terms of the Plan, after the earlier of the day immediately preceding the tenth (10th) anniversary of the Effective

C-16 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
Date and the date all shares of Common Stock subject to the Plan shall have been issued and the restrictions on all Awards of Restricted Stock granted under the Plan shall have lapsed, according to the Plan’s provisions. Awards previously granted under the Plan may extend beyond the day immediately preceding the tenth (10th) anniversary of the Effective Date pursuant to the terms of the Awards.
(e)
Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) no amendment that would require stockholder approval under the rules of The NASDAQ Stock Market (“NASDAQ”) (or other applicable exchange on which the Common Stock is traded) may be made effective unless and until such amendment shall have been approved by the Company’s stockholders and (ii) if the NASDAQ (or other applicable exchange on which the Common Stock is traded) amends its corporate governance rules so that such rules no longer require stockholder approval of “material amendments” to equity compensation plans, then, from and after the effective date of such amendment, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan.

(f)
Provisions for Foreign Participants.    The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(g)
Compliance With Code Section 409A.    To the extent applicable, the Plan and all Awards shall be interpreted in accordance with Section 409A. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six (6) months plus one (1) day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. To the extent applicable, for portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A, termination of employment or other service shall be construed consistent with a “separation from service” (as determined under Section 409A). If an Award agreement does not specify a payment date, payment of the Award will be made no later than the 15th day of the third month following the end of the taxable year of the Participant during which the Participant’s right to payment is no longer subject to a substantial risk of forfeiture under Section 409A of the Code or, if later, no later than the 15th day of the third month following the end of the taxable year of the Company during which the Participant’s right to payment is no longer subject to a substantial risk of forfeiture under Section 409A

Ribbon Communications Inc. 2025 Proxy Statement | C-17

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
of the Code. All rights to payments and benefits under an Award shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.
The Company and its employees, agents and representatives make no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not satisfy the conditions of that section. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A, the Board may (but is not obligated to), without a Participant’s consent, adopt such amendments to the Plan and the applicable Award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A.
(h)
Compliance with the Exchange Act.    Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

(i)
Data Privacy.    As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 12(i) by and among, as applicable, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and its subsidiaries may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its subsidiaries, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and its subsidiaries may each further transfer the Data to any third parties assisting the Company and its subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its subsidiaries or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s ability to participate in the Plan and, in the Board’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

C-18 | Ribbon Communications Inc. 2025 Proxy Statement

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
(j)
Jurisdiction; Waiver of Jury Trial.    Any suit, action or proceeding with respect to the Plan or any Award, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Texas or the United States District Court for the State of Texas and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Texas, the court of the United States of America for the State of Texas, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Texas State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Texas.

(k)
Unfunded Status of Awards; Creation of Trusts.   The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Board may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, shares of Common Stock or other property pursuant to any Award which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Board otherwise determines.

(l)
Military Service.    To the extent required by applicable law, Awards shall be administered in accordance with Section 414(u) of the Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

(m)
Death/Disability.    The Board may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Board deems necessary to establish the validity of the transfer of an Award. The Board may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan and the particular Award.

(n)
Payment on Behalf of Participant or Designated Beneficiary.    If the Participant is incompetent to handle Participant’s affairs at the time the Participant is eligible to receive a payment from the Plan, the Board will make payment to the Participant’s court-appointed personal representative or, if none, the Board, in its sole discretion, may make payment to the Participant’s duly appointed guardian, legal representative, next-of-kin or attorney-in-fact for the benefit of the Participant. If the Designated Beneficiary of a deceased Participant is a minor or is legally incompetent, the Board will make payment to the Designated Beneficiary’s court-appointed guardian or personal representative or to a trust established for the benefit of the Designated Beneficiary, or if no such guardian, representative or trust exists, the Board, in its sole discretion, may make payment to the Designated Beneficiary’s surviving parent or his or her next-of-kin for the benefit of the Designated Beneficiary. If the Board for any reason considers it improper to direct any payment as specified in this Section, the Board may request a court of appropriate jurisdiction

Ribbon Communications Inc. 2025 Proxy Statement | C-19

Summary Information	Corporate Governance and Board Matters	Audit Matters	Executive Officers	Executive Compensation	Stock Information	Additional Information	Appendix
to determine the appropriate payee. Any payment made by the Company pursuant to this Plan shall be in full satisfaction of all liability of the Plan and the Company with respect to any benefit due a Participant or a Participant’s Designated Beneficiary under this Plan.
(o)
Whistleblower.   Nothing contained herein prohibits the Participant from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (iii) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the Securities Exchange Commission (“SEC”). The Participant does not need prior authorization from the Company to make any such reports or disclosures, and is not required to notify the Company about such disclosures.

(p)
Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

C-20 | Ribbon Communications Inc. 2025 Proxy Statement

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on May 27, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V70521-P28522 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

RIBBON COMMUNICATIONS INC.

1. Election of Directors

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV70521-P28522For Against Abstain For Against Abstain! ! !! ! !! ! !! ! !! ! !! ! !! ! ! ! ! !! ! !! ! !RIBBON COMMUNICATIONS INC.6500 CHASE OAKS BLVD.SUITE 100PLANO, TX 75023The Board of Directors recommends you vote FORproposals 2, 3, 4 and 5.2. To ratify the appointment of Deloitte & Touche LLP asRibbon Communication Inc.'s independent registeredpublic accounting firm for the fiscal year endingDecember 31, 2025.NOTE: In their discretion, the proxy holders areauthorized to vote upon other business, if any, thatmay properly come before the 2025 Annual Meetingand any adjournments, continuations, or postponementsthereof.3. To approve, on a non-binding, advisory basis, thecompensation of Ribbon Communication Inc.'snamed executive officers as disclosed in the"Compensation Discussion and Analysis" section andthe accompanying compensation tables and relatednarratives contained in the Proxy Statement.Nominees:1. Election of DirectorsRIBBON COMMUNICATIONS INC.The Board of Directors recommends you vote FOR thefollowing:Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointowners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.1a. R. Stewart Ewing, Jr.1b. Bruns H. Grayson1c. Beatriz V. Infante1d. Scott Mair1e. Bruce W. McClelland1f. Shaul Shani1g. Richard W. Smith1h. Tanya Tamone4. To approve an amendment to Ribbon Communications’Restated Certificate of Incorporation to increase itsauthorized shares of common stock to 390 million shares.5. To approve the adoption of the Ribbon CommunicationsInc. 2025 Incentive Award Plan.! ! !! ! !SCAN TOVIEW MATERIALS & VOTE wVOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery ofinformation. Vote by 11:59 P.M. EDT on May 27, 2025. Have your proxy card in handwhen you access the web site and follow the instructions to obtain your records andto create an electronic voting instruction form.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by11:59 P.M. EDT on May 27, 2025. Have your proxy card in hand when you call andthen follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.25-2569-1 C10.1 P17

V70522-P28522Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting:The Notice and Proxy Statement and 2024 Annual Report are available at www.proxyvote.com.Annual Meeting of StockholdersRIBBON COMMUNICATIONS INC.May 28, 2025 10:00 A.M. EDTThis proxy is solicited by the Board of DirectorsThe undersigned stockholder(s) of Ribbon Communications Inc., a Delaware corporation, hereby acknowledge(s) receipt of the notice of the 2025 Annual Meeting of Stockholders (the "2025 Annual Meeting") and Proxy Statement and hereby appoint(s) Bruce McClelland and Patrick Macken, or either of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Ribbon Communications Inc. that the stockholder(s) is/are entitled to vote at the 2025 Annual Meetingto be held on Wednesday, May 28, 2025 at 10:00 A.M. EDT, at www.virtualshareholdermeeting.com/RBBN2025, and at any adjournments, continuations, or postponements thereof.Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the 2025 Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the 2025 Annual Meeting or any adjournment, continuation or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.Continued and to be signed on reverse side25-2569-1 C10.1 P18